 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1996
                                                     REGISTRATION NO. 333-05871

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                             AMENDMENT NO. 6
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                              DIGEX, INCORPORATED
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
       MARYLAND                   4813                   52-1672337
    (STATE OR OTHER         (PRIMARY STANDARD           (IRS EMPLOYER
    JURISDICTION OF            INDUSTRIAL          IDENTIFICATION NUMBER)
   INCORPORATION OR        CLASSIFICATION CODE
     ORGANIZATION)               NUMBER)
                               ---------------
                           6800 VIRGINIA MANOR ROAD
                          BELTSVILLE, MARYLAND 20705
                                (301) 847-5000
                         (ADDRESS AND TELEPHONE NUMBER
        OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)
                               ---------------
                      CHRISTOPHER R. MCCLEARY, CHAIRMAN,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           6800 VIRGINIA MANOR ROAD
                          BELTSVILLE, MARYLAND 20705
                                (301) 847-5000
                     (NAME, ADDRESS, AND TELEPHONE NUMBER
                             OF AGENT FOR SERVICE)
                               ---------------
                                  Copies to:
      JOHN D. WATSON, JR., ESQ.               J. WARREN GORRELL, JR.
          LATHAM & WATKINS                    DAVID B. H. MARTIN, JR.
   1001 PENNSYLVANIA AVENUE, N.W.             HOGAN & HARTSON L.L.P.
             SUITE 1300                     555 THIRTEENTH STREET, N.W.
     WASHINGTON, D.C. 20004-2505            WASHINGTON, D.C. 20004-1109
           (202) 637-2200                         (202) 637-5600
                               ---------------
               APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                  STATEMENT.
                               ---------------
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE

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                                                        PROPOSED MAXIMUM
     TITLE OF EACH                     PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
  CLASS OF SECURITIES    AMOUNT TO BE   OFFERING PRICE      OFFERING     REGISTRATION
   TO BE REGISTERED      REGISTERED(1)    PER SHARE         PRICE(2)        FEE(3)
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Common Stock, par value
 $.01
 per share.............        *              *           $56,925,000     $19,629.31

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(1) Includes shares issuable upon exercise of an option to be granted to the Underwriters solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act ("Rule 457(o)").

(3) A registration fee of $18,965.52 based on the initial proposed maximum aggregate offering price of $55,000,000 was previously paid. The remainder of the registration fee was paid by federal wire on October 15, 1996.
*  Information omitted pursuant to Rule 457(o)
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 15, 1996
PROSPECTUS


               [LOGO OF DIGEX BUSINESS INTERNET APPEARS HERE]

                        4,500,000 SHARES OF COMMON STOCK

  All of the shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby (the "Shares") are being sold by DIGEX, Incorporated (the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

  The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "DIGX."

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC    DISCOUNT   COMPANY (1)
--------------------------------------------------------------------------------
Per Share.....................................   $          $           $
Total (2).....................................  $          $            $

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(1) Before deducting expenses payable by the Company estimated at $1,200,000.
(2) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 675,000 additional shares of Common Stock at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $   , $
    and $   , respectively. See "Underwriting."

  The Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the office of Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia, or through the facilities of The Depository Trust Company, on or about October , 1996.

                                  -----------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                The date of this Prospectus is October  , 1996.

               [LOGO OF DIGEX BUSINESS INTERNET APPEARS HERE]


                   [MAP OF THE UNITED STATES APPEARS HERE]



IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET (INCLUDING THE NASDAQ NATIONAL MARKET) OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits, financial statements and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  As a result of this Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. A copy of the Registration Statement, including the exhibits, financial statements and schedules thereto, may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. The Commission also maintains a "web site' that contains registration statements, reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This web site can be accessed at http://www.sec.gov.

                            REPORTS TO STOCKHOLDERS

  The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by its independent certified public accountants and quarterly reports containing unaudited summary financial information for the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under "Risk Factors." Unless otherwise indicated, all information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option, (ii) the issuance of 2,680,336 shares of common stock, $.01 par value (the "Common Stock"), upon the conversion (the "Preferred Stock Conversion") of all outstanding shares of the Company's Series A and Series B convertible preferred stock, $1.00 par value (collectively, the "Preferred Stock"), at or prior to the offering of Common Stock made hereby (the "Offering"), (iii) the exercise of warrants to purchase 1,868,408 shares of Common Stock concurrently with the Preferred Stock Conversion (the "Warrant Exercise") and (iv) reincorporation of the Company as a Delaware corporation. All share totals stated herein reflect the Company's 505.26-for-1 stock split of March 1995, the 10-for-1 stock split of August 1995 and a 1-for-2.5 reverse stock split which occurred on October 9, 1996. See "Glossary" for the definitions of certain terms and acronyms used herein.

                                  THE COMPANY

  DIGEX, Incorporated ("DIGEX" or the "Company") is a leading independent national Internet service provider ("ISP") that focuses exclusively on businesses, government agencies and other institutional customers ("business customers"). The Company offers a comprehensive range of INDUSTRIAL STRENGTH Internet solutions, including business connectivity, Web server hosting and security and other network products. After receiving its first major infusion of institutional equity capital in March 1995, the Company reoriented its strategy to focus exclusively on business customers, who generally require high bandwidth connectivity, and also began to develop its Web server hosting business. Additionally, in the first half of 1996, the Company brought in an experienced management team and completed a DS-3 backbone ring around the continental United States. As a result, the Company's leased line and server customers have grown from approximately 65 accounts at April 30, 1995 to approximately 1050 accounts at August 31, 1996.

  The Company believes that Internet solutions are increasingly achieving "mission critical" status for business customers as the role of the Internet and corporate intranets grows. International Data Corporation ("IDC") has estimated that the number of Internet users was approximately 56 million in 1995, approximately 71% of which (or 40 million) were business users, and that the aggregate number of users will grow to approximately 200 million by 1999. In addition, according to Netcraft, Ltd., the number of corporate Internet sites, defined as domain names ending in ".com," has increased from 4,912 in August 1995 to 171,738 in June 1996.

  DIGEX's nationwide network infrastructure provides Internet connectivity to business customers in 33 U.S. metropolitan areas through 40 points of presence ("POPs"). Leveraging off a strong and well-established presence in the eastern United States, the Company has embarked on a major expansion program which will result in a total of 55 POPs (serving 48 U.S. metropolitan areas) by the end of 1996. The Company's network infrastructure is designed to provide business customers with a high degree of reliability, enhanced performance and scalable bandwidth. It uses Cisco Systems 7513 routers and a redundant clear channel DS-3 loop architecture which provides 90 Mbps of coast-to-coast capacity, monitored by a 24x7x365 network operations center ("NOC"). Unlike the network infrastructure of regional ISPs, which typically connect at only one peering point, the Company's network connects with the networks of other national ISPs at the three major peering points across the U.S.

  The Company's objective is to be a single-source provider of reliable high-performance INDUSTRIAL STRENGTH Internet solutions that serve the needs of business customers. To achieve this objective, the Company will focus exclusively on business customers, expand and optimize its nationwide network, provide a comprehensive range of Internet solutions, implement multiple distribution channels for its solutions and focus on customer acquisition and retention.

  As part of its distribution strategy, the Company is targeting telecommunications service providers who wish to provide private label Internet services to their customers without building their own facilities. The Company recently entered into its first such multi-year private network agreements with LCI International, Inc. ("LCI"), WinStar Communications, Inc. ("WinStar") and Orion Atlantic, L.P. ("Orion"). Through its private network agreement with the Company, Orion will resell the Company's connectivity services to its customers in Europe. The Company expects that its ability to attract additional private network customers will be significantly enhanced by the announcement of these agreements.

  In June 1996, the Company entered into an agreement with Microsoft Corporation ("Microsoft"), pursuant to which Microsoft's Consulting Services Group built a "Server Farm" for the Company with servers running Microsoft's Windows NT 4.0 operating system. Under this agreement, the Company introduced the world's first Windows NT 4.0 hosted server product line on September 3, 1996. The Company is currently engaged in discussions with Microsoft to include DIGEX in Microsoft's Solution Provider Program, which would result in the Company being designated a preferred vendor for Microsoft's corporate customers. There can be no assurance, however, that these discussions will culminate in an agreement with Microsoft.

  The Company was founded in 1990 by a group of Internet pioneers as a Maryland corporation under the name "Digital Express Group, Inc." The Company, which is now named "DIGEX, Incorporated," is reincorporating as a Delaware corporation in connection with the Offering. The Company's principal executive offices are located at 6800 Virginia Manor Road, Beltsville, Maryland 20705, and the Company's telephone number is (301) 847-5000. The Company's Web site is located at http://www.digex.net.

                                  THE OFFERING

Common Stock Offered.........................  4,500,000 shares (1)
Common Stock Outstanding after the Offering..  10,600,964 shares (1)(2)
Use of Proceeds..............................  The Company intends to use $1.5 million of the net proceeds of the Offering to
                                               repay the Bridge Loan (as defined). The
                                               Company currently anticipates that of
                                               the approximately $39 million in net
                                               proceeds remaining after repayment of
                                               the Bridge Loan, the Company will use up
                                               to $15 million to acquire equipment
                                               (including routers, servers and other
                                               computer-related equipment) for
                                               continued expansion of its network and
                                               Web server hosting facilities and the
                                               balance to fund operating losses
                                               (including excess trade payable balances
                                               of approximately $4 million at August
                                               31, 1996) and working capital
                                               requirements associated with the
                                               expansion of the Company's customer
                                               base. The actual allocation between
                                               equipment acquisitions and the funding
                                               of future operating losses and working
                                               capital requirements will depend on such
                                               factors as operating performance and
                                               availability of equipment financing. See
                                               "Risk Factors--Future Capital Needs;
                                               Uncertainty of Additional Financing;
                                               Risks Associated with Current Financing
                                               Arrangements." The operating losses are
                                               expected to be incurred in connection
                                               with, among other things, payments for
                                               circuit leasing and collocation
                                               facilities, sales and marketing efforts,
                                               and the development of customer service
                                               and administrative infrastructure. The
                                               Company reserves the right to use a
                                               portion of the net proceeds to acquire
                                               business-focused regional ISPs or to
                                               purchase their subscriber bases to the
                                               extent attractive acquisition
                                               opportunities arise. However, no
                                               agreements have been reached regarding
                                               any such acquisition and no discussions
                                               or negotiations are presently ongoing
                                               with respect thereto. See "Risk
                                               Factors--Possible Use of a Portion of
                                               Net Proceeds for Acquisitions" and "Use
                                               of Proceeds."
Nasdaq National Market Symbol................  DIGX

--------
(1) Excludes shares of Common Stock subject to the Underwriters' over-allotment option granted by the Company.
(2) Based on the number of shares outstanding as of June 30, 1996 (assuming the Preferred Stock Conversion and the Warrant Exercise, both of which will occur at or prior to the consummation of the Offering). In calculating the number of shares of Common Stock outstanding after the Offering, the Company has assumed that the exercise price of the warrants being exercised in the Warrant Exercise has been paid by the tender to the Company of shares of Common Stock valued at $10.00 per share. Does not include 2,283,300 shares issuable upon the exercise of options at a weighted average exercise price of $3.37 per share presently outstanding under the Company's Incentive Stock Option Plan (the "1995 Stock Option Plan") and the Company's Equity Participation Plan (the "Equity Plan" and, together with the 1995 Stock Option Plan, the "Stock Option Plans"), as well as 202,280 shares issuable upon the exercise of options authorized but not granted under the Equity Plan. See "Management--Incentive Stock Option Plans." Also does not include warrants to purchase 240,000 shares of Common Stock at an exercise price of $3.75 per share granted to WinStar in connection with the Company's private network agreement with WinStar (the "WinStar Warrants").

    The Company has applied for federal registration of the following servicemark: INDUSTRIAL STRENGTH Internet /SM/. This Prospectus also includes product names and other trade names of the Company and of other organizations.

                             SUMMARY FINANCIAL DATA

                                                                SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,               JUNE 30,
                          ---------------------------------  -----------------------
                            1993       1994        1995         1995        1996
                          --------  ----------  -----------  ----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Revenue.................  $431,098  $1,577,609  $ 5,075,316  $1,665,432  $ 5,235,204
Costs and expenses:
 Cost of revenue........   216,656   1,002,503    4,471,500   1,321,663    5,246,961
 Sales and marketing....    18,326     263,075    1,710,234     561,093    2,587,472
 General and administra-
  tive..................   135,238     366,392    2,715,752     588,116    3,376,091
                          --------  ----------  -----------  ----------  -----------
Total expenses..........   370,220   1,631,970    8,897,486   2,470,872   11,210,524
                          --------  ----------  -----------  ----------  -----------
Income (loss) from oper-
 ations.................    60,878     (54,361)  (3,822,170)   (805,440)  (5,975,320)
Other income (expense):
 Interest and other in-
  come..................       --          --        72,002      17,453       47,746
 Interest expense.......       --      (23,693)    (226,745)    (45,249)  (1,167,149)
                          --------  ----------  -----------  ----------  -----------
                               --      (23,693)    (154,743)    (27,796)  (1,119,403)
                          --------  ----------  -----------  ----------  -----------
Income (loss) before in-
 come taxes.............    60,878     (78,054)  (3,976,913)   (833,236)  (7,094,723)
Income taxes............   (25,540)     (3,470)         --          --           --
                          --------  ----------  -----------  ----------  -----------
Net income (loss).......    35,338     (81,524)  (3,976,913)   (833,236)  (7,094,723)
Accretion of Preferred
 Stock to redemption
 value..................       --          --      (338,698)   (109,163)    (252,881)
                          --------  ----------  -----------  ----------  -----------
Net income (loss) at-
 tributable to common
 stockholders...........  $ 35,338  $  (81,524) $(4,315,611) $ (942,399) $(7,347,604)
                          ========  ==========  ===========  ==========  ===========
Pro forma net income
 (loss) per common
 share(1)...............                        $     (0.47)             $     (0.69)
                                                ===========              ===========
Pro forma average common
 and common equivalent
 shares outstanding(1)..                          8,254,069                8,689,950
                                                ===========              ===========

                                                             JUNE 30, 1996
                                                        ------------------------
                                                                      PRO FORMA
                                                                         AS
                                                          ACTUAL     ADJUSTED(2)
                                                        -----------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents.............................. $ 6,269,000  $46,919,000
Working capital (deficit)..............................  (6,018,179)  34,631,821
Total assets...........................................  18,841,779  59,491,779
Total indebtedness, less current portion...............   1,714,283    1,714,283
Mandatorily redeemable preferred stock.................  10,518,159          --
Total stockholders' equity (deficit)...................  (7,939,558)  43,228,601

--------

(1) Pro forma net loss per common share adjusts historical earnings per share for the assumed conversion of convertible securities which are not included in the historical computations. These convertible securities will automatically convert into shares of Common Stock upon the consummation of the Offering. Historical net loss was reduced by $450,871 for the year ended December 31, 1995 and $1,311,347 for the six months ended June 30, 1996 to adjust for interest expense and preferred stock accretion related to the convertible securities. See Note 2 to Financial Statements.

(2) The pro forma as adjusted data give effect to (i) the Preferred Stock Conversion and the Warrant Exercise, both of which will occur upon consummation of the Offering and (ii) the issuance and sale by the Company of the shares of Common Stock offered hereby (at an assumed offering price of $10.00 per share, after deducting estimated underwriting discount and expenses of the Offering payable by the Company).

                                 RISK FACTORS

  Investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the factors set forth below, together with the other information contained in this Prospectus, before making a decision to purchase the Common Stock offered hereby.

ACCUMULATED DEFICIT; NET LOSSES; LIMITED OPERATING HISTORY

  At June 30, 1996, the Company had an accumulated deficit of approximately $11.8 million. The Company experienced net losses of approximately $4.0 million and $7.1 million in the year ended December 31, 1995 and in the six months ended June 30, 1996, respectively. The Company is currently making significant capital expenditures intended to expand the Company's network and organizational infrastructure, and expects to incur operating and net losses in 1996 and 1997. The Company expects that its operating and net losses during the last two quarters of 1996 will increase significantly compared to its operating and net losses for the first two quarters of 1996. The grant of options through June 30, 1996 will result in a $2.7 million non-cash compensation charge during the period July 1, 1996 through December 31, 1999. There can be no assurance that the Company will achieve or sustain profitability in the future.

  Although the Company has been in existence since 1990, it reoriented its strategy in March 1995 to focus exclusively on business customers. As a result, prospective investors have limited relevant operating and financial data upon which to base an evaluation of the Company and an investment in the Common Stock offered hereby.

INTENSE COMPETITION

  The market for Internet connectivity services is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future.

  Currently, the Company's primary competitors are other ISPs focused on business customers, including UUNET Technologies, Inc. ("UUNET"), BBN Corporation ("BBN") and PSINet Inc. ("PSI"). UUNET, BBN and PSI, in particular, all have significantly greater market presence and financial, technological and personnel resources than the Company and have more extensive network infrastructures than the Company. To a lesser extent, the Company competes with other national and regional ISPs, of which there are currently more than 1500, including NETCOM On-Line Communications Services, Inc. ("NETCOM"). The Company also currently competes with AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI") and Sprint Corporation ("Sprint"). The Telecommunications Act of 1996 is removing a number of regulatory obstacles to the entry of other telecommunications companies into the Internet connectivity market. Accordingly, the Company expects all of the other major telecommunications service providers, including the Regional Bell Operating Companies ("RBOCs"), to compete fully in the Internet connectivity market. Deregulation of the telecommunications industry has already led to significant horizontal integration through acquisitions and joint ventures, and the Company expects these trends to continue.

  The telecommunications companies with which the Company competes have access to significantly greater financial, technological and personnel resources than the Company and also have large existing business customer bases. In addition, interexchange carriers ("IXCs"), including AT&T, MCI and Sprint, possess existing nationwide telecommunications networks and generally face lower infrastructure costs in providing Internet connectivity than the Company. Although its WorldNet offering targets the consumer market, AT&T is party to an agreement with BBN pursuant to which it can market BBN's business connectivity services to AT&T's business customer base or, in the alternative, provide its own Internet connectivity. In addition, MCI and British Telecommunications P.L.C. have announced that they intend to merge their international high-speed data networks and their Internet backbones, thus offering their customers international Internet connectivity services. GTE Corp. ("GTE") and UUNET have also recently announced a strategic alliance whereby GTE's customers may obtain access to the Internet through UUNET's network.

  Although most local exchange carriers ("LECs"), such as the RBOCs, and competitive access providers ("CAPs") do not currently possess nationwide networks, they generally have lower communications costs than the Company in providing leased lines to businesses in the areas in which they operate. Moreover, significant consolidation among RBOCs, including SBC Communications Inc.'s recently-announced proposal to acquire Pacific Telesis Group ("PacTel") and the proposed merger of NYNEX Corp. and Bell Atlantic Corporation ("Bell Atlantic"), could result in the expansion of networks which can compete for Internet connectivity customers. In addition, MFS Communications Company, Inc. ("MFS") has acquired UUNET and can now offer its customers expanded Internet connectivity, and World Com, Inc. has recently announced an agreement to acquire MFS. PacTel has also announced an offering of consumer connectivity to customers in California.

  Certain companies are also exploring the possibility of providing high-speed data services using alternative delivery methods. For example, @Home, a joint venture between Tele-Communications, Inc. and Kleiner Perkins Caufield & Byers, has stated its intent to provide high-speed data services over cable television plant, and Hughes Network Systems, Inc. ("HNS") has launched DirecPC, which will deliver high-speed data through direct broadcast satellite technology. If these technologies gain commercial acceptance, operators of cable television and direct broadcast satellite systems could become competitors of the Company. CAI Wireless Systems, Inc., a wireless cable television service, also has announced that it has begun testing the first Internet connectivity product delivered by wireless cable.

  The Company also competes, to a lesser extent, with certain on-line service providers which offer Internet connectivity in conjunction with their primary products or services. For example, Microsoft provides Internet connectivity through its Microsoft Network, which was built by UUNET (in which Microsoft holds a significant minority stake) and which is a standard integrated feature of its Windows 95 operating system, and International Business Machines Corporation ("IBM") offers its OS/2 WARP operating system preconfigured to provide Internet connectivity through the Advantis network, which is controlled by IBM. Microsoft has also recently announced strategic marketing alliances for Internet access with MCI, AT&T and NETCOM. In addition, America Online, Inc. ("AOL"), CompuServe, Inc. ("CompuServe") and Prodigy Services Company ("Prodigy"), currently provide Internet connectivity and have announced plans to offer expanded Internet connectivity capabilities.

  The market for Web server hosting services is highly fragmented and extremely competitive. There are no substantial barriers to entry and the Company expects that competition will intensify in the future. Currently the Company's primary competitors are other ISPs, including BBN, UUNET and PSI, and companies whose primary business is developing and operating "Server Farms," such as Internet Direct, Inc. ("Internet Direct"). In addition, many organizations currently host Web servers at their own facilities.

  As a result of an increase in the number of competitors, and vertical and horizontal integration in the industry, the Company currently encounters and expects to encounter significant pricing pressure and other competition in the future. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and the Company cannot predict the effect that ongoing or future developments may have on the Internet connectivity and Web server hosting markets generally or on the Company specifically. See "Risk Factors--Dependence Upon Product Development; Risks of Changing Technology and Industry Standards" and "--Potential Liability for Information Disseminated Over Network; Regulation."

DIFFICULTIES IN MANAGING GROWTH; PAST DEFICIENCIES IN INTERNAL CONTROL STRUCTURE; NEW MANAGEMENT; NEED TO HIRE ADDITIONAL PERSONNEL

  The rapid growth of the Company's business and its product and service offerings has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and accounting resources.

  Demands on the Company's operational and accounting information systems and controls, including its billing, accounts receivable and payable tracking and other accounting systems, have grown rapidly with the Company's expanding customer base and its new focus on business customers. In the past, the Company has experienced difficulties in billing its customers, pursuing delinquent accounts receivable balances, recording payables in the proper period, performing timely reconciliations of financial statement data on a monthly basis and maintaining adequate accounting controls. These difficulties were considered by the Company's independent auditors to be evidence of material weaknesses in the internal control structure, as communicated to management and the Board of Directors at the completion of the audit of the Company's financial statements for the year ended December 31, 1995. The Company has taken actions to upgrade and improve its accounting systems and controls and to increase the number of qualified accounting personnel during the six months ended June 30, 1996, and the Company's auditors, in connection with their audit of the Company's financial statements for the six months ended June 30, 1996, communicated to management and the Board of Directors that they noted no material weaknesses involving the Company's internal control structure and operations. Notwithstanding these upgrades and improvements, additional actions with respect to the Company's accounting systems and controls may be required, particularly if the Company should experience significant additional growth.

  Increasing demands for the Company's Internet solutions and related customer support services have also created additional demands on the Company's network infrastructure and technical support and customer services personnel. The Company has in the past experienced difficulties making installations on a timely basis and providing adequate customer support. Although the Company has hired additional support and customer service personnel and has established a 24x7x365 NOC, it is possible that such difficulties will continue in the future.

  The Company has a new management team and a substantial number of new employees. At December 31, 1994, the Company had 32 employees, and at September 24, 1996, the Company had 263 employees. In addition, key members of the Company's current management team, including Christopher R. McCleary, the Company's Chairman, President and Chief Executive Officer; Thomas M. Brandt, Jr., the Company's Senior Vice President, Finance and Administration, and Chief Financial Officer; Brian M. Deobald, the Company's Vice President, Telecommute Products Group; Earl P. Galleher, the Company's Vice President, Internet Server Products Group; and Nicholas J. Magliato, the Company's Vice President, Private Networks Group, have joined the Company since February 1996.

  To manage its growth, the Company must continue to improve its operational and accounting information systems and controls and must attract and retain additional highly qualified management, financial, technical, sales and marketing and customer service personnel. Any failure of the Company to manage its growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING; RISKS ASSOCIATED WITH CURRENT FINANCING ARRANGEMENTS

  The Company currently anticipates that funds advanced by WinStar under the terms of its private network agreement and the net proceeds of the 1996
Venture Financing (as defined) and the Offering, together with existing and anticipated financing arrangements and funds from operations, will be sufficient to meet the Company's anticipated working capital, lease commitments and capital expenditure requirements in 1996 and 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In this regard, the Company currently anticipates that it may seek to arrange as much as $15 million in equipment financing in order to fund planned expansion of its network through the end of 1997. There can be no assurance that the Company will be able to arrange such equipment financing on acceptable terms or at all. Moreover, the Company may need to raise additional funds through public or private debt or equity financing in the event that the Company's estimates of operating losses and capital requirements change or prove inaccurate or in order for the Company to respond to unanticipated competitive pressures or to take advantage of unanticipated opportunities. Such opportunities could include the acquisition of business-focused regional ISPs or the purchase of their subscriber bases, international expansion, acquisitions of complementary businesses or technologies and the development of new products. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to continue its network expansion, to take advantage of market opportunities, to develop new products or otherwise to respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition, the Company's financing arrangements are secured by substantially all of the Company's assets, require the Company to satisfy certain financial covenants and restrict the payment of dividends. Such collateral security arrangements entitle the Company's secured lenders to foreclose upon the Company's assets in the event of a default under the Company's financing arrangements and may adversely affect the Company's ability to obtain additional financing.

  The Company's obligations under its private network agreement with WinStar are also secured by substantially all of the Company's assets. This security interest will terminate by its terms upon the consummation of the Offering.

DEPENDENCE ON NETWORK INFRASTRUCTURE; MAINTENANCE OF PEERING RELATIONSHIPS

  The Company's success will depend upon the geographic reach, capacity, reliability and security of its network infrastructure. The Internet is comprised of many ISPs who operate their own networks and interconnect with other ISPs at various peering points. The establishment and maintenance of peering relationships with other ISPs is necessary in order to exchange traffic with other ISPs without having to pay retail rates. The Company expects the industry's current practice regarding peering to evolve by the end of 1996 to require an ISP to have (i) a coast-to-coast DS-3 backbone, (ii) 45 Mbps connections to three U.S. peering points and (iii) a 24x7x365 NOC in order to qualify for peering with the major national ISPs. Although the Company currently meets these requirements, there is no assurance that other national ISPs will maintain peering relationships with the Company. In addition, there may develop increasing requirements associated with maintaining peering with the major national ISPs with which the Company may have to comply. The Company also expects to be required to expand and adapt its network infrastructure in order to respond to its growing number of customers, demands to transmit increasing amounts of data and changes to its customers' product and service requirements. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and managerial resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet the industry's evolving standards or its customers' growing demand and changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that the Company will be able to deploy successfully any expanded and adapted network infrastructure.

RISKS TO PHYSICAL NETWORK; RISKS TO INTEGRITY OF DATA ON NETWORK

  The Company's operations are dependent upon its ability to protect its network infrastructure against damage from fire, earthquakes, severe flooding, mudslides, power loss, telecommunications failures and similar events or to construct networks which are not vulnerable to the effects of these events. A significant portion of the Company's computer equipment, including components critical to the operation of its Internet backbone, is located at the Company's facilities in Beltsville, Maryland. The Company experienced a four-hour service interruption due to severe flooding in Pennsylvania in 1996. The Company believes that this type of service interruption is not abnormal in the industry. However the occurrence of a natural disaster or other unanticipated problems at the Company's NOC, its hubs (sites at which the Company has located routers, switches and other computer equipment which make up the backbone of the Company's network infrastructure) or at a number of the Company's POPs in the future could cause additional major interruptions in the services provided by the Company. Furthermore, the failure of an individual POP would result in interruption of service to the customers served by such POP until necessary repairs were effected or replacement equipment was installed.

  In addition, some ISPs have in the past experienced interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others, and the Company has experienced interruptions in service as a result of accidental or intentional actions of Internet users. Further interruptions of service may occur in the future. In the past, there have been break-ins to computers connected to the Internet at General Electric Company, Sprint and IBM, as well as the computer systems of NETCOM and the San Diego Supercomputer Center, and there have also been incidents involving hackers bypassing firewalls and stealing sensitive information. Unauthorized use of the Company's network could jeopardize the security of confidential information stored in the computer systems of the Company and its customers, which may result in liability of the Company to its customers or deter potential subscribers. The industry-standard network security measures in use by the Company have been circumvented at other companies' facilities and educational facilities in the past but not at the Company's facilities. However, there can be no assurance that such measures will not be circumvented in the future at the Company.

  The failure of the Company to adequately manage service disruptions resulting from physical damage to its network or breaches of the network's integrity, could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON SUPPLIERS; LIMITED SOURCES OF SUPPLY

  The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment which, in the quantities and quality demanded by the Company, are available only from limited sources. For example, the Company currently relies on Cisco Systems, Inc. ("Cisco") to supply routers critical to the Company's network, and the Company could be adversely affected if routers from Cisco were to become unavailable on commercially reasonable terms. MCI, which is a competitor of the Company, and Cable & Wireless, Inc. ("Cable & Wireless") are the Company's primary providers of data communications facilities and network capacity and lease physical space to the Company for routers, modems and other equipment. The Company is also dependent upon LECs and CAPs to provide telecommunications services to the Company and its customers. The Company expects these telecommunications companies to become competitors of the Company as well. The Company has from time to time experienced delays in receiving telecommunications services, and there can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at a commercially reasonable cost, or at all.

  Certain of the Company's suppliers, including the RBOCs and certain other LECs, are currently subject to tariff controls and other price constraints which in the future could be changed. In addition, regulations under the Telecommunications Act of 1996 will affect the prices charged to the Company by the RBOCs and certain other LECs. Such regulatory changes could result in increased prices of services and products to the Company. See "--Potential Liability for Information Disseminated Over Network; Regulation."

DEPENDENCE UPON KEY PERSONNEL

  The Company's success will depend upon the continued service of its senior management team and its technical, marketing and sales personnel. The Company's employees, including members of its management team, may voluntarily terminate their employment with the Company at any time, and competition for qualified employees in the Internet industry is intense. Six senior executives do, however, have employment agreements with the Company which run through March or May 1997 (or, in the case of Christopher McCleary, the Company's Chairman, President and Chief Executive Officer, through December 1999). Although most of these employment agreements contain non-competition and non-disclosure agreements, there can be no assurance that these provisions will be enforceable in whole or in part. Except for key-person insurance the Company maintains on Douglas E. Humphrey, its Senior Vice President, Chief Technology Officer and co-founder, the Company does not maintain key-person insurance on any executive officer of the Company. The loss of the services of key personnel could have a material adverse effect upon the Company's business, financial condition, and results of operations.

DEPENDENCE UPON CONTINUED DEVELOPMENT OF BUSINESS MARKET

  A substantial portion of the Company's revenues to date have been, and substantially all of the Company's revenues for the foreseeable future will be, derived from the sale of its Internet solutions to business customers.

The Company's success will depend upon the continued development and expansion of the business market for Internet solutions and the networks which comprise the Internet, as well as the extent to which Internet connectivity becomes critical to achievement of the objectives of the Company's business customers. Certain key issues concerning the extensive use of the Internet by business customers, including data security, network reliability, ease and cost of access and quality of service remain unresolved and may impact the growth of Internet use by business customers. In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date, and there can be no assurance that encryption or other technologies will be developed that satisfactorily addresses these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. The failure of the market for business-related Internet solutions to continue to develop would adversely impact the Company's business, financial condition and results of operations.

DEPENDENCE UPON PRODUCT DEVELOPMENT; RISKS OF CHANGING TECHNOLOGY AND INDUSTRY STANDARDS

  The Company's success will depend upon its ability to respond to the rapidly changing requirements of its business customers for Internet solutions. The Internet industry is characterized by rapidly changing technology and evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company can successfully identify new product opportunities or develop and bring new products and services to market in a timely manner. The Company is also at risk from fundamental technological changes in the way Internet solutions are marketed and delivered. Integrating technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its network infrastructure.

  In addition, new technologies or industry standards have the potential to replace or provide lower cost alternatives to the Company's existing products and services. The adoption of such new technologies or industry standards could render the Company's existing products and services obsolete and unmarketable. For example, the Company's services rely on the continued widespread commercial use of Transmission Control Protocol/Internet Protocol ("TCP/IP"). Alternative open and proprietary protocol standards that compete with TCP/IP, including proprietary protocols developed by IBM and Novell, Inc., have been or are being developed.

  Failure of the Company to adapt to changes in technology and industry standards would have a material adverse effect on the Company's business, financial condition and results of operations.

POSSIBLE USE OF A PORTION OF NET PROCEEDS FOR ACQUISITIONS

  The Company has the discretion to use a portion of the net proceeds of the Offering to acquire business-focused regional ISPs or to purchase their subscriber bases, although the Company has no plans, commitments or agreements with respect to any such acquisitions and no discussions or negotiations are presently ongoing with respect thereto. To the extent that any acquisition candidates are identified and acquisitions are consummated (and the Company is unable to predict with certainty whether such acquisitions will occur), acquisitions may present significant business risks, including difficulties in the integration of operations and systems and the diversion of management's attention from other business concerns. There can be no assurance that any acquisition that may be undertaken by the Company will benefit the Company.

POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED OVER NETWORK; REGULATION

  The law relating to the liability of on-line service providers and ISPs for information carried on or disseminated through the facilities of their networks is currently unsettled. Several lawsuits seeking a judgment of such liability are currently pending. In one case brought against an ISP, Religious Technology Center v. Netcom On-Line Communication Services, Inc., the United States District Court for the Northern District of

California ruled in a preliminary phase that under certain circumstances ISPs could be held liable for copyright infringement. The case has not reached final judgment. No such case has been brought against the Company, although the Company has recently received notice of allegations that content carried on third-party Web pages hosted by the Company may infringe on other persons' copyrights. The Telecommunications Act of 1996 prohibits and imposes criminal penalties and civil liability for using an interactive computer service for transmitting certain types of information and content, such as indecent or obscene communications. This provision has been declared unconstitutional by the United States District Court for the Eastern District of Pennsylvania, which has issued a preliminary injunction against its enforcement. The United States Department of Justice has asked the United States Supreme Court to review the decision. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon ISPs or Web server hosts of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. The Company believes that it is currently unsettled whether the Telecommunications Act of 1996 prohibits and imposes liability for any services provided by the Company should the content of information transmitted be subject to the statute.

  Although the Company is not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other federal or state agency, changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from the RBOCs or other telecommunications companies, could affect the prices at which the Company may sell its services. For example, proposed regulations at the FCC would require discounted Internet connectivity rates for schools and libraries. In addition, certain localities have imposed a tax on companies that connect customers to the Internet, and other localities may impose similar taxes. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company's quarterly operating results have in the past and may in the future vary significantly depending upon a number of factors, such as the pricing and mix of services and products sold by the Company, terminations of service, new product introductions by the Company and its competitors, the timing of the expansion of the Company's network infrastructure, market acceptance of new and enhanced versions of the Company's products and services, changes in pricing policies by its competitors, the Company's ability to obtain sufficient supplies of limited source components and the lengthening of the Company's sales cycle. Many of these factors are beyond the Company's control. In addition, the timing of the installation of significant orders by the Company's suppliers in the past has been, and in the future may be, delayed by lags in the installations of lines and equipment by the Company's telecommunications subcontractors. For example, the severe winter weather which struck the eastern United States in January 1996 resulted in significant installation delays for new customers and consequent delays in the recognition of revenue from these new customers. In addition, in response to competitive pressures, the Company could be forced to take certain pricing or marketing actions that would have a material effect on the amount of revenues in the short term. The Company's expense levels are relatively fixed in the short term; as a result, variations in the timing and amounts of revenues recognized could have a material adverse effect on the Company's quarterly operating results.

SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL ADVERSE EFFECT ON STOCK PRICE

  Future sales of substantial amounts of the Company's Common Stock could adversely affect the market price of the Common Stock. Several of the Company's principal stockholders hold a significant portion of the Company's outstanding Common Stock, and a decision by one or more of these stockholders to sell their shares could adversely affect the market price of the Common Stock. The Shares offered hereby (plus any shares issued upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction, except to the extent that such shares are purchased by "affiliates" of the Company. The holders of Common Stock, and certain holders of warrants to purchase Common Stock, including officers and directors of the Company, have entered into contractual agreements with the Underwriters (the "Lock-Up Agreements") providing that they will not offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock of the Company beneficially owned by them or any securities convertible into, or exchangeable for, Common Stock for a period of 180 days after the date of the Underwriting Agreement without the prior written consent of the Underwriters, other than shares of stock disposed of as bona fide gifts. As a result, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 144(k) under the Securities Act of 1933, as amended (the "Act"), shares subject to the Lock-Up Agreements will not be saleable until the Lock-Up Agreements expire or their terms are waived by the Underwriters. Assuming the Underwriters do not release stockholders from the Lock-Up Agreements, the following shares will be eligible for sale in the public market at the following times: beginning on the effective date of the Registration Statement (the "Effective Date"), only the shares sold in the Offering to non-affiliates will be immediately available for sale in the public market; and beginning 180 days after the date of the Underwriting Agreement, 1,617,907 shares will be eligible for sale pursuant to Rule 144, all of which are held by affiliates of the Company. An additional 4,483,057 shares will become eligible for sale pursuant to Rule 144 at various times during the two-year period following the Effective Date (although such shares will continue to be subject to the Lock-Up Agreements until the expiration of the terms thereof). The holders of approximately 4,254,992 shares of the Common Stock are entitled to certain rights with respect to the registration of such shares under the Act beginning six months after the Effective Date. In addition, the Company may register certain shares of Common Stock issuable under the Stock Option Plans, and such registration shall be effective upon filing with the Commission. As of August 31, 1996, there were outstanding options under the Stock Option Plans to purchase 2,283,300 shares, of which options for 313,266 shares were fully vested and exercisable. No shares have been issued to date under the Stock Option Plans. See "Shares Eligible for Future Sale."

CONTROL BY CERTAIN STOCKHOLDERS; ANTI-TAKEOVER MEASURES

  Following the Offering, the Company's executive officers, directors and principal stockholders will beneficially own or control approximately 53.9% of the outstanding shares of Common Stock, assuming exercise of vested options, the Preferred Stock Conversion and the Warrant Exercise. As a result, these stockholders will have the ability to control the election of the Company's Board of Directors and the outcome of corporate actions requiring stockholder approval. See "Principal Stockholders."

  Certain provisions of the Company's Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of the Company. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the stockholders, eliminate the right of stockholders to act by written consent, provide for a classified board of directors and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. The provisions of the Company's Certificate of Incorporation which permit the Board of Directors to authorize the issuance of one or more classes of Preferred Stock, as well as certain other charter provisions and certain provisions of Delaware law, could limit the price that certain investors might be willing to pay in the future for shares of Common Stock and may have the effect of delaying or preventing transactions involving a change in control of the Company, including transactions in which stockholders might receive a substantial premium for their shares over then-current market prices. The issuance of Preferred Stock also could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. See "Description of Capital Stock--Common Stock" "--Preferred Stock," and "--Delaware Law and Limitations on Change in Control."

ABSENCE OF PUBLIC MARKET; DETERMINATION OF PUBLIC OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or be sustained after the Offering. The initial public offering price will be determined by negotiations between the Company and the Underwriters' representative. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The stock market has from time to time experienced significant price and volume fluctuations which have particularly affected the market prices of the stocks of ISPs and other technology companies and which may be unrelated to the operating performance of particular companies. Factors such as quarterly variations in actual or anticipated operating results, changes in earnings estimated by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions may have a significant effect on the market price of the Common Stock.

DILUTION

  Purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution, in the amount of $5.92 per share, in the pro forma net tangible book value per share of the Common Stock as of June 30, 1996, from the initial public offering price. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company of the Offering, at an assumed offering price of $10.00 per share, after deducting estimated underwriting discount and expenses of the Offering payable by the Company, will be approximately $40.6 million (approximately $47.0 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use $1.5 million of the net proceeds of the Offering to repay a bridge loan (the "Bridge Loan") in the amount of $1.5 million extended to the Company on October 7, 1996 by Blue Chip Capital Fund Limited Partnership ("Blue Chip"). Mr. John H. Wyant, the president of the general partner of Blue Chip, is a director of the Company. The Bridge Loan bears interest at 9.0% per annum, compounded monthly, and is due on the earlier of the consummation by the Company of certain specified types of financing (including the Offering) or April 7, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions." The Company currently anticipates that of the approximately $39 million in net proceeds remaining after repayment of the Bridge Loan, the Company will use up to $15 million to acquire equipment (including routers, servers and other computer-related equipment) for continued expansion of its network and Web server hosting facilities and the balance to fund operating losses (including excess trade payable balances of approximately $4 million at August 31, 1996) and working capital requirements associated with the expansion of the Company's customer base. The actual allocation between equipment acquisitions and the funding of future operating losses and working capital requirements will depend on such factors as operating performance and availability of equipment financing. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Financing; Risks Associated with Current Financing Arrangements." The operating losses are expected to be incurred in connection with, among other things, payments for circuit leasing and collocation facilities, sales and marketing efforts, and the development of customer service and administrative infrastructure. The Company reserves the right to use a portion of the net proceeds to acquire business-focused regional ISPs or to purchase their subscriber bases to the extent attractive acquisition opportunities arise. However, the Company has no current specific plans, commitments or agreements with respect to any such potential acquisitions and no discussions or negotiations are ongoing with respect thereto. Pending such uses, the net proceeds to the Company will be invested in U.S. government securities and other short term, investment grade, interest-bearing securities.

                                   DILUTION

  The net tangible book value of the Company at June 30, 1996 (after giving effect to the 1996 Venture Financing, the Warrant Exercise and the Preferred Stock Conversion) was $2,578,601, or approximately $0.42 per share of Common Stock. Net tangible book value per share is determined by dividing the Company's tangible net worth (tangible assets less total liabilities) by the number of shares of Common Stock outstanding. After giving effect to the sale of 4,500,000 shares of Common Stock offered hereby and the receipt of the estimated net proceeds therefrom (at the assumed public offering price of $10.00 per share and after deducting estimated underwriting discount and expenses of the Offering payable by the Company), the pro forma net tangible book value of the Company at June 30, 1996 would have been $43.2 million, or $4.08 per share. This represents an immediate dilution of $5.92 per share to purchasers of Common Stock in the Offering. Dilution is determined by subtracting the pro forma net tangible book value per share after the Offering from the initial offering price per share. The following table illustrates this per share dilution:

Initial offering price per share..................................        $10.00
  Pro forma net tangible book value per share before the Offering.  $0.42
  Increase in net tangible book value per share attributable to
   new investors .................................................   3.66
                                                                    -----
Pro forma net tangible book value per share after the Offering....          4.08
                                                                          ------
Dilution per share to new investors...............................        $ 5.92
                                                                          ======

  The following table summarizes, as of June 30, 1996, on a pro forma basis and after giving effect to the Offering, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by new investors purchasing Common Stock in the Offering. Based on an assumed initial public offering price of $10.00 per share before deducting estimated underwriting discount and expenses of the Offering payable by the Company, the number of shares of Common Stock purchased from the Company is 4,500,000, the total consideration paid to the Company is $45,000,000, the average price per share paid by the existing stockholders is $2.10 and the price per share paid by new investors is $10.00.

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
   Existing stockholders.......  6,100,964    58%  $12,782,784    21%   $ 2.10
   New investors...............  4,500,000    42%   45,000,000    79%    10.00
                                ----------   ---   -----------   ---
     Total..................... 10,600,964   100%  $57,126,391   100%
                                ==========   ===   ===========   ===

                                CAPITALIZATION

  The following table sets forth, as of June 30, 1996, (i) the Company's actual capitalization, (ii) the pro forma capitalization after giving effect to the Preferred Stock Conversion and the Warrant Exercise, and (iii) the pro forma capitalization, as adjusted for the issuance and sale by the Company of the 4,500,000 shares of Common Stock offered hereby, after deducting estimated underwriting discount and expenses of the Offering payable by the Company (at the assumed public offering price of $10.00 per share). This table should be read in conjunction with the Company's financial statements and the notes thereto included elsewhere in this Prospectus.

                                                    JUNE 30, 1996
                                         --------------------------------------
                                                                   PRO FORMA AS
                                           ACTUAL      PRO FORMA     ADJUSTED
                                         -----------  -----------  ------------
Current portion of capital lease
 obligations............................ $ 1,497,563  $ 1,497,563  $ 1,497,563
                                         -----------  -----------  -----------
    Total current indebtedness.......... $ 1,497,563  $ 1,497,563  $ 1,497,563
                                         ===========  ===========  ===========
Capital lease obligations, less current
 portion................................ $ 1,714,283  $ 1,714,283  $ 1,714,283
Series A mandatorily redeemable
 preferred stock, $1.00 par value(1):
  Authorized shares--70,000 actual and
   pro forma; none pro forma as adjusted
  Issued and outstanding shares--45,455
   actual; none pro forma and pro forma
   as adjusted..........................   2,391,770          --           --
Series B mandatorily redeemable
 preferred stock, $1.00 par value(1):
  Authorized shares--130,000 actual and
   pro forma; none pro forma as adjusted
  Issued and outstanding shares--81,264
   actual; none pro forma and pro forma
   as adjusted..........................   8,126,389          --           --
Stockholders' equity (deficit):
  Common stock, $.01 par value:
   Authorized shares--19,920,000 actual
   and pro forma; 47,000,000 pro forma
   as adjusted
   Issued and outstanding shares--
   1,617,907 actual;  6,100,964 pro
   forma; 10,600,964 pro forma as
    adjusted(2).........................      16,179       61,010      106,010
  Additional paid-in capital............   3,824,636   14,297,964   54,902,964
  Accumulated deficit................... (11,780,373) (11,780,373) (11,780,373)
                                         -----------  -----------  -----------
    Total stockholders' equity
     (deficit)..........................  (7,939,558)   2,578,601   43,228,601
                                         -----------  -----------  -----------
      Total capitalization.............. $ 4,292,884  $ 4,292,884  $44,942,884
                                         ===========  ===========  ===========

--------

(1) Preferred Stock is not presented in this table as a part of stockholders' equity of the Company because it is mandatorily redeemable at the option of the holders thereof. Each outstanding share of the Company's Preferred Stock will convert into shares of Common Stock upon the closing of this Offering and will be cancelled, retired and returned to the shares which the Company is authorized to issue. See "Description of Capital Stock" and Notes 8, 9 and 18 of Notes to Financial Statements. In addition, upon completion of the Offering, the Board of Directors will have the authority to issue up to 3,000,000 shares of Preferred Stock in one or more series.

(2) Excludes 2,500,480 shares of Common Stock reserved for issuance to employees under the Stock Option Plans (of which options to purchase 2,283,300 shares are outstanding). See "Management--Incentive Stock Option Plans," "Shares Eligible for Future Sale" and Note 13 of Notes to the Company's Financial Statements. Also excludes 240,000 shares of Common Stock reserved for issuance to WinStar pursuant to the WinStar Warrants.

                                DIVIDEND POLICY

  The Company does not currently pay dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings, if any, to finance the expansion of the Company's business. The payment of dividends in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors. In addition, the Company's line of credit with Silicon Valley Bank prohibits the Company from declaring dividends while borrowings are outstanding, and provisions of future financing arrangements of the Company may also prohibit or limit the Company's ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                SELECTED FINANCIAL AND PRO FORMA FINANCIAL DATA

  The selected financial data for each of the three years in the period ended December 31, 1995 and the six-month periods ended June 30, 1995 and June 30, 1996 have been derived from the Company's audited financial statements which are included elsewhere in this Prospectus. The selected financial data should be read in conjunction with and is qualified in its entirety by reference to the financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,               JUNE 30,
                          ---------------------------------  ------------------------
                            1993       1994        1995         1995         1996
                          --------  ----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Revenue.................  $431,098  $1,577,609  $ 5,075,316  $ 1,665,432  $ 5,235,204
Costs and expenses:
  Cost of revenue.......   216,656   1,002,503    4,471,500    1,321,663    5,246,961
  Sales and marketing...    18,326     263,075    1,710,234      561,093    2,587,472
  General and adminis-
   trative..............   135,238     366,392    2,715,752      588,116    3,376,091
                          --------  ----------  -----------  -----------  -----------
Total expenses..........   370,220   1,631,970    8,897,486    2,470,872   11,210,524
                          --------  ----------  -----------  -----------  -----------
Income (loss) from oper-
 ations.................    60,878     (54,361)  (3,822,170)    (805,440)  (5,975,320)
Other income (expense):
  Interest and other in-
   come.................       --          --        72,002       17,453       47,746
  Interest expense......       --      (23,693)    (226,745)     (45,249)  (1,167,149)
                          --------  ----------  -----------  -----------  -----------
                               --      (23,693)    (154,743)     (27,796)  (1,119,403)
                          --------  ----------  -----------  -----------  -----------
Income (loss) before
 income taxes...........    60,878     (78,054)  (3,976,913)    (833,236)  (7,094,723)
Income taxes............   (25,540)     (3,470)         --           --           --
                          --------  ----------  -----------  -----------  -----------
Net income (loss).......    35,338     (81,524)  (3,976,913)    (833,236)  (7,094,723)
Accretion of Preferred
 Stock to redemption
 value..................       --          --      (338,698)    (109,163)    (252,881)
                          --------  ----------  -----------  -----------  -----------
Net income (loss)
 attributable to common
 stockholders...........  $ 35,338  $  (81,524) $(4,315,611) $  (942,399) $(7,347,604)
                          ========  ==========  ===========  ===========  ===========
Pro forma net income
 (loss) per common
 share(1)...............                        $     (0.47)              $     (0.69)
                                                ===========               ===========
Pro forma average common
 and common equivalent
 shares outstanding(1)..                          8,254,069                 8,689,950
                                                ===========               ===========

                                                            JUNE 30, 1996
                                                     ----------------------------
                                       DECEMBER 31,                  PRO FORMA
                                           1995        ACTUAL     AS ADJUSTED (2)
                                       ------------  -----------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents............  $   832,582   $ 6,269,000   $ 46,919,000
Working capital (deficit)............   (1,820,464)   (6,018,179)    34,631,821
Total assets.........................    5,051,786    18,841,779     59,491,779
Total indebtedness, less current por-
 tion................................      821,709     1,714,283      1,714,283
Mandatorily redeemable preferred
 stock...............................    2,138,889    10,518,159            --
Total stockholders' equity (deficit).   (1,527,742)   (7,939,558)    43,228,601

--------

(1) Pro forma net loss per common share adjusts historical earnings per share for the assumed conversion of convertible securities which are not included in the historical computations. These convertible securities will automatically convert into shares of Common Stock upon the consummation of the Offering. Historical net loss was reduced by $450,871 for the year ended December 31, 1995 and $1,311,347 for the six months ended June 30, 1996 to adjust for interest expense and preferred stock accretion related to the convertible securities. See Note 2 to Financial Statements.

(2) The pro forma as adjusted data give effect to (i) the Preferred Stock Conversion and the Warrant Exercise, both of which will occur upon consummation of the Offering and (ii) the issuance and sale by the Company of the shares of Common Stock offered hereby (at the assumed public offering price of $10.00 per share, after deducting estimated underwriting discount and expenses of the Offering payable by the Company).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  DIGEX is a leading national ISP that focuses exclusively on business customers. The Company was founded in 1990 by a group of Internet pioneers as a local provider of dial-up Internet connectivity. After receiving its first major infusion of institutional equity capital in March 1995, the Company reoriented its strategy to focus exclusively on business customers, who generally require high bandwidth connectivity, and also began to develop its Web server hosting business. The Company brought in an experienced management team in the first quarter of 1996. In the second quarter of 1996, the Company completed a DS-3 backbone ring around the continental United States, enabling the Company to provide its solutions to business customers nationwide.

  The Company derives its revenue from providing a comprehensive range of INDUSTRIAL STRENGTH Internet solutions, including business connectivity, Web server hosting and security and other network products. Business connectivity and Web server hosting customers are typically signed to contracts with minimum terms of one year. Revenues generated from these customers are typically in the form of recurring monthly fees, installation and start-up charges and sales of related equipment, applications and services.

  The Company has made significant investments in developing and expanding its network infrastructure and its customer service and sales and marketing efforts. The substantial costs incurred in connection with this expansion contributed heavily to the Company's operating losses in 1995 and the six months ended June 30, 1996. In anticipation of future growth, the Company expects to continue to make significant investments in its network infrastructure, to be funded primarily from equipment financing, to the extent that the Company is able to arrange such financing on favorable terms, throughout the remainder of 1996 and in 1997. The Company's leased line and server customers have expanded from approximately 65 accounts at April 30, 1995 to approximately 1050 accounts at August 31, 1996.

  The Company's quarterly operating results have fluctuated and will continue to fluctuate from period to period depending upon factors such as the timing and installation of significant orders, the pricing and mix of services and products sold by the Company, terminations of service, new product introductions by the Company and its competitors, market acceptance of new and enhanced versions of the Company's products and services, changes in pricing policies by its competitors, the Company's ability to obtain sufficient supplies of limited source components, the lengthening of the Company's sales cycle and the timing of the expansion of the Company's network infrastructure.

  In view of the significant growth of the Company's operations, the Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance and that the Company may experience future period-to-period fluctuation in operating results. The Company's short-term focus is on building and expanding its customer base, which will require it to make significant investments in its network infrastructure, personnel, marketing and the development of new products and services, and which may adversely impact short-term operating results. The Company expects to incur operating and net losses in 1996 and 1997. The Company expects that its operating and net losses during the last two quarters of 1996 will increase significantly compared to its operating and net losses for the first two quarters of 1996. There can be no assurance that the Company will achieve or sustain profitability in the future.

RESULTS OF OPERATIONS

  The following table sets forth the percentage of the Company's revenue and total expenses represented by certain line items from the Company's statement of operations.

                                                 SIX MONTHS
                               YEAR ENDED           ENDED
                              DECEMBER 31,        JUNE 30,
                             -----------------   -------------
                             1993  1994   1995   1995    1996
                             ----  ----   ----   -----   -----
Revenue..................... 100%  100%   100%    100%     100%
Costs and expenses:
  Cost of revenue...........  50    63     88      79      100
  Sales and marketing.......   4    17     34      34       49
  General and administra-
   tive.....................  32    23     53      35       65
                             ---   ---    ---    ----    -----
Total expenses..............  86   103    175     148      214
                             ---   ---    ---    ----    -----
Income (loss) from opera-
 tions......................  14    (3)   (75)    (48)    (114)
Interest expense, net....... --     (2)    (3)     (2)     (21)
                             ---   ---    ---    ----    -----
Income (loss) before income
 taxes......................  14    (5)   (78)    (50)    (135)
Income taxes ...............   6     0    --      --       --
                             ---   ---    ---    ----    -----
    Net income (loss).......   8%   (5)%  (78)%   (50)%   (135)%
                             ===   ===    ===    ====    =====

 SIX MONTHS ENDED JUNE 30, 1996 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1995

 REVENUE

  The Company derives its revenue from providing a comprehensive range of INDUSTRIAL STRENGTH Internet solutions, including business connectivity, Web server hosting and security and other network products. Revenue grew 214% from $1.7 million in the six months ended June 30, 1995 to $5.2 million in the six months ended June 30, 1996, the majority of which was due to the change in the Company's strategy to focus exclusively on business customers, who generally require high bandwidth connectivity, and the associated expansion of its sales and marketing efforts, including the creation of a direct sales force, and to a lesser extent the development of the Company's Web server hosting business.

 COST OF REVENUE

  Cost of revenue consists primarily of local access costs, network infrastructure, leased network backbone circuit costs and network operations and support costs. Network operations and support costs consist primarily of personnel expenses relating to the operation of the network infrastructure, including monitoring network traffic and quality, and costs of providing technical support to customers. Cost of revenue increased 297% from $1.3 million in the six months ended June 30, 1995 to $5.2 million in the same period in 1996. Cost of revenue increased as a percentage of revenues from 79% in the 1995 period to 100% in the 1996 period. The increase in cost of revenue was primarily due to costs associated with the Company's change in strategy to focus exclusively on business customers. These costs include the hiring of additional personnel to support the Company's expanding customer base and the higher support requirements of business customers as well as the expansion of the network backbone, the establishment of a 24x7x365 NOC, and the building of redundant facilities. For example, the Company's customer support and network operations personnel increased from 42 at June 30, 1995 to 69 at June 30, 1996. The Company plans to continue to expand its network through 1996 and 1997, which in turn will continue to increase cost of revenue. As the costs associated with this expansion have been and will be incurred by the Company in anticipation of growth in its customer base, the Company believes that, over time, cost of revenue as a percentage of revenues will decline as its customer base expands.

 SALES AND MARKETING

  Sales and marketing costs consist primarily of salaries and expenses of sales and marketing personnel, advertising and promotion and marketing materials. Sales and marketing costs rose 361% from $0.6 million in the six months ended June 30, 1995 to $2.6 million in the same period in 1996. Sales and marketing costs increased as a percentage of revenues from 34% in the 1995 period to 49% in the 1996 period. The increase in sales and marketing costs was primarily due to the Company's change in strategy to focus exclusively on business customers. The Company's prior business strategy required minimal sales and marketing. The change in strategy required the hiring of additional sales and marketing personnel (from 27 at June 30, 1995 to 85 at June 30, 1996) and the expansion of advertising and promotional activities and product development efforts. The Company expects to continue to invest heavily in sales and marketing in 1996 and 1997.

 GENERAL AND ADMINISTRATIVE

  General and administrative costs consist primarily of expenses associated with the Company's management, accounting, finance and administrative functions. General and administrative costs increased 474% from $0.6 million in the six months ended June 30, 1995 to $3.4 million in the same period in 1996. These costs increased as a percentage of revenues from 35% in the six months ended June 30, 1995 to 65% in the same period in 1996. This increase in general and administrative expenses was due primarily to the hiring of 28 additional senior management, finance, accounting and administrative personnel to support the Company's expanding operations. The Company expects to hire additional personnel in anticipation of continued expansion of its operations. General and administrative costs were also affected by a $400,000 non-cash compensation charge in the six months ended June 30, 1996 related to the grant of stock options. In addition, based on options granted through June 30, 1996, additional compensation charges of $2.7 million will be reported as general and administrative costs during the period July 1, 1996 through December 31, 1999. See Note 13 to the financial statements for additional information with respect to compensation expense related to stock option grants. The increase in the general and administrative costs resulted principally from the increase in the Company's general and administrative staff from 13 at June 30, 1995 to 41 at June 30, 1996. The Company expects to hire additional personnel in anticipation of continued expansion of its operations.

 INTEREST EXPENSE

  Interest expense increased from $45,249 in the six months ended June 30, 1995 to $1,167,149 in the same period in 1996. The increase in interest expense during the 1996 period was primarily due to the Company's issuance of subordinated debentures in November 1995 and February 1996 and increased equipment financing and capital lease obligations incurred to finance network expansion and to fund working capital requirements.

 YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

 REVENUE

  Revenue grew 222% from $1.6 million in 1994 to $5.1 million in 1995, the majority of which was due to the change in the Company's strategy to focus exclusively on business customers, who generally require high bandwidth connectivity, and to a lesser extent the development of the Company's Web server hosting business. In addition, the equity financing in March 1995 contributed to this increase by allowing the Company to greatly expand its customer acquisition effort by building a direct sales force. The Company's leased line and server customers expanded from approximately 16 accounts at December 31, 1994 to approximately 360 accounts at December 31, 1995.

 COST OF REVENUE

  Cost of revenue increased 346% from $1.0 million in 1994 to $4.5 million in 1995. Cost of revenue increased as a percentage of revenues from 63% in 1994 to 88% in 1995. The increase in cost of revenue was primarily due to costs associated with the Company's change in strategy to focus exclusively on business customers. These costs included the hiring of additional personnel to support the Company's expanding customer base as well as the expansion of the network backbone, the establishment of a 24x7x365 NOC, and the building of redundant facilities. The Company's customer support and network operations personnel increased from 21 at December 31, 1994 to 53 at December 31, 1995. The increased use of the network and the increase in capital expenditures to expand the network infrastructure created an increase in depreciation and amortization expense during 1995.

 SALES AND MARKETING

  Sales and marketing costs rose 550% from $0.3 million in 1994 to $1.7 million in 1995. Sales and marketing costs increased as a percentage of revenues from 17% in 1994 to 34% in 1995. The increase in sales and marketing costs was primarily due to the Company's change in strategy to focus exclusively on business customers. The Company's prior business strategy required minimal sales and marketing. The Company's change in focus required the hiring of additional sales and marketing personnel (from 8 at December 31, 1994 to 36 at December 31, 1995), expanding advertising and promotional activities and product development efforts. The Company expects to continue to invest heavily in sales and marketing in 1996.

 GENERAL AND ADMINISTRATIVE

  General and administrative costs increased 641% from $0.4 million in 1994 to $2.7 million in 1995. These costs increased as a percentage of revenues from 23% in 1994 to 53% in 1995. This increase in general and administrative expenses was due primarily to the hiring of 12 additional senior management, finance, accounting and administrative personnel to support the Company's expanding operations. The Company expects to hire additional personnel in anticipation of continued expansion of its operations. General and administrative costs were also affected by a $475,000 non-cash compensation charge in 1995 related to the grant of stock options and a $301,000 write-off of accounts receivable in 1995 compared to no write-offs during 1994. See Note 13 to the financial statements for additional information with respect to compensation expense related to stock options. The Company's general and administrative staff increased from 5 at December 31, 1994 to 17 at December 31, 1995. The Company expects to hire additional personnel in anticipation of continued expansion of its operation.

 INTEREST EXPENSE

  Interest expense increased from $24,000 in 1994 to $227,000 in 1995. The increase in interest expense during 1995 was primarily due to interest of $112,000 on $2.0 million of subordinated debentures and an increase in equipment financing and capital lease obligations incurred to finance network expansion and to fund working capital requirements.

 YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993.

 REVENUE

  Revenue grew 266% from $0.4 million in 1993 to $1.6 million in 1994, as a result of increases in the number of the Company's customers due to the commercialization of the Internet and significant growth in its usage. The customer base in 1993 and 1994 was comprised primarily of individual dial-up customers.

 COST OF REVENUE

  Cost of revenue increased 363% from $0.2 million in 1993 to $1.0 million in 1994. Cost of revenue increased as a percentage of revenues from 50% in 1993 to 63% in 1994. The increase in cost of revenue was primarily due to an increase in the hiring of additional personnel to support the Company's expanding customer base, relocation of the Company's headquarters to larger facilities and the increase in capital expenditures to expand the network infrastructure, which created an increase in depreciation and amortization expense during 1994.

 SALES AND MARKETING

  Sales and marketing costs rose from $18,000 in 1993 to $263,000 in 1994. Sales and marketing costs increased as a percentage of revenues from 4% in 1993 to 17% in 1994. The increase in sales and marketing costs was due to expansion of the advertising and promotional activities and the hiring of dedicated sales representatives.

 GENERAL AND ADMINISTRATIVE

  General and administrative costs increased 171% from $0.1 million in 1993 to $0.4 million in 1994. These costs decreased as a percentage of revenues from 31% in 1993 to 23% in 1994. This increase in general and administrative costs was due primarily to the hiring of additional management, finance, accounting and administrative personnel to support the Company's expanding customer base.

 INTEREST EXPENSE

  Interest expense was $24,000 in 1994. There was no interest expense in 1993. The interest expense incurred during 1994 was primarily due to equipment financing and capital lease obligations incurred to finance network expansion and to fund working capital requirements.

 INCOME TAXES

  Income tax expense decreased from $26,000 in 1993 to $3,000 in 1994 due to the operating loss.

QUARTERLY RESULTS

  The following table sets forth unaudited quarterly revenue for the six quarters ended June 30, 1996. In the opinion of management, the unaudited information set forth below has been prepared in accordance with generally accepted accounting principles for interim financial information and Item 310(b) of Regulation S-B.

                                            1995                            1996
                                     THREE MONTHS ENDED              THREE MONTHS ENDED
                         ------------------------------------------ ---------------------
                         MARCH 31 JUNE 30  SEPTEMBER 30 DECEMBER 31  MARCH 31   JUNE 30
                         -------- -------- ------------ ----------- ---------- ----------
Revenue................. $739,700 $925,300  $1,318,200  $2,092,100  $2,232,500 $3,002,700

  The Company's quarterly results may in the future vary significantly depending on a variety of factors. See "Risk Factors--Potential Fluctuations in Quarterly Operating Results." In view of the significant historic growth of the Company's operations, the Company believes that period-to-period comparisons of revenue should not be relied upon to estimate future revenue.

LIQUIDITY AND CAPITAL RESOURCES

  The Company satisfied its cash requirements in 1995 and in the first six months of 1996 principally through a combination of sales of equity and debt securities to venture capital investors. The Company received $6.0 million in 1995 from the sale of equity and debt securities to venture capital investors. In February 1996, the Company sold additional debt securities to venture capital investors, together with warrants to purchase shares of Common Stock, for gross proceeds of $1.0 million. Proceeds from these financings were used to fund the rapid expansion of the Company's network infrastructure and internal operations, including purchases of capital equipment and the hiring of additional personnel. See "Certain Transactions."

  In April 1996, to provide additional liquidity, the Company entered into a Loan and Security Agreement with Silicon Valley Bank that provides a revolving credit line secured by accounts receivable. The credit line allows the Company to borrow a maximum amount equal to the lesser of $1.5 million or 80% of the Company's eligible accounts receivable, at the rate announced from time to time by Silicon Valley Bank as its "prime rate" plus 1% per annum, which was 9.25% at June 30, 1996. The Company is currently unable to draw under the credit line due to non-compliance with certain financial covenants; however, the Company is actively engaged in negotiations with an asset-based lender regarding the establishment of a secured credit line which would replace the Loan and Security Agreement with Silicon Valley Bank and under which the Company would be permitted to draw up to $3.0 million for working capital and equipment purchases. However, to date no agreement has been reached with the fixed asset lender, and there can be no assurance that any such agreement will be reached on acceptable terms or at all.

  In April 1996, the Company obtained a commitment for an equipment lease line under which the Company may lease equipment with a total cost of up to $2.0 million through December 31, 1996. The lease terms will range from 42 months to 50 months and will be accounted for as capital leases with annual effective interest rates approximating 14% per annum. The Company's capital lease obligations as of June 30, 1996 were $3.2 million and its future minimum lease payments through 2000 under certain operating leases were $2.0 million. Since June 30, 1996, the Company has entered into approximately $4 million of additional lease financing arrangements in order to fund network expansion.

  In May 1996, the Company entered into agreements with venture capital investors pursuant to which the Company issued shares of Series B Preferred Stock in exchange for total cash consideration of $5.0 million. Proceeds from this transaction, are being used to finance the Company's network infrastructure expansion. In October 1996 the Company obtained $1.5 million in interim financing pursuant to the Bridge Loan from Blue Chip, which the Company will repay using a portion of the net proceeds of the Offering. See "Use of Proceeds." In connection with the Bridge Loan, the Company agreed to issue to Blue Chip warrants to purchase 150,000 shares of Common Stock at an exercise price of $1.00 per share if, but only if, the Company's initial public offering of Common Stock is not consummated on or before October 31, 1996. The Company presently expects that this Offering will be consummated prior to October 31, 1996 and, accordingly, that no warrants will be issued in connection with the Bridge Loan. The Company also has received, in addition to the Bridge Loan, a standby commitment from certain of its current venture capital investors to purchase up to $5.0 million of convertible subordinated debentures and warrants to purchase shares of Common Stock in the event that the Company requires additional liquidity prior to completion of the Offering. The Company does not presently expect that it will be required to make any draws pursuant to the $5.0 million standby commitment. See "Certain Transactions."

  In June 1996, the Company entered into a multi-year private network agreement with WinStar. As part of the agreement, WinStar advanced $5.0 million in cash for connectivity services to be provided under such agreement and received warrants to purchase 240,000 shares of Common Stock. The estimated value of the WinStar Warrants, $228,000, was recorded as additional paid-in capital and deferred revenue associated with such agreement was recorded in the amount of $4,772,000. See Note 11 to the Financial Statements. The Company's obligations to WinStar under such agreement are secured by substantially all of the Company's assets, which security interest will terminate by its terms upon the consummation of the Offering.

  The Company generated positive cash flow from operating activities of $124,000 in 1993 and $133,000 in 1994, compared to a negative cash flow from operating activities of $2.5 million in 1995. The change in operating cash flows from 1994 to 1995 was due primarily to increased costs relating to expansion of the Company's network and organizational infrastructure, including the hiring of additional management, marketing and sales, finance, accounting and administrative personnel. In addition, purchases of fixed assets increased from $98,000 in 1993, to $350,000 in 1994, and to $1.2 million in 1995, primarily to support the expansion of the Company's network infrastructure.

  The Company currently anticipates that funds advanced by WinStar under the terms of its private network agreement, and the net proceeds of the 1996 Venture Financing and the Offering, together with existing and anticipated financing arrangements and funds from operations, will be sufficient to meet the Company's anticipated working capital, lease commitments and capital expenditure requirements through the end of 1997. In this regard, the Company currently anticipates that it may seek to arrange as much as $15 million in equipment financing in order to fund planned expansion of its network through the end of 1997. There can be no assurance that the Company will be able to arrange such equipment financing on acceptable terms or at all. Moreover, the Company may need to raise additional funds through public or private debt or equity financings in order to take advantage of unanticipated opportunities, including international expansion, acquisitions of complementary businesses or technologies, development of new products or otherwise responding to unanticipated competitive pressures. In addition, the Company may need to raise additional funds in the event that the Company's estimates of operating losses and capital requirements change or prove inaccurate. There can be no assurance that the Company will be able to raise such capital on favorable terms or at all. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Financing; Risks Associated With Current Financing Arrangements" and "Use of Proceeds."

                                   BUSINESS

  DIGEX is a leading independent national ISP that focuses exclusively on businesses, government agencies and other institutional customers ("business customers"). The Company offers a comprehensive range of INDUSTRIAL STRENGTH Internet solutions, including business connectivity, Web server hosting and security and other network products. After receiving its first major infusion of institutional equity capital in March 1995, the Company reoriented its strategy to focus exclusively on business customers, who generally require high bandwidth connectivity, and also began to develop its Web server hosting business. Additionally, the Company brought in an experienced management team in the first quarter of 1996 and completed a DS-3 backbone ring around the continental United States in the first half of 1996. As a result, the Company's leased line and server customers have grown from approximately 65 accounts at April 30, 1995 to approximately 1050 accounts at August 31, 1996.

  The Company offers its INDUSTRIAL STRENGTH Internet solutions through four separate and highly focused business units. The Business Connectivity Group offers Internet connectivity solutions and other value-added solutions to business customers, while the Telecommute Products Group focuses on the home-office connectivity requirements of small businesses and high-end professionals employed by companies that are served by the Business Connectivity Group. The Internet Server Products Group provides Web server hosting solutions enabling customers to deploy highly reliable Web servers that are connected directly to the Internet backbone and are monitored on a 24x7x365 basis at the Company's network operations center ("NOC"). The Private Networks Group seeks to create customized solutions for businesses looking to provide private label Internet services without building their own facilities. The Company recently entered into its first multi-year private network agreements with LCI, WinStar and Orion. Through its private network agreement with the Company, Orion will resell the Company's connectivity services to its customers in Europe. The Company expects that its ability to attract additional private network customers will be significantly enhanced by the announcement of these agreements.

  In June 1996, the Company entered into an agreement with Microsoft, pursuant to which Microsoft's Consulting Services Group built a "Server Farm" for the Company with servers running Microsoft's Windows NT 4.0 operating system. Under such agreement, the Company introduced the world's first Windows NT 4.0 hosted server product line on September 3, 1996. The Company is currently engaged in discussions with Microsoft to include DIGEX in Microsoft's Solution Provider Program, which would result in the Company being designated a preferred vendor for Microsoft's corporate customers. There can be no assurance, however, that these discussions will culminate in an agreement with Microsoft.

INDUSTRY BACKGROUND

  The Internet is a global collection of computer networks that enables businesses, government agencies, other institutional customers and individuals to communicate, access and share information and conduct business remotely. Use of the Internet has grown rapidly since the early 1990s, due in large part to increasing personal computer and modem penetration, the development of the World Wide Web, the introduction of easy-to-use navigational tools and utilities for the Web and the availability of informational, entertainment and commercial applications. Technological advances relating to the Internet have occurred and continue to occur rapidly, resulting in a more robust, lower-cost infrastructure, improved security and increased value-added services and content. IDC has estimated that the number of Internet users will reach approximately 200 million in 1999, from approximately 56 million in 1995.

  While there has been significant media interest in the use of the Internet by consumers, business customers currently account for a more significant percentage of Internet use. According to IDC, approximately 71%, or 40 million, of the approximately 56 million Internet users in 1995 were business-related users. Internet capabilities, including corporate Internet sites, are becoming an increasingly important part of doing business. According to Netcraft, Ltd., the number of corporate Internet sites, defined as domain names ending in ".com", has increased from 4,912 in August 1995 to 171,738 in June 1996.

  Because Internet and corporate intranet solutions are increasingly achieving "mission critical" status, business customers are demanding advanced, highly reliable solutions designed specifically for the needs of business. Furthermore, as the use of the Internet expands, business customers are requiring that providers offer a comprehensive range of services, including connectivity, Web server hosting and security and other network products. Finally, business customers often require knowledgeable and highly responsive sales and customer service representatives in order to determine their optimal Internet strategy quickly and to resolve any problems with their current solutions.

THE DIGEX SOLUTION

  The Company provides a comprehensive range of INDUSTRIAL STRENGTH Internet solutions that serves the needs of business customers, who often desire a responsive, single-source provider of reliable, high-performance Internet connectivity and Web server hosting products and services.

  Connectivity. DIGEX offers a complete product line of Internet connectivity solutions to its business customers with a variety of service and pricing programs based on bandwidth requirements. To complement its connectivity offerings, the Company also sells customer-premise routers, firewall security options and assigns and manages IP and E-mail addresses.

  Web Server Hosting. The Company also offers a complete range of Web server hosting solutions. The Company's business customers are able to locate highly reliable Web sites on dedicated servers at the Company's "Server Farm," which enables users to gain high speed access to the Web server given the server's direct connection to the Internet backbone. In addition, the Company provides 24x7x365 monitoring of the server and Internet connection by the Company's highly experienced technical staff, as well as easy server upgradability as the customer's speed and capacity requirements grow.

  The Company's Internet solutions are supported by its state-of-the-art network infrastructure, including the Company's NOC and Server Farm located in suburban Washington, D.C. The Company has built a redundant nationwide DS-3 backbone connecting to the three major Internet peering points at 45 Mbps and has established peering relationships with other national ISPs, allowing DIGEX to route its customers' traffic to the desired Internet address. The Company believes that its combination of a nationwide network and peering relationships significantly differentiates the Company from regional ISPs who, without peering relationships, may have to pay retail rates to national providers in order to exchange network traffic.

THE DIGEX STRATEGY

  After receiving its first major infusion of institutional equity capital in March 1995, the Company reoriented its strategy to focus on becoming the ISP of choice for business customers. DIGEX's strategy focuses on five key elements:

  Focus on Businesses Customers. The Company believes that business customers offer the greatest potential market for the Company's solutions due to this market's low customer turnover and need for the higher value-added Internet solutions which the Company provides. By focusing on these customers, the Company believes it will be able to develop innovative, specialized products and services that address the constantly evolving needs of business customers at competitive prices. In addition, the Company believes that its less-focused competition will have difficulty fulfilling the demanding needs of these customers.

  Provide Comprehensive Range of Internet Solutions. The Company provides a comprehensive range of Internet solutions, enabling it to satisfy the needs of business customers, who often seek a sole provider for all their Internet requirements. The Company's sales forces for each of its business units are incentivized to cross-market all of DIGEX's products and services.

  Expand and Optimize Its Nationwide Network. The Company aims to expand its highly reliable, nationwide DS-3 network, which the Company has designed to specifically address the growing reliability and bandwidth requirements of business customers, so as to offer a comprehensive range of connectivity solutions to such customers across the United States. The Company believes that as it expands its network to more cities, it can offer its solutions to additional business customers more cost-effectively than its consumer-focused competitors, because fewer POPs are required to reach business customers, who are largely concentrated in urban centers. In addition, the Company attempts to optimize its network efficiency by counterbalancing business connectivity, which makes greater use of the Company's network during business hours, with Web server hosting, which makes greater use of the network during non-business hours.

  Implement Multiple Distribution Channels. The Company aims to reach its customers through the Company's own direct sales force as well as through other innovative methods of distribution. These methods currently include agent relationships with advertising agencies and Web site developers who resell the Company's Web server hosting solutions and the efforts of the Company's Private Networks Group, which enters into long-term agreements with telecommunications service providers to resell the Company's connectivity solutions under their own brand names.

  Focus on Customer Acquisition and Retention. In addition to acquiring customers through its existing distribution channels, the Company believes that as consolidation of the industry continues and it becomes more difficult for regional ISPs to compete, the Company may be able to acquire opportunistically business-focused regional ISPs or purchase their subscriber bases. The Company also believes that customer responsiveness is becoming a key ingredient of success for ISPs and has formed four focused business units to better serve and retain customers. To aid in this effort, the Company has developed a highly trained direct sales force with extensive Internet expertise which, based on customer feedback, the Company believes significantly differentiates the Company from its competitors.

NETWORK INFRASTRUCTURE

  DIGEX's current network infrastructure is based upon a DS-3 ring around the continental United States which provides two 45 Mbps paths between the east and west coasts, allowing for a combined bandwidth of 90 Mbps when fully operational. As shown on the map on the following page, customers can connect to the Company's network from major cities across the United States. Clear channel DS-3 circuits in the ring connect core routers in DIGEX POPs located in cities on the ring. In the event of single points of failure, traffic can be routed around the loop, providing for a minimum of 45 Mbps even in the event of such a failure. Other network circuits connect routers in DIGEX POPs in cities not located along the ring to nearby DIGEX routers residing on the ring. The network backbone uses state-of-the-art routing platforms, including Cisco Systems, Inc. ("Cisco") 7513 routers.

  DIGEX customers are connected via high-speed leased lines, frame relay, SMDS or other technologies to the local DIGEX POP, where data enters the DIGEX backbone. If the destination of the data is on the DIGEX network, then the data is delivered without ever leaving DIGEX's facilities. If the data is destined for an Internet customer connected via another national ISP which has a peering relationship with DIGEX, then the data is routed to the nearest peering location where the data is passed from the DIGEX router to the router of the other ISP, who then carries that traffic to the final destination. If the destination is an ISP which does not have a peering relationship, then the data is delivered to the national ISP from whom such ISP purchases its Internet connectivity.

  Currently, DIGEX's comprehensive range of connectivity solutions are available in 33 U.S. metropolitan areas through 40 POPs, and the Company expects to make its connectivity solutions available in a total of 48 U.S. metropolitan areas through 55 POPs by the end of 1996. DIGEX currently leases the majority of its intercity backbone DS-3 circuits from MCI and Cable & Wireless, as well as collocation space at their facilities for DIGEX equipment. The Company has a five-year agreement with MCI as well as three-year commitments from Cable & Wireless for the lease of such circuits and the use of collocation space to house DIGEX equipment. Management believes that it will be able to renew or replace such contracts at comparable rates. Other DIGEX network segments and customer connections are provided through LECs and CAPs.

 DIGEX's POPs and Nationwide Network Backbone

                     [MAP OF UNITED STATES APPEARS HERE]

  DIGEX's network is monitored on a 24x7x365 basis by its NOC. Trouble calls are serviced by the technical staff of either the Business Connectivity Group, in the case of backbone or customer leased line difficulties, or the Internet Server Products Group, in the case of problems with customer servers. MCI and Cable & Wireless provide installation and maintenance services to assist DIGEX at all locations where the Company collocates equipment. For equipment for its remote POPs, DIGEX purchases routers from Cisco, CSU/DSUs from Digital Link Corporation, IDSUs and DSUs from Kentrox Industries Inc. and modems and ISDN from Cisco. Protected AC or DC power is used at all sites to protect against power outages affecting the network.

  In addition to these backbone facilities, DIGEX presently operates a Server Farm at its suburban Washington, D.C. headquarters and intends to construct an additional Server Farm and a back-up NOC on the west coast by the end of 1997. The Company may decide to build additional Server Farms in the future to better serve customer needs. Multiple Server Farms allow Internet users to access the server closest to them and thus provide a better level of service, and would allow DIGEX to minimize the amount of server-related traffic which it must carry long distances over its network. Geographic distribution of customer data also provides for redundancy in case of hardware, software or network failure, contributing to increased uptime and service reliability.

PRODUCTS AND SERVICES

  The Company offers its INDUSTRIAL STRENGTH Internet solutions through four separate and highly focused business units.

 Business Connectivity Group

  DIGEX provides complete connectivity solutions to its business customers, including frame relay, leased lines and SMDS, with availability limited only by the capabilities of the in-market LECs. See"--Network Infrastructure." The majority of the revenue generated by the Business Connectivity Group is derived from its frame relay and leased line products. The Company offers several configurations and monthly pricing plans, each based on the bandwidth supplied and thus on the speed and capacity of the facility. In addition, customers are strongly encouraged to enter into long-term contracts. The Company's products are highly scalable and are designed to facilitate ease of upgrade as the customer's needs evolve. The following chart describes the Company's Business Connectivity options:


                SERVICE TYPE                        SUMMARY DESCRIPTION
  ----------------------------------------- -----------------------------------
  Frame Relay                               Flat rate, scalable 32 Kbps to 1.54
                                            Mbps connectivity solutions based
                                            on frame relay technology for small
                                            to medium size business customers,
                                            running all standard Internet
                                            applications.
  Leased Line                               A complete range (56 Kbps to 45
                                            Mbps) of dedicated, clear channel
                                            circuits for local-area/wide-area
                                            networks and enterprises running
                                            all standard and high-bandwidth
                                            Internet applications.
  Ethernet Plus                             2 Mbps to 16 Mbps connectivity
                                            solutions for small to large
                                            business customers; provides an
                                            easy "plug and play" solution for
                                            Ethernet-based networks running all
                                            Internet applications.
  Switched Multimegabit Data Service (SMDS) A wide range of scalable solutions
                                            (1.17 Mbps to 34 Mbps); designed
                                            for metropolitan-central business
                                            customers seeking a cost-effective
                                            way to support all Internet
                                            applications.


  In addition to basic connectivity service, DIGEX sells and configures customer-premise routers, firewall security options and other value-added services. DIGEX is an authorized reseller of the Eagle firewall product family from Raptor Systems, Inc., and Firewall-1 from Check Point Software Technologies Ltd. The Company also offers Secure Computing Corporation's Sidewinder Internet firewall software. In addition, the Company helps customers with initial use of their particular DIGEX solution. The Company began providing business connectivity solutions in 1994 and plans to introduce new products on a controlled basis, to ensure that the quality of delivery, from both a sales and a support perspective, is in place, thus solidifying the Company's reputation and building on its promise for delivering INDUSTRIAL STRENGTH Internet solutions.

 Internet Server Products Group

  The Company has offered a complete range of Web server hosting solutions since 1994. The Company's business customers are able to locate highly reliable Web sites on dedicated servers at the Company's "Server Farm," which enables users to gain high speed access to the Web server given the server's direct connection to the Internet backbone. In addition, the Company provides 24x7x365 monitoring of the server and Internet connection by the Company's highly experienced technical staff as well as easy server upgradability as the customer's speed and capacity requirements grow. As Web server needs evolve, DIGEX's goal is to continue to meet the market with the most advanced server solutions available. In September 1996, the Company introduced the world's first Windows NT 4.0 hosted server product line.

 Private Networks Group

  The Private Networks Group creates customized solutions for telecommunications service providers looking to offer highly reliable private label Internet connectivity solutions without incurring the lead time and costs associated with building their own facilities. In turn, these providers absorb customer-acquisition costs that would otherwise be borne by the Company. When an individual contract is secured, a customized implementation and service organization will be created to provide a premium level of support for the private network customer. The Company expects that the operations of the private network customer and the DIGEX support team will be integrated to enhance customer support.

  The Company began offering private network solutions in 1996 and recently entered into multi-year private network agreements with LCI, WinStar, Orion and World Reservation Systems, Inc. Through its private network agreement with the Company, Orion will resell the Company's connectivity services to its customers in Europe. The Private Network Group seeks to enter into multi-year agreements having either take-or-pay commitments or bulk discounts based on the aggregate amount of Internet solutions purchased. Under the Company's private network agreement with LCI, dated May 29, 1996, LCI has agreed to purchase, subject to certain terms and conditions, a minimum of $5 million of Internet products and services over the 42-month term of the contract. Similarly, under WinStar's private network agreement with the Company, WinStar will purchase during the next six years a minimum of $5.0 million of Internet connectivity solutions with the right to purchase additional amounts, in each case on a discounted basis. DIGEX's agreement with Orion provides for bulk discounts over a 36-month period based on the aggregate amount of Internet services purchased, while World Reservation Systems, Inc.'s private network agreement with the Company includes a $1.3 million take-or-pay commitment to purchase telecommute connectivity solutions.

 Telecommute Products Group

  The Telecommute Products Group began offering its solutions in 1990 and offers a variety of high-end, dial-up options to business professionals, telecommuters and small businesses. The group's products range from lower-cost, limited-access capability products to premium-priced, high-speed, low-latency products. This group focuses on two distinct customer groups: (i) professionals who require reliable at-home Internet connectivity and whose usage is frequently paid for as part of an integrated, total-solution connectivity package procured on a large scale by their employers and (ii) small businesses that are likely to broaden and upgrade their solutions, eventually becoming Business Connectivity Group and Internet Server Products Group customers. The Company is currently engaged in discussions with Microsoft to include DIGEX in Microsoft's Solution Provider Program, which would result in the Company's being designated a preferred vendor for Microsoft's corporate customers. There can be no assurance, however, that these discussions will culminate in an agreement with Microsoft. The Company believes that the Telecommute Products Group complements the Business Connectivity Group by providing high-end solutions to professionals employed by Business Connectivity customers.

CUSTOMERS

  The Company's leased line and server customers have expanded to approximately 1050 accounts at August 31, 1996. In 1995, no customer accounted for more than five percent of the Company's total revenues. In addition to its leased line and server customers, the Company had approximately 5,000 dial-up customers at August 31, 1996. The following are lists of selected DIGEX customers:

BUSINESS CONNECTIVITY                     INTERNET SERVERS


ALCOA                                     AMTRAK
COMSAT Corporation                        ASPLUNDH
Credit Suisse                             Campmor, Inc.
Disclosure, Inc.                          CIGNA Corp.
Freeloader, Inc.                          Emmy Awards
ITT Avionics                              Federal Reserve Bank of Richmond
Litton Systems, Incorporated              Grand Heritage Hotel Company
Lucent Technologies Inc.                  Maryland Dept. of Agriculture
Merrill Lynch & Co., Inc.                 Graduate School
National Basketball Association           National Association of Investors
Oracle Corporation                        Orbit Questal Inc. Philadelphia
Piper & Marbury, LLP                      Federal Credit Union
PointCast, Inc.                           PointCast, Inc.
SAIC                                      TeeVee Toons, Inc.
Southwestern Bell Corp.                   20/20 Software, Inc.
TRW                                       The World Bank
University of Maryland
U.S. Dept. of Commerce/NOAA
Westinghouse Electric Corp.
Wheat First Butcher Singer, Inc.
The World Bank

SALES AND MARKETING

  As of September 24, 1996, the Company employed 135 people in sales and marketing. To date, the Company has sold its Internet solutions primarily through its direct telephone sales force. Call activity is generated both by "cold calling" and in response to customer referrals, E-mail correspondence through the Company's Web site and a variety of promotional programs, including advertising in general business and specialty periodicals, participation in industry trade shows and press relations. In addition, the Company engages in local promotional programs to support newly opened service locations. In order to better serve the needs of its customers, the Company has developed a specialized marketing approach for each business unit.

  The sales force for the Company's Business Connectivity Group continues to grow to meet the demands of customers along DIGEX's growing nationwide network. The Company plans to add sales representatives who will focus on the cities where the Company is opening new POPs along the network and to support them with marketing programs to generate quality sales leads. In addition, the Company purchases prequalified sales leads, solicits customers through direct mail advertising, conducts sales seminars, advertises in national trade publications and to participate in industry trade shows. The Company believes that active marketing and lead generation efforts will allow the sales force to become even more productive and efficient.

  In addition to using the Business Connectivity Group's sales force for marketing its products and services, the Internet Server Products Group has created an Alliance Partner program, which is a national network of agents selling its products. In connection with the Alliance Partner program, DIGEX has entered into agent agreements with organizations in select cities nationwide, such as advertising agencies, graphic design firms and development companies whose primary business is the creation of Web sites. In addition, DIGEX has deployed regional account executives to support these organizations and to develop and maintain relationships with targeted end users.

  The Private Networks Group has a dedicated business development team which targets a number of types of potential customers, including IXCs, LECs, cable operators, large private network providers, and CAPs. The Company seeks to enter into long-term, non-exclusive arrangements with these potential resellers.

  The Telecommute Products Group sells its services through the Company's direct sales force, through private network providers and through direct marketing to the group's target markets. The Company's targeted businesses include telecommuters who may purchase connectivity through a customer of the Business Connectivity Group and small or home office users who are likely to upgrade their services in the future.

COMPETITION

  The market for all types of Internet connectivity services is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. As a result of an increase in the number of competitors, and vertical and horizontal integration in the industry, the Company expects to encounter significant pricing pressure and other competition in the future. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and the Company cannot predict the effect that ongoing or future developments may have on the Internet industry generally or on the Company specifically. See "Risk Factors--Competition," "--Dependence Upon Product Development; Risks of Changing Technology and Industry Standards" and "--Potential Liability for Information Disseminated Over Network; Regulation."

 Connectivity

  ISPs. Currently, the Company's primary competitors are other ISPs focused on business customers including UUNET, BBN and PSI. UUNET, BBN and PSI in particular have significantly greater market presence and financial, technological and personnel resources than the Company and have extensive coast-to-coast Internet backbones.

  A number of these competitors, however, including UUNET and PSI, have chosen to pursue individual connectivity customers in an effort to balance the use of their networks, since business customers tend to use the Internet during business hours, while individual customers tend to use the Internet after business hours. As a result, these ISPs have been forced to build out their networks beyond what would be necessary to serve business customers. DIGEX, on the other hand, has found that it can maintain its focus on business customers and build a network infrastructure that can serve a substantial majority of the business marketplace with fewer POPs than its competitors. In addition, the Company's Web server hosting business, while offering additional Internet solutions to its business customers, generates a substantial portion of its traffic after business hours, and thus balances the usage of the Company's network. Thus, given its more focused business strategy and more efficient use of capital, DIGEX can offer a comprehensive range of business Internet solutions on a cost-effective basis.

  To a lesser extent, the Company competes with other national and regional ISPs, of which there are currently over 1500. Many of these competitors, however, including NETCOM, do not share DIGEX's business focus. In addition, due to the substantial increase in the amount of data traffic carried by the networks of certain national ISPs, the Company expects the industry's current practice regarding peering to evolve by the end of 1996 to require an ISP to possess (i) a coast-to-coast DS-3 backbone, (ii) 45 Mbps connections to three U.S. peering points and (iii) a 24x7x365 NOC in order to qualify for peering with the major national ISPs. The Company expects ISPs which do not satisfy these requirements by the end of 1996 either to be acquired by the large national ISPs or to be forced to become resellers of Internet connectivity services, purchasing their network bandwidth at retail rates from national ISPs.

  Telecommunications Companies. The Company currently competes with AT&T, MCI and Sprint. In addition, a number of regulatory obstacles to the entry of other telecommunications companies into the Internet connectivity market are being removed. Accordingly, the Company expects competition to increase with other major telecommunications companies, including MFS and the RBOCs. In addition, deregulation of the telecommunications industry has already led to significant horizontal integration through acquisitions and joint ventures, and the Company expects these trends to continue.

  The telecommunications companies the Company competes with have access to significantly greater financial, technological and personnel resources than the Company and large existing commercial customer bases. In addition, IXCs, including AT&T, MCI and Sprint, possess existing nationwide telecommunications networks and generally face lower network infrastructure costs in providing Internet connectivity than the Company. Although its WorldNet offering targets the consumer market, AT&T is party to an agreement with BBN pursuant to which it can market BBN's business connectivity services to AT&T's commercial customer base or, in the alternative, provide its own Internet connectivity. GTE Corp. ("GTE") and UUNET have also recently announced a strategic alliance whereby GTE's customers may obtain access to the Internet through UUNET's network. While these telecommunications companies have little experience with TCP/IP networking in general, and Internet connectivity in particular, they now may employ their larger sales organizations to sell Internet connectivity to their existing telephony customers, both commercial and consumer. However, the Company believes that its sales and marketing personnel, which have backgrounds in data-oriented services, particularly TCP/IP will be able to sell Internet connectivity more effectively than the sales forces of most telecommunications companies, which possess backgrounds largely in voice-oriented services.

  Most LECs, such as the RBOCs, and CAPs, on the other hand, do not currently possess nationwide networks. In order to address the Internet connectivity requirements of their current business customer bases, these companies must either buy connectivity to an Internet network infrastructure or build such a network. For example, MFS has acquired UUNET and can now offer expanded Internet connectivity along with its traditional telecommunications services, and World Com, Inc. has recently announced its agreement to acquire MFS. The Company seeks to capitalize on the market opportunity created by telecommunications companies that have chosen to buy, not build, Internet connectivity for resale through its Private Networks Group, which sells DIGEX's Internet connectivity services to telecommunications companies to be remarketed under their own brands.

  Cable Television and Direct Broadcast Satellite. Certain companies are exploring the possibility of providing high-speed data services using alternative delivery methods. For example, @Home, a joint venture between Tele-Communications, Inc. and Kleiner Perkins Caufield & Byers, has stated its intent to provide high-speed data services over cable television plant, and HNS has lauched DirecPC, which will deliver high-speed data through direct broadcast satellite technology. CAI Wireless Systems, Inc., a wireless cable television service, also has announced that it has begun testing the first Internet connectivity product delivered by wireless cable. However, since they do not currently possess nationwide networks, these companies, in order to provide Internet access, must either buy access to an Internet network infrastructure or build such a network.

  On-Line Service Providers. The Company also competes, to a lesser extent, with certain on-line service providers who offer Internet connectivity in conjunction with their primary products or services. For example, Microsoft provides connectivity to the Internet through the Microsoft Network, which was built by UUNET (in which Microsoft holds a significant minority stake), as a standard integrated feature of its Windows 95 operating system, and IBM's OS/2 WARP operating system is preconfigured to provide Internet connectivity through the Advantis network, which is controlled by IBM. Microsoft has also recently announced strategic marketing alliances for Internet access with MCI, AT&T and NETCOM. In addition, AOL, CompuServe and Prodigy currently provide connectivity to the Internet, and many have announced plans to offer expanded Internet connectivity capabilities. Currently, on-line service providers are primarily focused on the consumer marketplace.

 Web Server Hosting

  The market for Web server hosting is highly fragmented and extremely competitive. There are no substantial barriers to entry and the Company expects the competition will intensify in the future. Currently, the Company's primary competitors are other ISPs, including BBN, UUNET and PSI, and companies whose primary business is developing and operating "Server Farms" such as Internet Direct. In addition, many organizations currently host Web servers at their own facilities. The Company believes, however, that as bandwidth requirements increase, it will become more economical for these organizations to outsource their needs. The Company believes that it significantly differentiates itself from its competitors by offering flat-rate billing, dedicated servers, 24x7x365 monitoring, upgradability and other value-added services demanded by high-end business customers.

PROPERTIES

  The Company's administrative offices, as well as its NOC and Server Farm, are located in Beltsville, Maryland, where the Company currently leases approximately 73,000 square feet under leases that expire in 1998 and 2000. The Company believes that this facility will meet its needs through at least the remainder of 1996. The Company intends to lease space on the west coast of the United States to house its second Server Farm, which the Company expects to construct in 1997. The Company also leases space (typically less than 200 square feet) in various geographic locations to house the telecommunications equipment for each of its POPs. See "Network Infrastructure" for a description of the components of the Company's nationwide network, the Company's NOC and the current Server Farm.

EMPLOYEES

  As of September 24, 1996, the Company employed 263 persons full-time, including 135 in sales and marketing, 86 in network operations (including eight in technical support) and 42 in general and administrative functions. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good.

LEGAL PROCEEDINGS

  The Company is not involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The Company's executive officers, directors and other key employees, and their ages as of October 1, 1996, are as follows:

   NAME                           AGE                POSITION
   ----                           ---                --------
   Christopher R. McCleary(1)      44 Chairman of the Board, President,
                                       Chief Executive Officer
   Clyde A. Heintzelman            57 Senior Vice President, Chief Operating
                                       Officer, General Manager--Business
                                       Connectivity Group
   Thomas M. Brandt, Jr.           45 Senior Vice President, Chief Financial
                                       Officer, Secretary
   Earl P. Galleher                36 Vice President, General Manager--
                                       Internet Server Products Group
   Nicholas J. Magliato            30 Vice President, General Manager--
                                       Private Networks Group
   Brian M. Deobald                34 Vice President, General Manager--
                                       Telecommute Products Group
   William A. Pendley              32 Vice President, Assistant General
                                       Manager--Business Connectivity Group
   John C. Welling                 31 Vice President, Controller
   Douglas E. Humphrey             36 Senior Vice President, Chief
                                       Technology Officer, Director
   Sheryl R. Richeson              40 Vice President, Customer Service--
                                       Business Connectivity Group
   Edward J. Kern                  28 Vice President, Network--Business
                                       Connectivity Group
   William F. Webb, Jr.            30 Vice President, Internet Server
                                       Technical Operations
   Michael T. Doughney             38 Vice President, Director
   Frank A. Adams(1)(2)            51 Director
   Thomas H. Cato(3)               54 Director
   William F. Earthman III(1)(2)   45 Director
   Ray A. Rothrock(1)(3)           41 Director
   Robert M. Stewart(2)            42 Director
   John H. Wyant(3)                50 Director

--------
(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

  Christopher R. McCleary joined DIGEX as President and Chief Executive Officer in February 1996. Mr. McCleary has served as a director since joining the Company and was elected Chairman of the Board of Directors in June 1996, succeeding Frank A. Adams, who remains a director. Mr. McCleary was one of the founding management team members at American Mobile Satellite Corporation ("AMSC"), where he served as a Vice President and General Manager, Satellite Telephone Service from 1990 until joining DIGEX in 1996. Prior to joining AMSC, Mr. McCleary was founder and President of the Satellite Network Antenna Division of Radiation Systems, Inc. Mr. McCleary received his Bachelor's degree from the University of Kentucky.

  Clyde A. Heintzelman has served as Senior Vice President and Chief Operating Officer since May 1995. From 1992 to 1994, Mr. Heintzelman was Vice President of Sales and Marketing for Connective Strategies, Inc. ("CSI"), an ISDN startup company. Mr. Heintzelman spent 28 years with Bell Atlantic prior to joining CSI, serving as General Manager of Marketing and Sales for Bell Atlantic Directory Services from 1990 until 1992 and as Vice President of Sales and Marketing for the Business Market at C&P Telephone from 1985 to 1990. Mr. Heintzelman was President and CEO of Bell Atlanticom from 1983 to 1985 and, prior to that, was the general manager who established Bell Atlantic's Federal Systems Division. Mr. Heintzelman received his Bachelor's degree from the University of Delaware and has also done graduate work at the Wharton School, the University of Pittsburgh and the University of Michigan.

  Thomas M. Brandt, Jr. joined DIGEX as Senior Vice President and Chief Financial Officer in June 1996. Mr. Brandt was named Secretary in late June 1996. Mr. Brandt was a director at Price Waterhouse LLP from 1993 until he joined DIGEX. From 1987 through 1992, Mr. Brandt served as Vice President and Chief Financial Officer for U.S. Metalsource Corporation, a metals distribution business. Mr. Brandt received his M.B.A. degree from the Wharton School of the University of Pennsylvania and his Bachelor's degree from Duke University.

  Earl P. Galleher joined DIGEX as Vice President and General Manager-- Internet Server Products in March 1996. Prior to joining DIGEX, Mr. Galleher was Director of Marketing at AMSC, which he joined in November 1991. Mr. Galleher led the development of AMSC's product positioning, branding strategy and subscriber acquisition investment plan. Prior to AMSC, Mr. Galleher was Manager of Market Development at Southwestern Bell Mobile Systems Washington-Baltimore system, which he joined in April 1990. Mr. Galleher received his Bachelor of Arts degree from Denison University.

  Nicholas J. Magliato joined DIGEX as Vice President and General Manager-- Private Networks in March 1996. Prior to joining DIGEX, Mr. Magliato was the Director of Land Mobile Sales and Distribution at AMSC, which he joined in April 1993. His responsibilities at AMSC included creating product plans for wireless voice and data services and developing and implementing a nationwide sales and distribution strategy. Prior to AMSC, Mr. Magliato was a telecommunications consulting manager at Andersen Consulting LLP, which he joined in August 1987. Mr. Magliato received a Bachelor's degree, concentrating in Computer and Information Services, from Syracuse University.

  Brian M. Deobald joined DIGEX as Vice President and General Manager-- Telecommute Products in March 1996. Prior to joining DIGEX, Mr. Deobald was the Director of Product Management at AMSC, which he joined in November 1991. At AMSC, Mr. Deobald created the company's business plan and developed and introduced services, subscriber hardware, and pricing. Mr. Deobald joined AMSC from AT&T International Communications Services where he managed strategic and business planning since July 1989. Mr. Deobald received an M.B.A. from the Wharton School and holds a Master's degree from Johns Hopkins University and a Bachelor's degree from Georgetown University.

  William A. Pendley joined DIGEX in December 1994 as Chief Financial Officer and currently serves as Vice President and Assistant General Manager--Business Connectivity. In 1995, Mr. Pendley was responsible for developing DIGEX's financial business plan and securing the first-level financing with venture capital investors. Prior to joining DIGEX, Mr. Pendley was Chief Financial Officer for Intrafed, Inc., a software developer and system integrator, from 1994 and prior to that, served in a financial management position for IBM Federal Systems from 1989. Mr. Pendley holds an M.B.A. in finance from New York University and a Bachelor's degree from Georgetown University.

  John C. Welling joined DIGEX as a Vice President and Controller in April 1996. Prior to joining DIGEX, Mr. Welling was a senior manager at KPMG Peat Marwick LLP, focusing on publicly-held companies, from 1987 until 1996. Mr. Welling received a Bachelor's degree, with a concentration in accounting, from Loyola College in Baltimore, Maryland.

  Douglas E. Humphrey is the Senior Vice President, Chief Technology Officer and co-founder of DIGEX. Mr. Humphrey has also served as a director of the Company since 1990 and served as the Chief Executive Officer from the Company's inception until Mr. McCleary joined DIGEX in February 1996. Mr. Humphrey was a senior TCP/IP networking and computer security specialist for Tandem Computers, Inc. from September 1987 to March 1993. From 1983 to 1987, Mr. Humphrey was President and CEO of Computer Time Share Corporation.
Mr. Humphrey attended the University of Maryland at College Park.

  Sheryl R. Richeson is Vice President, Customer Service--Business Connectivity. Ms. Richeson joined DIGEX as Director of Customer Service in October 1995. Ms. Richeson is an experienced telecommunications executive with more than 14 years of management experience with Bell Atlantic, which she joined in 1981. Ms. Richeson served as Director of Large Business Services and as regional manager for Field Sales Support for Bell Atlantic. Ms. Richeson holds a Master's degree from Johns Hopkins University and a Bachelor of Science degree from the University of Colorado.

  Edward J. Kern joined DIGEX in 1992 as Manager of Systems and was promoted to Vice President, Network--Business Connectivity in May 1996. Prior to joining DIGEX, Mr. Kern spent seven years building and managing TCP/IP networks as a consultant for various companies. Mr. Kern is an active member of the Internet Engineering Task Force.

  William F. Webb, Jr. joined DIGEX as Vice President, Internet Server Technical Operations in May 1996. Prior to joining DIGEX, Mr. Webb was a manager at Andersen Consulting LLP beginning in June 1990. At Andersen Consulting, Mr. Webb worked in the Telecommunications Industry Market Unit, focusing on service activation systems for major telecommunications clients. Mr. Webb holds an M.B.A. degree from Virginia Polytechnic Institute and State University and a Bachelor of Science degree in Computer Science and Mathematics from Eastern Nazarene College.

  Michael T. Doughney is a Vice President and co-founder of DIGEX and has served as a director of the Company since 1990. Mr. Doughney majored in computer science and electrical engineering at the University of Maryland.

  Frank A. Adams has been a director of the Company since April 1995. Mr. Adams served as Chairman of the Board from April 1995 until June 1996, when Mr. McCleary was elected Chairman. Mr. Adams is currently President and CEO of Grotech Capital Group which he co-founded in 1984. Mr. Adams has held positions with public companies, including PHH Corporation, RLC/Matlack and Westinghouse. Mr. Adams is also a director of several private companies. Mr. Adams received his Bachelor's and Juris Doctor degrees from the University of Baltimore and has completed advanced management programs at Stanford University and Harvard University.

  Thomas H. Cato joined DIGEX in July 1996 as a director. Mr. Cato is a business consultant in information systems and health care. From 1985 until founding his consulting business in June 1995, Mr. Cato was president of HCA Information Services, a wholly-owned subsidiary of Hospital Corporation of America. Mr. Cato was a co-founder of ENDATA, a public information services company. Mr. Cato, a retired colonel from the United States Army Reserves, received his B.B.A. from Tulane University.

  William F. Earthman III has been a director of the Company since April 1995. Mr. Earthman is a general partner of Southern Venture Fund II, L.P. and a Partner of Massey Burch Capital Corporation. Before joining Massey Burch Capital Corporation as Vice President in 1989, he served at the firms of J.C. Bradford & Co., Prudential-Bache Securities and, most recently, First Nashville Corporation. Mr. Earthman is also a director of Ensys Environmental Products Inc. Mr. Earthman received his Bachelor's degree from the University of Virginia.

  Ray A. Rothrock has been a director of the Company since April 1995. Mr. Rothrock is a general partner of Venrock Associates and Venrock Associates II, L.P. and has been with the firm since 1988. Mr. Rothrock was with Sun Microsystems Inc. for four years prior to joining Venrock. Mr. Rothrock received his M.B.A. degree from Harvard Business School, an MS in Nuclear Engineering from Massachusetts Institute of Technology, and a Bachelor of Science in Nuclear Engineering from Texas A&M University. He serves as a director of Spyglass, Inc. and Check Point Software Technologies, Ltd. of Tel Aviv, Israel and several private companies.

  Robert M. Stewart has been a director of the Company since December 1995. Mr. Stewart has been a Managing Director of the Anchor Financial Group LLC since November 1995, a private investment banking firm in Washington, D.C. Prior to joining Anchor Financial Group, Mr. Stewart was a Principal with Armata Partners L.P. from April 1993 and, prior to that, a Vice President of Legg Mason Wood Walker, Inc., which he joined in February 1989. Mr. Stewart holds an M.B.A. from the Babcock Graduate School of Management of Wake Forest University and a B.A. from Hampden-Sydney College.

  John H. Wyant began serving as a director of the Company in June 1996. Mr. Wyant is the president of Blue Chip Venture Company, which he founded in 1990. Mr. Wyant is also a director of Zaring Homes Inc. and several private companies. Mr. Wyant received his B.A. degree from Denison University and his J.D. degree from Chase College of Law.

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee.

  The Executive Committee consists of Mr. Adams (Chairman), Mr. Earthman, Mr. McCleary and Mr. Rothrock. The Executive Committee reviews, evaluates and makes decisions and recommendations with respect to specific matters delegated to the Executive Committee by the Board of Directors.

  The Audit Committee consists of Mr. Rothrock (Chairman), Mr. Wyant and Mr. Cato. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, and reviews and evaluates the Company's audit and control functions.

  The Compensation Committee consists of Mr. Earthman (Chairman), Mr. Adams and Mr. Stewart. The Compensation Committee administers the Company's Stock Option Plans and makes decisions concerning salaries and incentive compensation for employees and consultants of the Company.

DIRECTORS' COMPENSATION

  Non-employee directors are reimbursed for reasonable expenses incurred by them in attending Board meetings. Pursuant to the terms of the Securities Purchase Agreement by and among the Company, Mr. Humphrey, Mr. Doughney, Grotech Capital Partners IV, L.P. ("Grotech IV"), Venrock Associates ("Venrock"), and Southern Venture Fund II, L.P. ("Southern"), dated as of March 24, 1995 (the "Securities Purchase Agreement"), the Company pays to each of Grotech IV, Venrock and Southern an annual director's fee of $10,000 for the respective directors designated by such entities. Under that certain Purchase and Exchange Agreement (as defined), the Company also pays Blue Chip an annual director's fee of $10,000 for the director designated by such entity. Upon consummation of the Offering, the non-employee directors shall cease to be entitled to receive such fees but shall continue to receive reimbursement for reasonable expenses incurred in their capacity as directors. In addition, non-employee directors are eligible for the grant of stock options under the Company's Equity Plan. Each director who is not an employee of the Company has been granted options to purchase 8,000 shares of Common Stock. In addition, each non-employee director will be granted options to purchase 8,000 shares of Common Stock at each annual meeting at which such director is re-elected as a director. See "-- Incentive Stock Option Plans--Equity Plan."

BOARD COMPOSITION

  In connection with the reincorporation of the Company as a Delaware corporation, the Company will amend and restate its Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Company will provide that the directors of the Company are divided into three classes. A class of directors will be elected by plurality vote, with no cumulative voting, at each annual meeting of stockholders. Messrs. Adams, Humphrey and McCleary will be designated Class I directors and will serve until the meeting of stockholders in 1997. Messrs. Doughney, Stewart and Wyant have been designated Class II directors and will serve until the meeting of stockholders in 1998. Messrs. Cato, Earthman and Rothrock will be designated Class III directors and will serve until the meeting of stockholders in 1999. Thereafter, each class of directors will have a term of three years, with a term of one class expiring each year.

  Under the Securities Purchase, Conversion and Exchange Agreement (the "Purchase and Exchange Agreement"), dated as of May 30, 1996, by and among the Company, Grotech IV, Grotech Partners III, L.P. ("Grotech Partners"), Grotech III Companion Fund, L.P. ("Grotech Companion"), Grotech III Pennsylvania Fund, L.P. ("Grotech Pennsylvania"), Venrock, Venrock Associates II, L.P. ("Venrock II"), Southern, Blue Chip, Crisler Capital Company, Limited Partnership ("Crisler," and together with Grotech IV, Grotech Partners, Grotech Companion, Grotech Pennsylvania, Venrock, Venrock II, Southern, and Blue Chip, the "1996 Venture Investors"), Mr. Humphrey and Mr. Doughney, the 1996 Venture Investors and Messrs. Humphrey and Doughney have agreed to vote their shares of voting stock of the Company for the election of: (i) four directors designated by Messrs. Humphrey and Doughney (Mr. Humphrey, Mr. Doughney, Mr. Stewart and Mr. McCleary), (ii) one director designated by Grotech IV (Mr. Adams), (iii) one director designated by Venrock (Mr. Rothrock), (iv) one director designated by Southern (Mr. Earthman), (v) one director designated by Blue Chip (Mr. Wyant) and (vi) one director to be jointly designated by the 1996 Venture Investors and Mr. Humphrey (Mr. Cato). This agreement superseded provisions of the Securities Purchase Agreement concerning the election of directors. The provisions of the Purchase and Exchange Agreement concerning election of directors terminate effective immediately prior to consummation of the Offering. Accordingly, no stockholder shall be obligated to vote in favor of election of any person nominated for election of the Board of Directors by any other stockholder following consummation of the Offering.

EXECUTIVE COMPENSATION

  The following table summarizes all compensation earned by Douglas E. Humphrey (the "Named Executive Officer"), who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1995. No other executive officers of the Company earned in excess of $100,000 of salary and bonus during the fiscal year ended December 31, 1995.

                                              ANNUAL COMPENSATION
                                              --------------------
NAME AND                                                            ALL OTHER
PRINCIPAL                              FISCAL    SALARY     BONUS  COMPENSATION
POSITION                                YEAR      ($)        ($)      ($)(2)
---------                              ------ ---------- --------- ------------
Douglas E. Humphrey(1)................  1995  $  100,000 $  20,000    $6,600
 Chief Executive Officer

--------
(1) Mr. Humphrey was Chief Executive Officer of the Company until February 1996, when Mr. McCleary succeeded him. Mr. Humphrey is currently a Senior Vice President and Chief Technology Officer of the Company.
(2) This amount represents a car allowance.

OPTION GRANTS IN 1995

  No options were granted for the fiscal year ended December 31, 1995 to the Named Executive Officer and no stock appreciation rights have been granted to date. In addition, the Named Executive Officer currently holds no options for the Common Stock and did not exercise any options during the fiscal year ended December 31, 1995.

INCENTIVE STOCK OPTION PLANS

 1995 STOCK OPTION PLAN

  The Board of Directors has adopted an Incentive Stock Option Plan (the "1995 Stock Option Plan"). Under the 1995 Stock Option Plan, employees are entitled to purchase Common Stock of the Company by cash payment or by delivery of existing shares of Common Stock held by such employee. The purpose of the 1995 Stock Option Plan and of granting options to specified employees of the Company pursuant thereto is to further the growth, development and financial success of the Company by providing additional incentives to such persons by assisting them to acquire shares of Common Stock of the Company and to benefit directly from the Company's growth, development and financial success. Options granted under the 1995 Stock Option Plan vest in accordance with one of the following schedules or in accordance with an alternative schedule approved by the Board of Directors: (i) 25% of the aggregate amount of options granted to a particular employee upon the first anniversary of the date of hire of such employee and the remaining 75% of the aggregate amount of options on a quarterly basis, evenly spread out over the three-year period following the first anniversary of the date of hire or (ii) 33% of the aggregate amount of options granted to a particular employee upon the first anniversary of the date of hire of such employee and the remaining 67% of the aggregate amount of options on a quarterly basis, evenly spread out over the two-year period following the first anniversary of the date of hire. Options granted under the 1995 Stock Option Plan expire on the tenth anniversary of the date of grant. The Company has reserved 1,099,054 shares of Common Stock for issuance under the 1995 Stock Option Plan, none of which have been issued to date. As of July 19, 1996, options for the purchase of 1,099,054 shares of Common Stock are outstanding under the 1995 Stock Option Plan. The exercise price for all of such outstanding options is $0.25 per share. No new options will be granted under the 1995 Stock Option Plan.

 EQUITY PLAN

  The Company adopted the DIGEX, Incorporated 1996 Equity Participation Plan (the "Equity Plan") effective as of May 31, 1996. The principal purposes of the Equity Plan are to provide incentives for officers, employees and consultants of the Company through granting of options, restricted stock and other awards ("Awards"), thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. In addition to Awards made to officers, employees or consultants, the Equity Plan provides for the granting of options ("Director Options") to the Company's independent non-employee directors pursuant to a formula, as described in further detail below.

  Under the Equity Plan, not more than 1,401,426 shares of Common Stock (or the equivalent in other equity securities) are authorized for issuance upon exercise of options, stock appreciation rights ("SARs") and other Awards, or upon vesting of restricted or deferred stock Awards; provided however, that Awards with respect to additional shares may be granted to the extent that options expire or are otherwise terminated unexercised under the 1995 Stock Option Plan. In the aggregate, no more than 2,500,480 shares may be outstanding under the 1995 Stock Option Plan and the Equity Plan. As of the date hereof, 1,136,246 nonqualified stock options to purchase Common Stock have been granted to employees under the Equity Plan and 1,136,246 are outstanding and Director Options to purchase 48,000 shares of Common Stock have been granted to non-employee directors under the Equity Plan. No other Awards have been made under the Equity Plan. The exercise price for all such outstanding options ranges from $3.73 to $10.00 per share.

  The shares available under the Equity Plan upon exercise of stock options, SARs and other Awards, and for issuance as restricted or deferred stock Awards, may be either previously unissued shares or treasury shares, and may be equity securities of the Company other than Common Stock. The Compensation Committee or a subcommittee thereof (the "Compensation Committee") (the Board with respect to Director Options) has the discretion to make appropriate adjustments in the number and kind of securities subject to the Equity Plan and to outstanding Awards thereunder to reflect dividends or other distributions; a recapitalization, reclassification, stock split, reverse stock split, or reorganization, merger or consolidation of the Company; the split-up, spin-off, combination, liquidation or dissolution of the Company; or disposition of all or substantially all of the assets of the Company or exchange of Common Stock or other securities of the Company; or other similar corporate transaction or event.

  If any portion of a stock option, SAR or other Award terminates or lapses unexercised, or is cancelled upon grant of a new option, SAR or other Award (which may be at a higher or lower exercise price than the option, SAR or other Award so cancelled), the shares which were subject to the unexercised portion of such option, SAR or other Award, will continue to be available for issuance under the Equity Plan.

  The principal features of the Equity Plan are summarized below, but the summary is qualified in its entirety by reference to the Equity Plan itself.

 Administration

  Prior to the Offering, the Board of Directors of the Company will administer the Equity Plan; following the closing of the Offering, the Compensation Committee will administer the Equity Plan with respect to awards and the full Board will administer the Equity Plan with respect to Director Options. The Compensation Committee will consist of at least two members of the Board, neither of whom is an employee of the Company and if the Board so determines, each of whom will be a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). Subject to the terms and conditions of the Equity Plan, the Compensation Committee has the authority to select the persons to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Equity Plan. Similarly, the Board has discretion to determine the terms and conditions of grants of Director Options and to interpret and administer the Equity Plan with respect to Director Options, consistent with the specific formula terms described in more detail below. The Compensation Committee (and the Board) are also authorized to adopt, amend and rescind rules relating to the administration of the Equity Plan.

 Amendment and Termination

  Amendments of the Equity Plan to increase the number of shares as to which Awards may be made (except for adjustments resulting from stock splits and the like, and mergers, consolidations and other corporate transactions) require the approval of the Company's stockholders. In all other respects the Equity Plan can be amended, modified, suspended or terminated by the Compensation Committee or the Board, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the Equity Plan will not, without the consent of the participant, affect such person's rights under an Award previously awarded, unless the Award Agreement governing such Award itself otherwise expressly so provides. Unless sooner terminated by the Board or the Compensation Committee, the Equity Plan will expire on May 31, 2006. Such termination will not affect the validity of any Award outstanding under the Equity Plan on the date of termination.

 Eligibility

  Options, SARs, restricted stock and other Awards under the Equity Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries. Such Awards also may be granted to consultants of the Company selected by the Compensation Committee for participation in the Equity Plan. Approximately 263 employees are eligible to be granted Awards under the Equity Plan. More than one option, SAR, restricted stock Award or other Award may be granted to an employee or consultant, but the aggregate fair market value (determined at the time of grant) of shares with respect to which an Incentive Stock Option is first exercisable by an optionee (i.e. "vests") during any calendar year cannot exceed $100,000. Non-employee directors may only be granted Director Options.

 Payment for Shares

  The exercise or purchase price for all options, Director Options, SARs, restricted stock and other Awards that provide a right to acquire Common Stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Compensation Committee (or Board for Director Options) be paid in whole or in part in Common Stock valued at their fair market value on the date of exercise (which may, except with respect to incentive stock options, include an assignment of the right to receive the cash proceeds from the sale of Common Stock subject to an option or other right pursuant to a "cashless exercise" procedure) or by delivery of other property, or by a recourse promissory note payable to the Company, or by a combination of the foregoing.

 Awards under the Equity Plan

  The Equity Plan provides that the Compensation Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award.

  Nonqualified Stock Options ("NQSOs") will provide for the right to purchase Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Compensation Committee) in one or more installments after the grant date, subject to the participant's continued employment with the Company and/or subject to the satisfaction of individual or Company performance targets established by the Compensation Committee. NQSOs may be granted for any term specified by the Compensation Committee.

  Incentive Stock Options ("ISOs") will be designed to comply with the provisions of the Code, and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the Optionee's termination of employment, and must be exercised within the ten years after the date of grant; but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the Equity Plan provides that the exercise price must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.

  Restricted Stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

  Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

  SARs may be granted in connection with stock options or other Awards, or separately. SARs granted by the Compensation Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of the Common Stock over the exercise price of the related option or other Awards, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) of the Code with respect to an SAR intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, there are no restrictions specified in the Equity Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Compensation Committee in the SAR agreements. The Compensation Committee may elect to pay SARs in cash or in Common Stock or in a combination of both.

  Dividend Equivalents represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by the stock options, SARs or other Awards held by the participant.

  Performance Awards may be granted by the Compensation Committee on an individual or group basis. Generally, these Awards will be based upon specific performance targets and may be paid in cash or in Common Stock or in a combination of both. Performance Awards may include "phantom" stock Awards that provide for payments based upon increases in the price of the Common Stock over a predetermined period. Performance Awards may also include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Common Stock or in a combination of both.

  Stock Payments may be authorized by the Compensation Committee in the form of shares of Common Stock or an option or other right to purchase Common Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee or consultant.

 Director Options

  Director Options are NQSOs granted to non-employee directors of the Company pursuant to a formula. Under the formula in the Equity Plan, following the closing of the Offering, when a director is initially elected to the Board and is at that time a non-employee director, he or she automatically shall be granted an NQSO to purchase 8,000 shares of Common Stock. During the term of the Plan, each then current non-employee director shall automatically be granted an NQSO to purchase 8,000 shares of Common Stock at each subsequent annual meeting at which he or she is reelected to the Board. Members of the Board who are employees who subsequently terminate employment with the Company and remain on the Board will not receive an initial NQSO grant as a non-employee director, but, to the extent they are otherwise eligible, will receive NQSOs as described in the preceding sentence after such termination of employment. The exercise price of the Director Options shall be the fair market value of a share of Common Stock on the date of grant. Each Director Option shall become exercisable in cumulative annual installments of one-third on each of the first, second and third annual meeting of shareholders that are subsequent to the date of grant and at which directors are elected, subject to the director's continued service as a director; provided, however, to the extent permitted by Rule 16b-3, the Board may accelerate the exercisability of Director Options upon the occurrence of certain specified extraordinary corporate transactions or events and provided further, that in any event, upon the occurrence of a "Change in Control" of the Company (as defined in the Equity Plan) all outstanding Director Options shall become immediately exercisable. No portion of a Director Option shall be exercisable after the tenth anniversary of the date of grant and no portion of a Director Option shall be exercisable upon the expiration of one year following the Director's termination of services as a director of the Company.

 Miscellaneous Provisions

  The Compensation Committee (or Board with respect to Director Options) has discretion under the Equity Plan to provide that options and other rights to acquire Common Stock will expire at specified times following, or become exercisable in full upon, the occurrence of certain specified "extraordinary corporate events;" but in such event the Compensation Committee may also give optionees and other grantees the right to exercise their outstanding options or rights in full during some period prior to such event, even though the options or other Awards have not yet become fully exercisable, and the Compensation Committee may also provide that all restrictions imposed on some or all shares of restricted stock and/or deferred stock shall lapse, and some or all shares of restricted stock may cease to be subject to the Company's right to repurchase after such event.

  The Equity Plan specifies that the Company may make loans to participants to enable them to exercise options, purchase shares or realize the benefits of other Awards granted under the Equity Plan. The terms and conditions of such loans, if any are made, are to be set by the Compensation Committee (or the Board with respect to Director Options).

  The dates on which options or other Awards under the Equity Plan first become exercisable and on which they expire will be set forth in individual Award agreements setting forth the terms of the Awards. Such agreements generally will provide that options and other Awards expire upon termination of the participant's status as an employee, consultant or director, although the Compensation Committee may provide that options or other Awards granted to employees or consultants continue to be exercisable following a termination without Cause (as defined in the Equity Plan), or following a Change in Control of the Company (as defined in the Equity Plan), or because of the grantee's retirement, death, disability or otherwise. Similarly, restricted stock granted under the Equity Plan which has not vested generally will be subject to repurchase by the Company in the event of the grantee's termination of employment or consultancy, although the Compensation Committee may make exceptions, based on the reason for termination or on other factors.

  No option, SAR, Director Option or other Award granted under the Equity Plan may be assigned or transferred by the grantee, except by will or the laws of descent and distributions, although the shares underlying such Awards may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder.

  As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions of any option or other Award granted under the Equity Plan, the Company requires participants to discharge applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other Awards, subject to the discretion of the Compensation Committee to disapprove such use. In addition, the Compensation Committee may grant to employees a cash bonus in the amount of any tax related to awards.

  In May and June of 1996, the Company granted NQSOs. The value of options granted under the Equity Plan depends on the future market value of a share of Common Stock on the date of exercise and such value is not presently determinable.

 CERTAIN FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO THE EQUITY PLAN

  The tax consequences of the Equity Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Equity Plan, and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized is not tax advice.

  Nonqualified Stock Options. For federal income tax purposes, an optionee generally will not recognize taxable income on the grant of an NQSO under the Equity Plan, but will recognize ordinary income, and the Company generally will be entitled to a deduction, upon the exercise of an NQSO. The amount of income recognized (and the amount generally deductible by the Company) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. An optionee's basis for the stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO, and any subsequent gain or loss will generally be taxable as capital gains or losses.

  Incentive Stock Options. An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO; however, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an "item of tax preference" for the optionee. Generally, upon the sale or other taxable disposition of the shares of the Common Stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise. If the shares of Common Stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the ISO exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gain. If the shares of Common Stock are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee's ordinary income generally is limited to excess, if any, of the amount realized in such disposition over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the shares of Common Stock.

  SARs. No taxable income is generally recognized upon the receipt of an SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. The Company generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

  Restricted Stock and Deferred Stock. An employee to whom restricted or deferred stock is issued generally will not recognize taxable income upon such issuance and the Company generally will not then be entitled to a deduction, unless, in the case of restricted stock, an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and the Company generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price therefor. Similarly, when deferred stock vests and is issued to the employee, the employee generally will recognize ordinary income and the Company generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. If an election is made under Section 83(b) with respect to qualifying restricted stock, the employee generally will recognize ordinary income at the date of issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefor and the Company will be entitled to a deduction for the same amount. The Code does not permit a Section 83(b) election to be made with respect to deferred stock.

  Dividend Equivalents. A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

  Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or Common Stock, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

  Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and the Company generally will be entitled to a deduction for the same amount.

  Deferred Compensation. Participants who defer compensation generally will recognize no income, gain or loss for federal income tax purposes when NQSOs are granted in lieu of amounts otherwise payable, and the Company will not be entitled to a deduction at that time. When and to the extent such NQSOs are exercised, the rules regarding NQSOs outlined above will generally apply.

EMPLOYMENT CONTRACTS

  In May 1995, the Company entered into an employment agreement with Mr. Heintzelman. Pursuant to the terms of the agreement, Mr. Heintzelman's base salary is $125,000 per year, plus a bonus, which was $20,000 in 1995. In addition, Mr. Heintzelman also receives a $12,000 per year auto allowance pursuant to the agreement. Mr. Heintzelman was granted options to purchase 200,000 shares of Common Stock of the Company at an exercise price of $0.25 per share at the time of entering into the agreement and additional options to purchase 10,800 shares of Common Stock of the Company at an exercise price of $0.25 per share in January 1996. Grants were made pursuant to the 1995 Stock Option Plan and vest as follows: 40,000 options vested 90 days after the date of the agreement, one-third of the remaining aggregate options vested on the first anniversary of the date of hire and the remainder will vest ratably on a quarterly basis during the two years following the first anniversary. In May 1996, options to purchase 149,200 shares of Common Stock of the Company at an exercise price of $3.73 per share were granted to Mr. Heintzelman pursuant to the Stock Option Plans. These options vest as follows: one-third of the options will vest on the first anniversary of the date of grant and the remaining two-thirds of the options will vest ratably on a quarterly basis during the two years following the first anniversary of the date of grant.

  In February 1996, the Company entered into an employment agreement with Mr. McCleary. Pursuant to the terms of the agreement, Mr. McCleary's base salary is $175,000 per year ($25,000 of which is conditioned upon the completion of the Offering), plus a bonus to be awarded annually as part of the Company's bonus program for its management. Under the agreement, Mr. McCleary is also entitled to participate in any Company incentive compensation plans, savings plans, retirement plans, and other employee benefit plans as well as to receive an auto and expenses allowance. Mr. McCleary was also granted options to purchase 241,874 shares of Common Stock of the Company at an exercise price of $0.25 per share at the time of entering into the agreement. The grant was made pursuant to the 1995 Stock Option Plan and vests as follows: one-third of the options vest on the first anniversary of the date of hire and the remaining two-thirds of the options vest ratably on a quarterly basis during the two years following the first anniversary. In May 1996, options to purchase an additional 238,126 shares of Common Stock of the Company at an exercise price of $3.73 per share were granted to Mr. McCleary pursuant to the Stock Option Plans. These options vest as follows: one-third of the options vest on the first anniversary of the date of grant and the remaining two-thirds of the options vest ratably on a quarterly basis during the two years following the first anniversary of the date of grant. The initial term of the agreement expires on December 31, 1999, but the agreement is subject to automatic renewal terms of one year each.

  In March 1996, the Company entered into employment agreements with Messrs. Deobald, Galleher, and Magliato. Pursuant to the terms of these agreements, these officers' base salaries are $120,000 per year, plus a bonus to be awarded annually as part of the Company's bonus program for management. These officers are also entitled to participate in any Company incentive compensation plans, retirement plans, and other employee benefit plans as well as to receive a $6,600 per year auto allowance. Messrs. Deobald, Galleher, and Magliato were each granted options to purchase 40,000 shares of Common Stock of the Company at an exercise price of $0.25 per share at the time of entering into their respective employment agreements. Grants were made pursuant to the 1995 Stock Option Plan and vest as follows: one-third of the options vest on the first anniversary of the date of hire and the remaining two-thirds of the options vest on a quarterly basis during the two years following the first anniversary. In addition, each was granted options to purchase 16,000 shares of Common Stock of the Company at an exercise price of $3.73 per share, effective as of May 31, 1996, and 64,000 shares of Common Stock of the Company at an exercise price of $10.00 per share, effective as of July 19, 1996. Grants were made pursuant to the Stock Option Plans and vest as follows: one-third of the options vest on the first anniversary of the date of grant and the remaining two-thirds of the options vest on a quarterly basis during the two years following the first anniversary. The initial terms of the agreements expire in March 1997, but the agreements are subject to automatic renewal terms of one year each.

  In April 1996, the Company entered into an employment agreement with Mr. Pendley. Pursuant to the terms of the agreement, Mr. Pendley's base salary is $89,000 per year, plus a bonus to be awarded annually each December as part of the Company's bonus program for its management. Under the agreement, Mr. Pendley is also entitled to participate in any Company incentive compensation plans, savings plans, retirement plans, and other employee benefit plans as well as to receive an auto and expenses allowance. Mr. Pendley was also granted options to purchase 120,000 shares of Common Stock of the Company at an exercise price of $0.25 per share in September 1995 and options to purchase an additional 6,400 shares of Common Stock of the Company at an exercise price of $0.25 per share in January 1996. Grants were made pursuant to the 1995 Stock Option Plan and vest as follows: one-third of the aggregate options vested on December 15, 1995, the first anniversary of the date of hire, and the remaining two-thirds of the aggregate options vest ratably on a quarterly basis during the two years following the first anniversary, a portion of which have already vested. In May 1996, options to purchase an additional 89,600 shares of Common Stock of the Company at an exercise price of $3.73 per share were granted to Mr. Pendley pursuant to the Stock Option Plans. These options vest as follows: one-third of the options will vest on the first anniversary of the dates of grant and the remaining two-thirds of the options will vest ratably on a quarterly basis during the two years following the first anniversary of the date of grant. The initial term of the agreement expires on March 31, 1997, but the agreement is subject to automatic renewal terms of one year each.

  In June 1996, the Company entered into an employment agreement with Mr. Brandt. Pursuant to the terms of the agreement, Mr. Brandt's base salary is $125,000 per year, plus a bonus to be awarded annually each December as part of the Company's bonus program for its management. Under the agreement, Mr. Brandt is also entitled to participate in any Company incentive compensation plans, savings plans, retirement plans, and other employee benefit plans as well as to receive an auto and expenses allowance. Mr. Brandt was also granted options to purchase 40,000 shares of Common Stock of the Company, at an exercise price of $3.73 per share in May 1996, and 40,000 shares of Common Stock of the Company, at an exercise price of $10.00 per share in June 1996. Grants were made pursuant to the Stock Option Plans and vest as follows: one-third of the options vest on the first anniversary of the date of grant and the remaining two-thirds of the options vest on a quarterly basis during the two years following the first anniversary. The grant was made pursuant to the Stock Option Plan and the options vest in accordance with the four-year schedule contained therein. The initial term of the agreement expires on May 31, 1997, but the agreement is subject to automatic renewal terms of one year each.

                             CERTAIN TRANSACTIONS

  The Company was incorporated on January 8, 1990 by Mr. Humphrey and Mr. Doughney (the "Founders"). Mr. Humphrey contributed certain computer hardware to the Company in exchange for 970,744 shares of Common Stock, and Mr. Doughney contributed certain computer software to the Company in exchange for 647,163 shares of Common Stock.

  In July 1994, Robert M. Stewart, a director of the Company, and six other individuals who are not affiliated with the Company loaned the Company $300,000 in cash. In consideration for their loan, the Company issued to these individuals (i) 8% promissory notes (the "Bridge Notes") in aggregate principal amount of $300,000 and (ii) warrants to purchase 190,883 shares of the Common Stock (the "Bridge Warrants"). The Bridge Notes, as subsequently amended in connection with the execution of the Securities Purchase Agreement, were to mature on the earlier of July 12, 1995 and the date on which certain payments were made under the Securities Purchase Agreement. Mr. Stewart loaned the Company $25,000 and was issued Bridge Notes in like amount and Bridge Warrants representing the right to purchase 15,906 shares of Common Stock at an exercise price of $1.58 per share in this transaction.

  On March 24, 1995, the Company entered into the Securities Purchase Agreement with the Founders and Grotech IV, Venrock and Southern, pursuant to which the Company issued a total of 45,454.54 shares of convertible preferred stock (since redesignated Series A Convertible Preferred Stock), par value $1.00 per share, together with warrants to purchase 1,120,000 shares of Common Stock of the Company, for an aggregate cash investment of $4,000,000. The Bridge Notes were repaid at their face amount with a portion of the proceeds of this investment. Grotech IV was issued 18,181.82 shares of Series A Preferred Stock and warrants to purchase 448,000 shares of Common Stock in consideration of its investment of $1.6 million in cash, Venrock was issued 15,909.09 shares of Series A Preferred Stock (4,925.83 shares of which were assigned to Venrock II) and warrants to purchase 392,000 shares of Common Stock (121,348 of which were assigned to Venrock II) in consideration of its investment of $1.4 million in cash and Southern was issued 11,363.63 shares of Series A Preferred Stock and warrants to purchase 280,000 shares of Common Stock in consideration of its investment of $1.0 million in cash. Representatives of each of Grotech IV, Venrock and Southern were elected to the Company's Board of Directors pursuant to the Securities Purchase Agreement.

  As a fee for arranging the above investment, the Company made a cash payment of $200,000 to Armata Partners, L.P., the employer of Mr. Stewart at the time, and issued warrants to purchase 91,200 shares of Common Stock to Mr. Stewart and nine other individuals (the "Fee Warrants" and, together with the Bridge Warrants, the "Initial Warrants"). These individuals (other than Mr. Stewart) are not affiliated with the Company. Mr. Stewart received Fee Warrants representing the right to purchase 23,566 shares of Common Stock at an exercise price of $2.63 per share in this transaction.

  Pursuant to a Stockholders Agreement (the "Stockholders Agreement"), dated March 24, 1995, by and among the Company, Grotech IV, Venrock, Southern, Mr. Humphrey and Mr. Doughney, the parties thereto agreed to grant rights of first refusal to the other parties to such agreement in the event of the death, disability or termination of employment of either Mr. Humphrey or Mr. Doughney or in the event that either Mr. Humphrey or Mr. Doughney wishes to transfer any of their shares of Common Stock of the Company. The provisions of the Stockholders Agreement will terminate effective immediately prior to consummation of the Offering.

  In connection with the issuance of the Initial Warrants, the Company and the holders of the Initial Warrants also entered into a stockholders agreement dated March 24, 1995 pursuant to which, among other things, the holders of the Initial Warrants guaranteed to the Other Holders and the Company a right of first refusal with respect to the Initial Warrants and the shares of Common Stock issuable upon exercise of the Initial Warrants. The provisions of such agreement will terminate effective immediately prior to consummation of the Offering.

  On November 28, 1995, Grotech IV, Venrock, Southern and Venrock Associates II, L.P. ("Venrock II" and, together with Grotech IV, Venrock and Southern, the "Investors") loaned to the Company $800,000,

$483,307, $500,000 and $216,693 in cash, respectively. In consideration of these loans, the Company issued 10% promissory notes due June 1, 1996 in the principal amount of $2,000,000 (the "November 1995 Notes") and warrants to purchase 299,946 shares of Common Stock to Grotech IV, Venrock, Venrock II and Southern as follows: Grotech IV purchased promissory notes in the principal amount of $800,000 and warrants to purchase 119,978 shares of Common Stock; Venrock purchased promissory notes in the amount of $483,307 and warrants to purchase 72,483 shares of Common Stock; Venrock II purchased promissory notes in the principal amount of $216,693 and warrants to purchase 32,498 shares of Common Stock; and Southern purchased promissory notes in the principal amount of $500,000 and warrants to purchase 74,987 shares of Common Stock.

  On February 23, 1996, the Company issued additional 10% promissory notes due June 1, 1996 in the principal amount of $1,000,000 (the "February 1996 Notes") and additional warrants to purchase 166,378 shares of Common Stock to the Investors as follows: Grotech IV purchased promissory notes in the principal amount of $400,000 and warrants to purchase 66,551 shares of Common Stock for a cash purchase price of $400,000; Venrock purchased promissory notes in the principal amount of $217,000 and warrants to purchase 36,104 shares of Common Stock for a cash purchase price of $217,000; Venrock II purchased promissory notes in the principal amount of $133,000 and warrants to purchase 22,128 shares of Common Stock for a cash purchase price at $133,000; and Southern purchased promissory notes in the principal amount of $250,000 and warrants to purchase 41,595 shares of Common Stock for a cash purchase price of $250,000.

  On May 21, 1996, the Company issued additional promissory notes in the principal amount of $1,000,000 (the "Convertible Notes") convertible into shares of Series B Preferred Stock of the Company to the Investors as follows:
Grotech IV purchased promissory notes in the principal amount of $400,000 for a cash purchase price of $400,000; Venrock purchased promissory notes in the principal amount of $217,000 for a cash purchase price of $217,000; Venrock II purchased promissory notes in the principal amount of $133,000 for a cash purchase price of $133,000; and Southern purchased promissory notes in the principal amount of $250,000 for a cash purchase price of $250,000.

  On May 30, 1996, the Company, the Founders, the Investors, Grotech Partners, Grotech Companion, Grotech Pennsylvania, Blue Chip and Crisler Capital Company, Limited Partnership (together with the Investors, Grotech Partners, Grotech Companion, Grotech Pennsylvania and Blue Chip, the "Purchasers") entered into the Purchase and Exchange Agreement, whereby the Investors exchanged $2.0 million principal amount of November 1995 Notes and $1.0 million principal amount February 1996 Notes (together with the right to receive $126,389 in accrued interest thereon from the date of issuance) for 31,263.89 shares of Series B Convertible Preferred Stock of the Company, par value $1.00 per share (the "Series B Preferred Stock"), and converted $1.0 million principal amount of Convertible Notes, in accordance with their terms, into 10,000 shares of Series B Preferred Stock. In addition, the Purchasers paid $4,000,000 in cash in exchange for a further 40,000 shares of Series B Preferred Stock. The above-referenced exchange, conversion, and purchase resulted in the following acquisitions of Series B Preferred Stock: Grotech IV acquired 22,505.56 shares of Series B Preferred Stock; Grotech Partners acquired 8,537 shares of Series B Preferred Stock; Grotech Companion acquired 930 shares of Series B Preferred Stock; Grotech Pennsylvania acquired 533 shares of Series B Preferred Stock; Venrock acquired 10,914.77 shares of Series B Preferred Stock; Venrock II acquired 5,860.92 shares of Series B Preferred Stock. Southern acquired 11,982.64 shares of Series B Preferred Stock; Blue Chip acquired 16,000 shares of Series B Preferred Stock; and Crisler acquired 4,000 shares of Series B Preferred Stock.

  The transactions of May 21 and May 30, 1996 are collectively referred to herein as the "1996 Venture Financing." A representative of Blue Chip holds a seat on the Company's Board of Directors pursuant to the terms of the Purchase and Exchange Agreement. The rights of representatives of each of Grotech IV, Venrock and Southern, as well as each of the Founders, to have seats on the Company's Board of Directors, granted pursuant to the Securities Purchase Agreement, were restated in the Purchase and Exchange Agreement. In addition, pursuant to the Purchase and Exchange Agreement, Crisler obtained the right to designate a representative (R. Dean Meiszer) to act as an observer at meetings of the Company's Board of Directors. Such stockholders' rights to designate directors or representatives to attend board meetings under the Purchase and Exchange Agreement will terminate effective immediately prior to consummation of the Offering. See "Management--Board Composition."

  The holders of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock have agreed to convert their outstanding shares of Series A Preferred Stock and Series B Preferred Stock, in accordance with their respective terms, into 2,680,336 shares of Common Stock at or prior to the consummation of the Offering (the "Preferred Stock Conversion"). As of the date hereof, each share of Series A Preferred Stock is convertible into approximately 11.0 shares of Common Stock and each share of Series B Preferred Stock is convertible into approximately 26.83 shares of Common Stock. In addition, all holders of warrants to purchase Common Stock (other than WinStar and one holder of Initial Warrants) will exercise such warrants to purchase 1,868,408 shares of Common Stock upon consummation at or prior to the Offering (the "Warrant Exercise"). See "Capital Stock of the Company--Warrants."

  In October 1996 the Company obtained $1.5 million in interim financing pursuant to the Bridge Loan from Blue Chip, which the Company will repay using a portion of the net proceeds of the Offering. See "Use of Proceeds." In connection with the Bridge Loan, the Company agreed to issue to Blue Chip warrants to purchase 150,000 shares of Common Stock at an exercise price of $1.00 per share if, but only if, the Company's initial public offering of Common Stock is not consummated on or before October 31, 1996. The Company presently expects that this Offering will be consummated prior to October 31, 1996 and, accordingly, that no warrants will be issued in connection with the Bridge Loan. The Company also has received, in addition to the Bridge Loan, a standby funding commitment from certain of its current venture capital investors to purchase up to $5.0 million of convertible subordinated debentures and warrants to purchase shares of Common Stock in the event that the Company requires additional liquidity prior to completion of the Offering. The Company does not presently expect that it will be required to make any draws pursuant to the $5.0 million standby commitment.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of August 31, 1996 and as adjusted to reflect the Preferred Stock Conversion and the Warrant Exercise, certain information with respect to the beneficial ownership of the Company's Common Stock by: (i) each person (or group of affiliated persons) of the Company known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director of the Company; (iii) the Named Executive Officer and (iv) all directors and executive officers as a group. Information is set forth on both a pre-Offering and a post-Offering basis. Except as indicated in the footnotes to this table, the persons named in the table, based on information provided by such persons, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                PERCENTAGE OF
                                                               TOTAL SHARES(1)
                                               SHARES OF      -----------------
                                           STOCK BENEFICIALLY  BEFORE   AFTER
                     NAME                        OWNED        OFFERING OFFERING
                     ----                  ------------------ -------- --------
Grotech Investors(2)......................     1,706,664        26.1%    15.5%
Venrock Investors(3)......................     1,180,311        18.0     10.7
Douglas E. Humphrey.......................       970,744        14.9      8.8
Southern Venture Fund II, L.P.(4).........       843,079        12.9      7.6
Michael T. Doughney.......................       647,163         9.9      5.9
Blue Chip Capital Fund Limited Partner-
 ship(5)..................................       429,285         6.6      3.9
Robert M. Stewart.........................        39,472           *        *
Frank A. Adams(2).........................     1,706,664        26.1     15.5
Ray A. Rothrock(3)........................     1,180,311        18.0     10.7
William F. Earthman III(4)................       843,079        12.9      7.6
John H. Wyant(5)..........................       429,285         6.6      3.9
Christopher R. McCleary(6)................           --          --       --
Thomas H. Cato............................           --          --       --
All directors and executive officers as a
 group
 (14 persons)(7)..........................     5,941,316        91.0     53.9

--------
 *Less than one percent.
(1) Assumes no exercise of the Underwriters' over-allotment option. The Company has granted the Underwriters an over-allotment option to purchase up to 675,000 shares of Common Stock.
(2) The Grotech Investors consist of Grotech IV, Grotech Partners, Grotech Companion, and Grotech Pennsylvania. The address of the Grotech Investors is 9690 Deereco Road, Timonium, MD 21093. The shares represent 1,438,361, 229,050, 24,952, and 14,228 shares owned by Grotech IV, Grotech Partners, Grotech Companion, and Grotech Pennsylvania respectively. Mr. Adams, a director of the Company, is also the general partner of Grotech Partners, Grotech Capital Group IV, Inc. (the general partner of Grotech IV), and Grotech Capital Group, Inc. (the general partner of Grotech Companion and Grotech Pennsylvania). Mr. Adams disclaims beneficial ownership of the shares held by the Grotech Investors, except to the extent of his economic interest in the shares held by the Grotech Investors.
(3) The Venrock Investors consist of Venrock and Venrock II. The address of the Venrock Investors is 30 Rockefeller Plaza, Suite 5508, New York, New York 10112. The shares represent 797,014 shares held by Venrock and 383,296 shares held by Venrock II. Mr. Rothrock, a director of the Company, is also a general partner of Venrock and Venrock II. Mr. Rothrock disclaims beneficial ownership of the shares held by the Venrock Investors, except to the extent of his economic interest in the shares held by the Venrock Investors.
(4) The address of Southern Venture Fund II, L.P. is 310 25th Avenue, North, Suite 103, Nashville, TN 37203. Mr. Earthman, a director of the Company, is also the general partner of Southern. Mr. Earthman disclaims beneficial ownership of the shares held by Southern, except to the extent of his economic interest in the shares held by Southern.
(5) Blue Chip Capital Fund Limited Partnership's address is 2000 PNC Center, 201 East Fifth Street, Cincinnati, OH 45202. Mr. Wyant is the president of Blue Chip Venture Company, the general partner of Blue Chip. Mr. Wyant disclaims beneficial ownership of the shares held by Blue Chip, except to the extent of his economic interest in the shares held by Blue Chip.
(6) Mr. McCleary, the Chairman, President and Chief Executive Officer of the Company holds options to purchase 480,000 shares of Common Stock, none of which are exercisable within 60 days of August 31, 1996.
(7) Includes 124,599 options held by Mr. Heintzelman that are presently exercisable or that will become exercisable within 60 days of August 31, 1996. See Notes 2, 3, 4, and 5 above.

                         CAPITAL STOCK OF THE COMPANY

  The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

  The authorized capital stock of the Company currently consists of 19,920,000 shares of Common Stock, $0.01 par value, and 200,000 shares of Preferred Stock, $1.00 par value. As of August 31, 1996 there were 1,617,907 shares of Common Stock issued and outstanding, 45,454.54 shares of Series A Preferred Stock issued and outstanding, and 81,263.89 shares of Series B Preferred Stock issued and outstanding. For a description of the terms of the currently outstanding Series A Preferred Stock and Series B Preferred Stock, see Note 8 and Note 9 to the Company's Financial Statements. Upon consummation of the Offering, the Preferred Stock Conversion and the Warrant Exercise and assuming no exercise of the Underwriters' over-allotment option, there will be 10,600,964 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. An additional 2,283,300 shares of Common Stock will be issuable upon exercise of outstanding options granted under the Stock Option Plans, and 240,000 shares of Common Stock will be issuable upon exercise of warrants held by WinStar.

  In connection with the reincorporation of the Company as a Delaware corporation, the Company will amend and restate its Certificate of Incorporation. Thereafter, the authorized capital stock of the Company shall consist of 47,000,000 shares of Common Stock and 3,000,000 shares of Preferred Stock.

COMMON STOCK

  Each holder of Common Stock is entitled to one vote per share of record on all matters to be voted upon by the shareholders. Holders will not have cumulative voting rights in connection with the election of directors (or any other matter). Subject to the preferential rights of any preferred stock that may at the time be outstanding, each share of Common Stock will have an equal and ratable right to receive dividends when, if and as declared from time to time by the Board of Directors out of funds legally available therefor. The Company has been, and may in the future be, subject to certain agreements which restrict the payment of dividends. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

  In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of any preferred stock that may at the time be outstanding. Holders of Common Stock have no preemptive or redemption rights and are not subject to further calls or assessments by the Company. Immediately upon consummation of the Offering, all of the then outstanding shares of Common Stock will be validly issued, fully paid and nonassessable. As of August 31, 1996, there were two record holders of the Common Stock. After giving effect to the Preferred Stock Conversion and the Warrant Exercise, but before giving effect to the consummation of the Offering, there will be approximately 21 record holders of the Common Stock.

PREFERRED STOCK

  The holders of all outstanding shares of Preferred Stock have agreed to convert all of such shares into a total of 2,680,335 shares of Common Stock upon consummation of the Offering. Thereafter, the Board of Directors will have the authority to issue up to 3,000,000 shares of Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, will be able to issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The Company has no present plans to issue any Preferred Stock. As of August 31, 1996, there were nine holders of the Preferred Stock of the Company.

WARRANTS

  The Company has issued warrants to purchase an aggregate of 2,108,408 shares of Common Stock. Upon consummation of the Offering and the Warrant Exercise, the warrants held by WinStar to purchase 240,000 shares of Common Stock (the "WinStar Warrants") will remain outstanding. The exercise price of the WinStar Warrants is $3.75 per share, and the WinStar Warrants expire on June 10, 2001. All other holders of warrants to purchase Common Stock have agreed to exercise such warrants at or prior to the consummation of the Offering.

DELAWARE LAW AND LIMITATIONS ON CHANGES IN CONTROL

  Section 203 of the Delaware General Corporation Law (the "DGCL") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

  The Company's Bylaws will generally require 50 days advance notice of any action to be proposed at any meeting of stockholders and set forth other specific procedures that a stockholder must follow. There will also be specific procedures, including advance notice, for the nomination of a person to the Board of Directors when such person is nominated other than at the direction of the Board. In addition, the Certificate of Incorporation will provide that a special meeting of the Company's stockholders may only be called by the Board of Directors; no such meeting may be called by the stockholders. Further, the Certificate of Incorporation will eliminate the ability of stockholders to act by written consent and consequently stockholders may only act at meetings thereof. Any amendment of certain provisions of the Certificate of Incorporation and Bylaws by stockholders will require the affirmative vote of the holders of at least 75% of the shares of the Common Stock then outstanding.

  In addition, the directors of the Company will be divided into three class, with the term of one class expiring each year. Directors may be removed, with or without cause, only with affirmative vote of holders of at least 75% of the shares of Common Stock than outstanding. This provision could delay the replacement of a majority of the directors and have the effect of making changes in the Board of Directors more difficult than if such provision were not in place.

  These Certificate of Incorporation and Bylaw provisions, including the provisions authorizing the Board of Directors to issue preferred stock without stockholder approval, and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a transaction involving a change in control of the Company or the removal of existing management, including transactions in which stockholders might receive a substantial premium for their shares over then-current market prices. See "Risk Factors-- Control by Certain Stockholders; Anti-Takeover Measures."

LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY

  The Certificate of Incorporation will provide that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The provision will have no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor will it relieve the Company or its directors from compliance with federal or state securities laws. The Bylaws of the Company will generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by him in connection with such Proceeding.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  Upon consummation of the Offering, there will be 36,399,036 shares of Common Stock and 3,000,000 shares of Preferred Stock available for future issuance without stockholder approval (assuming no exercise of the Underwriters' over-allotment option), subject to compliance with rules applicable to companies whose securities are traded on the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. The Company does not currently have plans to issue additional shares of capital stock, other than shares of Common Stock which may be issued upon the exercise of employee options or the WinStar Warrants. See "Shares Eligible for Future Sale."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

  Future sales of substantial amounts of the Company's Common Stock could adversely affect the market price of the Common Stock. Several of the Company's principal stockholders hold a significant portion of the Company's outstanding Common Stock, and a decision by one or more of these stockholders to sell their shares could adversely affect the market price of the Common Stock. The Shares offered hereby (plus any shares issued upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction, except to the extent that such shares are purchased by "affiliates" of the Company. The holders of Common Stock and certain holders of warrants to purchase Common Stock, including officers and directors of the Company that hold shares of Common Stock, have entered into contractual agreements with the Underwriters (the "Lock-Up Agreements") providing that they will not offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock of the Company beneficially owned by them or any securities convertible into, or exchangeable for, the Common Stock for a period of 180 days after the date of the Underwriting Agreement without the prior written consent of the Underwriters' representative, other than shares of stock disposed of as bona fide gifts. As a result, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 144(k) under the Act, shares subject to the Lock-Up Agreements will not be saleable until the Lock-Up Agreements expire or their terms are waived by the Underwriters' representative. Assuming the Underwriters do not release stockholders from the Lock-Up Agreements, the following shares will be eligible for sale in the public market at the following times: beginning on the Effective Date, only the shares sold in the Offering to non-affiliates will be immediately available for sale in the public market; beginning 180 days after the date of the Underwriting Agreement, 1,617,907 shares will be eligible for sale pursuant to Rule 144, all of which are held by affiliates of the Company. An additional 4,483,057 shares will become eligible for sale pursuant to Rule 144 at various times during the two-year period following the Effective Date (although such shares will continue to be subject to the Lock-Up Agreements until the expiration of the terms thereof). The holders of approximately 4,254,992 shares of the Common Stock are entitled to certain rights with respect to the registration of such shares under the Act beginning six months after the Effective Date. In addition, the

Company may register certain shares of Common Stock issuable under the Stock Option Plans, and such registration shall be effective upon filing with the Commission. As of August 31, 1996, there were outstanding options under the Stock Option Plans to purchase 2,283,300 shares, of which options for 313,266 shares were fully vested and exercisable. No shares have been issued to date under the Stock Option Plans.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned shares for at least two years (including holding periods of prior owners other than affiliates) is entitled to sell, within any three-month period commencing 90 days after the closing of this Offering, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (106,010 shares immediately after the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including holding periods of prior owners other than affiliates), would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

REGISTRATION RIGHTS

  Pursuant to the Securities Purchase Agreement, as amended by the Purchase and Exchange Agreement, Grotech IV, Grotech Partners, Grotech Companion, Grotech Pennsylvania, Venrock, Venrock II, Southern, Blue Chip and Crisler are entitled to certain rights with respect to the registration of their shares of Registrable Securities (as defined therein) under the Act. Subject to certain limitations, on the first two occasions that the Company registers any of its securities under the Act, either for its own account or the account of other security holders, such holders are entitled to written notice of the registration and are entitled to include (at the Company's expense) such holder's shares therein; provided, among other conditions, that the underwriters of any such offering have the right to limit the number of such shares included in the registration. Pursuant to the warrant certificates evidencing the Initial Warrants, the individuals to whom the Initial Warrants were issued hold the rights described above. In addition, pursuant to the warrant certificate evidencing the WinStar Warrants, WinStar also holds registration rights identical to those described above, except that WinStar's rights are not limited to the first two registrations. Moreover, holders of at least a majority of the shares of Registrable Securities can require the Company, at any time after six months from the effective date of the initial offering of shares of its Common Stock pursuant to a registration statement under the Act, but on only one occasion, to file a registration statement under the Act with respect to such shares, and the Company is required to effect such registration and maintain the effectiveness of such registration for a period of three months, subject to certain conditions and limitations. All fees, costs and expenses of such registration of securities (other than underwriting discounts in the case of the first type of registrations described above, and other than legal and accounting expenses of such holders) will be borne by the Company. However, Grotech IV, Grotech Partners, Grotech Companion, Grotech Pennsylvania, Venrock, Venrock II, Southern, Blue Chip, Crisler and Mr. Stewart have agreed to waive any and all rights to cause the Company to register any securities held by the holder under the Act, or the securities laws of any state in connection with a Qualifying IPO. For the purposes thereof, a "Qualifying IPO" means an underwritten public offering of the Company of shares of Common Stock which is consummated on or before December 31, 1996, the net proceeds of which exceed $25,000,000.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the underwriting agreement between the Company and the Underwriters (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and the Underwriters, for whom Friedman, Billings, Ramsey & Co., Inc. is acting as representative (the "Representative"), have severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth below opposite their respective name. Under the Underwriting Agreement, the Underwriters are obligated to purchase all of the 4,500,000 shares of Common Stock offered hereby if any are purchased.

      UNDERWRITERS                                              NUMBER OF SHARES
      ------------                                              ----------------
      Friedman, Billings, Ramsey & Co., Inc....................
                                                                   ---------
          Total................................................    4,500,000
                                                                   =========

  The Underwriters have advised the Company that the Underwriters propose to initially offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $    per share. After
the shares of Common Stock have been released for sale to the public, the price to public and such concessions may be changed.

  The Company has granted the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to 675,000 additional shares of Common Stock solely to cover over-allotments, if any, at the public offering price, less the underwriting discount, shown on the cover page of this Prospectus.

  The Underwriters have reserved up to 250,000 shares of the Common Stock offered hereby for sale at the initial public offering price to directors, officers, and employees of the Company and their business affiliates and related parties who have expressed an interest in purchasing such shares. Such purchases will be made on the same terms and conditions as will be initially offered by the Underwriters to others in the Offering, and affiliated purchasers will, prior to acquiring any shares, be required to represent to the Underwriters and the Company that they are purchasing such shares for investment purposes only with no present intention to resell the shares.

  The Representative has informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  The Company, its directors, officers and holders of its Common Stock, and certain holders of warrants to purchase its Common Stock, have each agreed, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any security convertible into or exercisable for shares of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative. However, the Company may issue shares of Common Stock in connection with the Preferred Stock Conversion and the Warrant Exercise and issue, or grant options to purchase, shares of Common Stock or under the Stock Option Plans and may file a registration statement on Form S-8 or successor form with the SEC in respect of such grants or issuances under the Stock Option Plans.

  In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Act. Each of the Underwriters may be deemed to be an "underwriter" for purposes of the Act in connection with the Offering. The Company will reimburse the Underwriters for their reasonable out-of-pocket expenses (including legal fees and expenses) incurred in connection with the Offering.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation between the Company and the Representative. In determining such price, consideration will be given to, among other things, the financial and operating history and trends of the Company, the experience of its management, the position of the Company in its industry, the Company's prospects and the Company's financial results. Additionally, consideration will be given to the status of the securities markets, market conditions for new offerings of securities and the prices of similar securities of comparable companies.

  The Common Stock has been authorized for inclusion in the Nasdaq National Market under the symbol "DIGX". In order to meet one of the requirements for including the Common Stock on the Nasdaq National Market, the Underwriters have undertaken to sell shares of Common Stock to a minimum of 400 beneficial holders. There can be no assurance, however, that the Company will be able to maintain the inclusion of the Common Stock in the Nasdaq National Market or that an active trading market will develop.

                                 LEGAL MATTERS

  The legality of the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Washington, D.C. Certain legal matters will be passed upon for the Underwriter by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

  The financial statements of the Company at December 31, 1994, December 31, 1995 and June 30, 1996, and for each of the three years in the period ended December 31, 1995 and the six-month periods ended June 30, 1995 and 1996, appearing in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    GLOSSARY

56 Kbps........................ Equivalent to a single high-speed telephone service line; capable of transmitting one voice
                                call or 56 Kbps of data. Currently in widespread
                                use by medium and large businesses primarily for
                                entry level high-speed data and very low-speed
                                video applications.
ATM............................ Asynchronous Transfer Mode. An information transfer standard for routing traffic based on
                                an address contained within the first five bytes
                                of a fifty-three byte-long, fixed-length packet
                                or cell.
Backbone....................... A centralized high-speed network that interconnects smaller, independent networks.
Bandwidth...................... The number of bits of information which can move through a communications medium in a given
                                amount of time; the capacity of a
                                telecommunications circuit/network to carry
                                voice, data and video information. Typically
                                measured in Kbps and Mbps. Bandwidth from public
                                networks is typically available to business and
                                residential end-users in increments from 56 Kbps
                                to T-3.
CAP............................ Competitive Access Provider. A
                                telecommunications company that provides an
                                alternative to a LEC for local transport of
                                private line and special access
                                telecommunications services.
CSU/DSU (also IDSU, SMDSU)..... Channel Service Unit/Digital Service Unit. A
                                device used to terminate telephone company
                                equipment and prepare data for router interface.
DS-1 or T-1.................... A data communications circuit capable of transmitting data at 1.5 Mbps; can transmit
                                compressed full motion video. Currently in
                                widespread use by medium and large businesses
                                for video, voice, and data applications.
DS-3 or T-3.................... A data communications circuit capable of transmitting data at 45 Mbps. Equivalent to 28
                                T-1's of data capacity. Can also transmit
                                uncompressed, TV broadcast quality, full motion
                                video. Currently used only by
                                businesses/institutions and carriers for high
                                end applications.
Ethernet....................... A common method of networking computers in a
                                LAN. Ethernet will handle about 10 Mbps and can
                                be used with almost any kind of computer.
FDDI........................... Fiber Distributed Data Interface. A standard for transmitting data on optical-fiber cables at a
                                rate of around 100 Mbps (10 times as fast as
                                Ethernet, about twice as fast as T-3).
Firewall....................... A system placed between networks that filters data passing through it and prevents
                                unauthorized traffic, thereby enhancing the
                                security of the network.

Frame Relay................... An information transfer standard for relaying traffic based on an address contained in the six
                               byte header of a variable length packet that is
                               up to 2,106 bytes long. Frame Relay has less
                               overhead than ATM but may be difficult to
                               implement at speeds greater than 45 Mbps.
Internet...................... A global collection of interconnected computer networks which use TCP/IP, a common
                               communication protocol.
ISDN.......................... Integrated Services Digital Network. An
                               information transfer standard for transmitting
                               digital voice and data over telephone lines at
                               speeds up to 128 Kbps.
IXC........................... Interexchange Carrier. A telecommunications company that provides telecommunications
                               services between local exchanges on an
                               interstate or intrastate basis.
Kbps.......................... Kilobits per second. A transmission rate. One kilobit equals 1,024 bits of information.
LAN........................... Local Area Network. A data communications network designed to interconnect personal
                               computers, workstations, minicomputers, file
                               servers and other communications and computing
                               devices within a localized environment.
Leased line................... Telecommunications line dedicated to a particular customer along a predetermined
                               routes.
LEC........................... Local Exchange Carrier. A telecommunications company that provides telecommunications
                               services in a geographic area in which calls
                               generally are transmitted without toll charges.
MAE-East...................... A major peering point (exchange point for traffic) among ISPs, located in Falls Church,
                               Virginia.
MAE-West...................... A major peering point (exchange point for traffic) among ISPs, located in Santa Clara,
                               California.
Mbps.......................... Megabits per second. A transmission rate. One megabit equals 1,024 kilobits.
Modem......................... A device for transmitting digital information over an analog telephone line.
NAP........................... Network Access Point. A location at which ISPs exchange each other's traffic.
On-line service............... Commercial information services that offer a computer user access to a specified slate of
                               information, entertainment, and communications
                               menus on what appears to be a single system.
Peering....................... The commercial practice under which nationwide
                               ISPs exchange each other's traffic without the
                               payment of settlement charges.
POP........................... Point of Presence. Telecommunications facility through which the Company provides local
                               connectivity to its customers.

Router......................... A system placed between networks that relays data to those networks based upon a destination
                                address contained in the data packets being
                                routed.
SLIP........................... Serial Line Internet Protocol. An information transfer standard for transmitting Internet
                                Protocol packets over asynchronous data
                                connections between two points.
TCP/IP......................... Transmission Control Protocol/Internet Protocol.
                                A suite of network protocols that allow
                                computers with different architectures and
                                operating system software to communicate with
                                other computers on the Internet.
UNIX........................... A computer operating system for workstations and
                                PCs and noted for its portability and
                                communications functionality.
Web Site....................... A server connected to the Internet from which
                                Internet users can obtain information.
World Wide Web or Web.......... A collection of computer systems supporting a communications protocol that permits multi-media
                                presentation of information over the Internet.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................. F-2
Financial Statements
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity (Deficit)............................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
DIGEX, Incorporated

  We have audited the accompanying balance sheets of DIGEX, Incorporated as of December 31, 1994, December 31, 1995 and June 30, 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995 and the six-month periods ended June 30, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DIGEX, Incorporated at December 31, 1994, December 31, 1995 and June 30, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and the six-month periods ended June 30, 1995 and 1996 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Baltimore, Maryland
July 17, 1996, except for Note 19, as to which the date is October 9, 1996

                              DIGEX, INCORPORATED

                                 BALANCE SHEETS

                                     ASSETS

                                 DECEMBER 31,
                              --------------------                  PRO FORMA
                                1994       1995     JUNE 30, 1996 JUNE 30, 1996
                              --------  ----------  ------------- -------------
                                                                   (UNAUDITED)
Current assets:
Cash and cash equivalents...  $  2,441  $  832,582   $ 6,269,000   $ 6,269,000
Accounts receivable, less
 allowance of $0 in 1994,
 $50,000 in 1995 and
 $126,579 in 1996...........   141,488     908,572     1,416,891     1,416,891
Due from officers and
 employees..................    24,124         --         11,972        11,972
Inventory and prepaid
 expenses...................    41,926      49,631       825,172       825,172
Deferred income taxes.......    14,679       7,681         7,681         7,681
                              --------  ----------   -----------   -----------
   Total current assets.....   224,658   1,798,466     8,530,716     8,530,716
Property and equipment:
Computer equipment and
 software...................   431,415   3,439,014    10,959,400    10,959,400
Office furniture and
 equipment..................    20,630     152,805       203,908       203,908
Leasehold improvements......     8,871     163,811       287,705       287,705
                              --------  ----------   -----------   -----------
                               460,916   3,755,630    11,451,013    11,451,013
Accumulated depreciation and
 amortization...............   109,789     764,966     1,689,779     1,689,779
                              --------  ----------   -----------   -----------
                               351,127   2,990,664     9,761,234     9,761,234
Deferred financing costs....    77,857         --        245,218       245,218
Other assets................     1,500     262,656       304,611       304,611
                              --------  ----------   -----------   -----------
Total assets................  $655,142  $5,051,786   $18,841,779   $18,841,779
                              ========  ==========   ===========   ===========
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued
 expenses...................  $208,329  $  959,528   $ 7,974,939   $ 7,974,939
Notes payable, net of
 discount of $13,734........   286,266         --            --            --
Deferred revenue............   153,049     389,472     5,076,393     5,076,393
Income taxes payable........    20,910         --            --            --
Current portion of capital
 lease obligations..........       --      858,765     1,497,563     1,497,563
10% Convertible Debentures,
 net of discount of $588,835
 in 1995....................       --    1,411,165           --            --
                              --------  ----------   -----------   -----------
   Total current
    liabilities.............   668,554   3,618,930    14,548,895    14,548,895
Deferred income taxes.......     6,998         --            --            --
Capital lease obligations,
 less current portion.......       --      821,709     1,714,283     1,714,283
Series A Mandatorily
 Redeemable Convertible
 Preferred Stock, $1 par
 value; 70,000 shares
 authorized; 45,455 shares
 issued and outstanding (pro
 forma: none); redemption
 price and liquidation
 preference of $100 per
 share, aggregating
 $4,545,500.................       --    2,138,889     2,391,770           --
Series B Mandatorily
 Redeemable Convertible
 Preferred Stock, $1 par
 value; 130,000 shares
 authorized; 81,263.89
 shares issued and
 outstanding (pro forma:
 none); redemption price and
 liquidation preference $100
 per share, aggregating
 $8,126,389.................       --          --      8,126,389           --
Stockholders' equity
 (deficit):
 Common stock, $.01 par
  value:
   Authorized shares 1,000
    shares in 1994 and
    19,920,000 in 1995 and
    1996....................
   Issued and outstanding
    shares 1,717,907 in
    1994; 1,617,907 in 1995
    and 1996 (pro forma:
    6,100,964)..............    17,179      16,179        16,179        61,010
 Additional paid-in
  capital...................    25,393   2,834,672     3,824,636    14,297,964
 Accumulated deficit........   (62,982) (4,378,593)  (11,780,373)  (11,780,373)
                              --------  ----------   -----------   -----------
Total stockholders' equity
 (deficit)..................   (20,410) (1,527,742)   (7,939,558)    2,578,601
                              --------  ----------   -----------   -----------
Total liabilities and
 stockholders' equity
 (deficit)..................  $655,142  $5,051,786   $18,841,779   $18,841,779
                              ========  ==========   ===========   ===========

                       See notes to financial statements.

                              DIGEX, INCORPORATED

                            STATEMENTS OF OPERATIONS

                                                                  SIX MONTHS
                             YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                         ---------------------------------  -----------------------
                           1993       1994        1995         1995        1996
                         --------  ----------  -----------  ----------  -----------
Net Revenue:
  Online services....... $431,098  $1,577,609  $ 4,425,172  $1,594,440  $ 4,659,586
  Equipment sales.......      --          --       650,144      70,992      575,618
                         --------  ----------  -----------  ----------  -----------
                          431,098   1,577,609    5,075,316   1,665,432    5,235,204
Costs and Expenses:
  Data communications
   and operations.......  216,656   1,002,503    4,013,377   1,264,635    4,734,327
  Cost of equipment
   sales................      --          --       458,123      57,028      512,634
  Sales and marketing...   18,326     263,075    1,710,234     561,093    2,587,472
  General and
   administrative.......  135,238     366,392    2,715,752     588,116    3,376,091
                         --------  ----------  -----------  ----------  -----------
Total expenses..........  370,220   1,631,970    8,897,486   2,470,872   11,210,524
                         --------  ----------  -----------  ----------  -----------
Income (loss) from
 operations.............   60,878     (54,361)  (3,822,170)   (805,440)  (5,975,320)
Other income (expense):
  Interest and other
   income...............      --          --        72,002      17,453       47,746
  Interest expense......      --      (23,693)    (226,745)    (45,249)  (1,167,149)
                         --------  ----------  -----------  ----------  -----------
                              --      (23,693)    (154,743)    (27,796)  (1,119,403)
                         --------  ----------  -----------  ----------  -----------
Income (loss) before
 income taxes...........   60,878     (78,054)  (3,976,913)   (833,236)  (7,094,723)
Income taxes............  (25,540)     (3,470)         --          --           --
                         --------  ----------  -----------  ----------  -----------
Net income (loss).......   35,338     (81,524)  (3,976,913)   (833,236)  (7,094,723)
Accretion of Series A
 Mandatorily Redeemable
 Convertible Preferred
 Stock to redemption
 value..................      --          --      (338,698)   (109,163)    (252,881)
                         --------  ----------  -----------  ----------  -----------
Net income (loss)
 attributable to common
 stockholders........... $ 35,338  $  (81,524) $(4,315,611) $ (942,399) $(7,347,604)
                         ========  ==========  ===========  ==========  ===========
Net income (loss) per
 common share
 attributable to common
 stockholders........... $     --  $    (0.01) $     (0.63) $    (0.14) $     (0.98)
                         ========  ==========  ===========  ==========  ===========
Pro forma net loss per
 common share
 attributable to common
 stockholders...........                       $     (0.47)             $     (0.69)
                                               ===========              ===========

                       See notes to financial statements.

                              DIGEX, INCORPORATED

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                           ADDITIONAL
                                  COMMON    PAID-IN   ACCUMULATED
                                   STOCK    CAPITAL     DEFICIT        TOTAL
                                  -------  ---------- ------------  -----------
Balance at January 1, 1993......  $17,179  $      --  $    (16,796) $       383
Net income for 1993.............      --          --        35,338       35,338
                                  -------  ---------- ------------  -----------
Balance at December 31, 1993....   17,179         --        18,542       35,721
Issuance of 190,883 warrants to
 purchase common stock..........      --       25,393          --        25,393
Net loss for 1994...............      --          --       (81,524)     (81,524)
                                  -------  ---------- ------------  -----------
Balance at December 31, 1994....   17,179      25,393      (62,982)     (20,410)
Issuance of warrants to purchase
 1,120,000 shares of common
 stock, net of expenses of
 $262,756.......................      --    1,650,459          --     1,650,459
Issuance of warrants to purchase
 299,946 shares of common stock.      --      682,378          --       682,378
Value of vested common stock
 options granted to employees...      --      475,442          --       475,442
Accretion of Series A
 Mandatorily Redeemable
 Convertible Preferred Stock to
 redemption value...............      --          --      (338,698)    (338,698)
Retirement of 100,000 shares of
 common stock...................   (1,000)      1,000          --           --
Net loss for 1995...............      --          --    (3,976,913)  (3,976,913)
                                  -------  ---------- ------------  -----------
Balance at December 31, 1995....   16,179   2,834,672   (4,378,593)  (1,527,742)
Issuance of warrants to purchase
 166,378 shares of common stock.      --      361,872          --       361,872
Issuance of warrants to purchase
 240,000 shares of common stock.      --      228,000          --       228,000
Value of vested common stock
 options granted to employees...      --      400,092          --       400,092
Accretion of Series A
 Mandatorily Redeemable
 Convertible Preferred Stock to
 redemption value...............      --          --      (252,881)    (252,881)
Dividends accrued on Series B
 Mandatorily Redeemable
 Convertible Preferred Stock....      --          --       (54,176)     (54,176)
Net loss for six months ended
 June 30, 1996..................      --          --    (7,094,723)  (7,094,723)
                                  -------  ---------- ------------  -----------
Balance at June 30, 1996........  $16,179  $3,824,636 $(11,780,373) $(7,939,558)
                                  =======  ========== ============  ===========

                       See notes to financial statements.

                              DIGEX, INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                               FOR THE SIX MONTHS
                          FOR THE YEAR ENDED DECEMBER 31,        ENDED JUNE 30,
                          ---------------------------------  -----------------------
                            1993       1994        1995         1995        1996
                          ---------  ---------  -----------  ----------  -----------
Operating activities:
Net income (loss).......  $  35,338  $ (81,524) $(3,976,913) $ (833,236) $(7,094,723)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation and
  amortization..........     22,158     83,948      655,177     154,707      924,813
 Amortization of debt
  discount charged to
  interest expense......        --      11,659      107,277      13,734      950,707
 Non-cash compensation
  recorded for vested
  stock option grants...        --         --       475,442         --       400,093
 Deferred income taxes..     17,859    (25,540)         --          --           --
 Changes in operating
  assets and liabilities:
  Accounts receivable...    (72,352)   (65,868)    (767,084)   (207,965)    (508,319)
  Inventory and prepaid
   expenses.............        --     (41,926)      (7,705)     39,915     (775,541)
  Cash overdraft........      4,347     (4,347)         --          --           --
  Accounts payable and
   accrued expenses.....     43,873    163,461      751,199     168,843    7,087,624
  Deferred revenue......     64,901     79,976      236,423      95,060    4,686,921
  Income taxes payable..      7,681     13,229      (20,910)    (20,910)         --
                          ---------  ---------  -----------  ----------  -----------
Net cash provided by
 (used in) operating
 activities.............    123,805    133,068   (2,547,094)   (589,852)   5,671,575
Investing activities:
Due from officers and
 employees..............    (22,670)    (6,222)      24,124      (1,500)     (11,972)
Purchase of property and
 equipment..............    (98,273)  (350,132)  (1,199,160)   (447,450)  (5,576,515)
Decrease (increase) in
 other assets...........     (5,084)     3,584     (261,156)   (143,338)     (41,955)
                          ---------  ---------  -----------  ----------  -----------
Net cash used in
 investing activities...   (126,027)  (352,770)  (1,436,192)   (592,288)  (5,630,442)
Financing activities:
Proceeds from issuance
 of (repayment of)
 notes notes payable and
 detachable stock
 warrants...............        --     300,000     (300,000)   (300,000)         --
Borrowings under
 revolving line of
 credit.................        --         --           --          --     1,166,745
Repayments under
 revolving line of
 credit.................        --         --           --          --    (1,166,745)
Repayment of capital
 leases.................        --         --      (415,080)    (77,235)    (587,497)
Proceeds from issuance
 of 10% Subordinated
 Debentures and
 detachable stock
 warrants...............        --         --     2,000,000         --     1,000,000
Proceeds from issuance
 of Series A Mandatorily
 Redeemable Convertible
 Preferred Stock and
 detachable stock
 warrants, net of
 expenses of issuance...        --         --     3,528,507   3,528,507          --
Proceeds from issuance
 of Series B Mandatorily
 Redeemable Convertible
 Preferred Stock........        --         --           --          --     5,000,000
Proceeds from issuance
 of warrants to purchase
 common stock to
 customer...............        --         --           --          --       228,000
Increase in deferred
 financing costs........        --     (77,857)         --          --      (245,218)
                          ---------  ---------  -----------  ----------  -----------
Net cash provided by
 financing activities...        --     222,143    4,813,427   3,151,272    5,395,285
                          ---------  ---------  -----------  ----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............     (2,222)     2,441      830,141   1,969,132    5,436,418
Cash and cash
 equivalents at
 beginning of period....      2,222        --         2,441       2,441      832,582
                          ---------  ---------  -----------  ----------  -----------
Cash and cash
 equivalents at end of
 period.................  $     --   $   2,441  $   832,582  $1,971,573  $ 6,269,000
                          =========  =========  ===========  ==========  ===========

                       See notes to financial statements.

                              DIGEX, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1996

1. SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

  DIGEX, Incorporated (the "Company"), is a national Internet service provider. The Company's principal customers are businesses, government agencies and other institutional customers. The services provided by the Company include business connectivity, Web server hosting, individual dial-up network access, education services, and security and other network products.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash Equivalents

  The Company considers all short-term, highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

  Inventory

  Inventory, consisting primarily of computer equipment, is stated at the lower of the first-in, first-out cost, or market.

  Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed for owned assets using the straight-line method over estimated useful lives of five years. Assets capitalized under capital leases are amortized using the straight-line method over the lesser of the lease term or the useful life of the asset.

  Deferred Financing Costs

  Deferred financing costs at December 31, 1994 consist of costs incurred in 1994 to obtain equity financing. These costs were capitalized in 1994 and accounted for as a reduction of Series A Mandatorily Redeemable Convertible Preferred Stock in 1995 upon the closing of the transaction (see Note 8). Deferred financing costs at June 30, 1996 consist of direct costs incurred related to the initial filing of a registration statement for the sale of common stock with the Securities and Exchange Commission.

  Other Assets

  Other assets consist primarily of security deposits on leased computer equipment and office furniture and equipment. The deposits will be applied against the final months lease payments.

  Revenue Recognition & Accounts Receivable

  The Company offers annual subscriptions to its customers for Internet access and also may arrange for advance payments under contracts to deliver business connectivity services. Advance payments for these services are deferred and recognized in the periods in which the services are performed. Equipment sales are recognized upon commencement of the related service. Receivables generally are due within 30 days. The Company does not generally require collateral from its customers.

                              DIGEX, INCORPORATED

  Advertising Costs

  The Company expenses advertising costs as incurred. Advertising expense totaled approximately $3,100, $24,600 and $488,900 in 1993, 1994 and 1995,
respectively.

  Stock Options Granted to Employees

  The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion 25, Accounting for Stock Issued to Employees. In October 1995, the Financial Accounting Standards Board issued FASB Statement No. 123, Accounting for Stock-Based Compensation, which encourages companies to recognize expense for stock-based awards based on their estimated value on the date of grant. Statement 123, effective for 1996, does not require companies to change their existing accounting for stock-based awards, but if the new fair value method is not adopted, pro forma income and earnings per share data should be provided in the notes to the financial statements. The Company intends to continue to account for stock-based compensation plans using the intrinsic value method, and will supplementally disclose in its 1996 annual financial statements the required pro forma information as if the fair value method had been adopted.

  Income Taxes

  The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Interim Financial Data

  The financial statements of the Company for the six months ended June 30, 1995 and 1996 have been prepared on the same basis as the annual financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

  The results of operations for the six months ended June 30, 1996 are not necessarily indicative of results expected for the full fiscal year.

                              DIGEX, INCORPORATED

2. EARNINGS PER SHARE

  The following table summarizes the computations of share amounts used in the computation of historical earnings (loss) per share presented in the accompanying statements of operations (in thousands of shares):

                                                  YEAR ENDED       SIX MONTHS
                                                 DECEMBER 31,    ENDED JUNE 30,
                                               ----------------- ---------------
                                               1993  1994  1995    1995    1996
                                               ----- ----- ----- ------- -------
Weighted average number of shares of common
 stock outstanding during the period.........  1,718 1,718 1,708   1,618   1,618
Options and warrants to purchase common stock
 issued within one year of registration
 statement...................................  2,990 2,990 2,990   2,990   2,990
Convertible debentures and preferred stock
 issued within one year of registration
 statement...................................  2,180 2,180 2,180   2,180   2,180
                                               ----- ----- ----- ------- -------
Total common and common equivalent shares of
 stock considered outstanding during the
 year........................................  6,888 6,888 6,878   6,788   6,788
                                               ===== ===== ===== ======= =======

  Earnings (loss) per share is based upon the average number of shares of common stock outstanding during each period. As required by the Securities and Exchange Commission, all common stock warrants, options, convertible debentures, and convertible preferred stock issued by the Company at exercise prices or conversion rates below the expected public offering price during the twelve-month period prior to the anticipated offering date have been included in the computations as if they were outstanding for all periods presented. As the Company expects the initial public offering price to exceed the exercise prices or conversion rates for all securities issued after June 1995, all of the securities issued between July 1, 1995 and the latest filing date have been included in the computation of historical net income (loss) per common share attributable to common shareholders.

  The assumed conversion of all other potentially dilutive securities (issued prior to July 1995) is anti-dilutive for all years presented, and therefore is not considered in the computations.

  Net loss per common share attributable to common shareholders for the six months ended June 30, 1996 was reduced by $670,871 of interest expense attributable to debentures converted into Series B Preferred Stock during the period.

  Pro forma net loss per share is presented to disclose the additional effect on loss per share for the year ended December 31, 1995 and for the six months ended June 30, 1996 assuming that the antidilutive convertible securities which are not included in the historical calculations and which will convert into common stock upon the closing of the proposed initial public offering were converted into common stock on January 1, 1995, or their issuance date, whichever date is later. Historical net loss was reduced by $450,871 for the year ended December 31, 1995 and $1,311,347 for the six months ended June 30, 1996 to adjust for interest expense and preferred stock accretion.

                              DIGEX, INCORPORATED

  The following table summarizes the computations of share amounts used in the computation of pro forma earnings (loss) per share presented in the accompanying statements of operations (in thousands of shares):

                                                           PRO FORMA   PRO FORMA
                                                          DECEMBER 31, JUNE 30,
                                                              1995       1996
                                                          ------------ ---------
                                                               (UNAUDITED)
Weighted average number of shares of common stock
 outstanding during the period..........................     1,708       1,618
Options and warrants to purchase common stock issued
 within one year of registration statement..............     2,990       2,990
Convertible debentures and preferred stock issued within
 one year of registration statement.....................     2,180       2,180
Pro forma conversion of preferred stock and warrants....     1,376       1,902
                                                             -----       -----
Total common and common equivalent shares of stock
 considered outstanding during the year.................     8,254       8,690
                                                             =====       =====

3. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                SIX MONTHS
                                 YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                -------------------------- ---------------------
                                  1993   1994      1995       1995       1996
                                ------- ------------------ ---------- ----------
Cash paid during the period
 for:
 Interest...................... $    -- $ --   $   105,100 $   45,200 $  118,700
 Taxes......................... $ 7,700 $ --   $       --  $      --  $      --
Non-cash investing and
 financing activities:
 Equipment acquired under
  capital lease................ $   --  $ --   $ 2,095,600 $1,048,300 $2,118,900
 Conversion of 10% Convertible
  Debentures and accrued
  interest into Series B
  Mandatorily Redeemable
  Convertible Preferred Stock.. $   --  $ --   $       --  $      --  $3,126,400

4. NOTES PAYABLE

  In July 1994, the Company received $300,000 in connection with the issuance of notes with a face value of $300,000 and detachable stock warrants to purchase 190,883 shares of common stock for $1.58 per share. The portion of the proceeds allocable to the warrants of $25,393, as estimated by the Company, was accounted for as additional paid-in capital. The notes were repaid in conjunction with the issuance of the Series A Mandatorily Redeemable Convertible Preferred Stock in March 1995.

5. BORROWINGS UNDER LINE OF CREDIT

  In April 1996, the Company entered into a loan agreement with a bank that provides a revolving line of credit secured by accounts receivable. The credit line allows the Company to borrow a maximum of $1.5 million, subject to restrictions based on the available collateral, and expires on February 28, 1997. The credit line bears interest at a floating rate equal to the bank's prime rate plus 1% per annum. In connection with this credit line, the Company is required to comply with certain financial ratios and covenants. At June 30, 1996, the Company did not have any borrowings outstanding under this facility.

                              DIGEX, INCORPORATED

6. CAPITAL LEASE OBLIGATIONS

  The Company leases equipment under capital leases. Property and equipment includes the following amounts for leases that have been capitalized at June 30, 1996:

                                                 DECEMBER 31, 1995 JUNE 30, 1996
                                                 ----------------- -------------
Computer equipment..............................    $1,985,436      $4,033,066
Office furniture and equipment..................       110,118         110,118
                                                    ----------      ----------
                                                     2,095,554       4,143,184
Less accumulated amortization...................       444,683         940,616
                                                    ----------      ----------
                                                    $1,650,871      $3,202,568
                                                    ==========      ==========

  Amortization of leased assets is included in depreciation and amortization expense.

  Future minimum payments under capital lease obligations consist of the following at June 30, 1996:

Through December 31, 1996........................................... $  885,376
1997................................................................  1,508,220
1998................................................................    903,432
1999................................................................    293,147
2000................................................................      1,333
                                                                     ----------
Total minimum lease payments........................................  3,591,508
Amounts representing interest.......................................    379,662
                                                                     ----------
Present value of net minimum lease payments (including current por-
 tion of $1,497,563)................................................ $3,211,846
                                                                     ==========

7. 10% CONVERTIBLE DEBENTURES AND DETACHABLE STOCK WARRANTS

  On November 28, 1995, the Company issued $2,000,000 of 10% Convertible Debentures with detachable stock warrants for cash proceeds of $2,000,000. The debentures were due on June 1, 1996. As discussed more fully in Note 9, in May 1996 the holders of the 10% Convertible Debentures converted their debentures into shares of Series B Preferred Stock.

  The detachable stock warrants entitle the holders to purchase 299,946 shares of common stock at an exercise price of $0.25 per share and expire in November 2001. The exercise price is payable either in cash or through the retirement of stock warrants. The warrants were valued at $682,378, or $2.28 per share, based on an independent valuation of the Company's common stock and the use of a generally accepted warrant valuation methodology. The estimated value of the warrants was recorded as additional paid-in capital and the 10% Convertible Debentures have been recorded net of a discount of $682,378. The Company recognized interest expense of $93,543 and $588,835 for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, related to the amortization of this discount.

  On February 15, 1996, the Company issued $1,000,000 of 10% Convertible Debentures with detachable stock warrants for cash proceeds of $1,000,000. The debentures have terms identical to those issued in November 1995, and were also converted into Series B Preferred Stock in May 1996. The detachable stock warrants entitle the holders to purchase 166,378 shares of common stock at an exercise price of $0.25 per share and expire in February 2002. The exercise price is payable either in cash or through the retirement of stock warrants. The warrants were valued at $361,872, or $2.17 per share, based on an independent valuation of the Company's common stock and the use of a generally accepted warrant valuation methodology. The estimated value of the

                              DIGEX, INCORPORATED
warrants was recorded as additional paid-in capital and the 10% Convertible Debentures have been recorded net of a discount of $361,872. The Company recognized interest expense of $361,872 the period from February 15, 1996 through June 30, 1996 related to the amortization of this discount.

8. SERIES A MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND DETACHABLE STOCK WARRANTS

  The Company has authorized the issuance of 200,000 shares of Series A Mandatorily Redeemable Convertible Preferred Stock ("Series A"). In March and April 1995, the Company issued 45,455 shares of Series A with detachable stock warrants for cash proceeds of $4,000,000. Dividends on the Series A are cumulative at an annual rate of $6 per share beginning March 15, 1997 and $10 per share beginning March 15, 1999.

  The detachable stock warrants entitle the holders to purchase 1,120,000 shares of common stock for an aggregate exercise price of $100 and expire six years from the date of the final redemption of the Series A. The warrants were valued at $1,913,215, or $1.71 per share, based on an estimate at the date of the transaction of the relative values of the Series A and the warrants. The costs of the issuance of $549,350 have been deducted proportionately from the proceeds allocated to the warrants and the Series A.

  The Series A was recorded at estimated fair value on the date of issuance, less issue costs. The excess of the redemption value over the carrying value is being accreted by periodic charges to retained earnings over the life of the issue using the interest method.

  The Company must redeem the Series A in 24 equal monthly installments of 1,894 shares commencing January 1, 2000 at a redemption price of $100 per share plus any accrued and unpaid dividends. The Company may, at its option, redeem at any time all, but not less than all, of the Series A for $100 per share plus any accrued and unpaid dividends. If the Company redeems the Series A prior to March 15, 1997, the redemption price will be reduced, but in no event will the redemption price be less than $88 per share. The Series A is also convertible at any time into 500,000 shares of common stock based on a conversion rate defined in the Amended and Restated Articles of Incorporation. The Series A will automatically convert into 500,000 shares of common stock immediately prior to the closing of an initial public offering consummated on or before December 31, 1996 generating net proceeds to the Company of at least $25 million.

  Each share of Series A has substantially the same voting rights as the number of shares of common stock into which it can be converted, as provided for in the Amended and Restated Articles of Incorporation. The holders of the Series A (in conjunction with the holders of the Series B Preferred Stock issued in May 1996 as discussed in Note 9) independently appoint three directors to the Board of Directors. In the event the Company fails to meet its obligations to the holders of the Series A under the aforementioned redemption provisions or upon certain other events, the holders of the preferred stock are entitled to elect a majority of the directors of the Board of Directors.

  In connection with the issuance of the Series A, the Company also issued warrants to purchase 91,200 shares of common stock with an exercise price of $2.63 per share to investment bankers. These warrants expire in March 2002.

9. SERIES B MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

  In May 1996, the Company amended its Articles of Incorporation to authorize the issuance of 130,000 shares of Series B Preferred Stock ("Series B") with a par value of $1. Cumulative annual cash dividends on the Series B at the rate of $8 per share become payable monthly commencing on the first date outstanding through March 15, 1999, and after March 15, 1999, at the rate of $12 per share per annum.

                              DIGEX, INCORPORATED

  The Company must redeem the Series B in monthly installments of 3,387 shares beginning January 1, 2001 at $100 per share plus any unpaid dividends or, immediately, if certain events specified in the Articles of Incorporation occur and holders of 63% of the shares of Series B vote for redemption. In addition, at any time after the earlier of May 24, 1999 or the date on which all shares of Series A Preferred Stock have been redeemed, the holders of the Series B may require the Company to redeem their shares at the greater of $200 per share or fair market value, as determined by an independent investment banking firm. Each share of Series B is convertible at the option of the holder at any time after issuance into 33.54 shares of common stock. The Series B holders have the same voting rights as the holders of common stock, assuming conversion.

  On May 30, 1996, the Company issued 50,000 shares of Series B for $5 million. The Series B will automatically convert into 1,341,515 shares of common stock immediately prior to the closing of an initial public offering consummated on or before December 31, 1996 generating net proceeds to the Company of at least $25 million.

  In connection with the issuance of the Series B, the holders of the 10% Convertible Debentures (face value of $3 million, plus accrued interest of $126,000) converted the debentures into 31,264 shares of Series B.

10. COMMON STOCK

  In March 1995, the Company amended and restated the Articles of Incorporation to authorize the issuance of 49,800,000 shares of $.01 par value common stock and 200,000 shares of $1 par value Series A Mandatorily Redeemable Convertible Preferred Stock with a redemption price and liquidation value of $100 per share. In conjunction with the amendment, the Board of Directors approved a 505.26-for-1 stock split, effected in the form of a stock dividend. In August 1995, the Board of Directors approved a 10-for-1 stock split, also effected in the form of a stock dividend. All share and per share amounts in the accompanying financial statements have been restated to retroactively reflect all splits. (See also Note 19).

11. AGREEMENT WITH CUSTOMER

  In June 1996, the Company entered into a six-year private network agreement with WinStar Communications, Inc. As part of the agreement, WinStar will purchase $5 million of connectivity services which was paid in advance in June 1996. WinStar also received warrants to purchase 240,000 shares of common stock for $3.75 per share. The warrants were valued at $228,000, or $0.95 per share, based on independent valuation of the Company's common stock and the use of a generally accepted warrant valuation methodology. The estimated value of the warrants was recorded as additional paid-in capital of $228,000 and deferred revenue associated with the contract was recorded in the amount of $4,772,000.

12. SHARES RESERVED FOR FUTURE ISSUANCE

  The Company as of June 30, 1996 has reserved 6,844,244 shares of common stock for future issuance upon the conversion of the Series A and Series B Mandatorily Redeemable Convertible Preferred Stock, the exercise of all outstanding stock purchase warrants, and the exercise of all outstanding stock options.

13. STOCK OPTION PLAN

  In 1995, the Company approved and adopted its 1995 Stock Option Plan (the "Plan"). In 1996, the Company approved and adopted its 1996 Equity Participation Plan. The Plans are administered by the Board of Directors. The Plans provides for the granting of either qualified or non-qualified options to purchase an

                              DIGEX, INCORPORATED
aggregate of up to 2,500,480 shares of common stock to eligible employees, officers, directors and consultants of the Company. The 1996 Equity Participation also provides for the granting of other equity participation instruments.

  The following table summarizes the stock option activity of the Company:

                                           SHARES                EXERCISE PRICE
                                         OUTSTANDING EXERCISABLE   PER SHARE
                                         ----------- ----------- --------------
Balances at January 1, 1995.............        --         --         --
 Granted................................    632,280        --        $0.25
 Became exercisable.....................        --     188,280       $0.25
 Exercised/Surrendered
 Canceled...............................     (2,050)       --        $0.25
                                          ---------    -------   --------------
Balances at December 31, 1995...........    630,230    188,280       $0.25
 Granted................................  1,438,120        --    $0.25 - $10.00
 Became exercisable.....................        --     111,553       $0.25
 Exercised/Surrendered
 Canceled...............................    (12,850)       --        $0.25
                                          ---------    -------   --------------
Balances at June 30, 1996...............  2,055,500    299,833   $0.25 - $10.00
                                          =========    =======   ==============

  All of the options granted through June 30, 1996 are non-qualified stock options and vest over 3 or 4 years. At the dates of grant, the estimated fair value of a share of the Company's common stock ranged from $2.28 to $10.00. The Company will record compensation expense of $2,659,221 over the vesting period of the options. For the year ended December 31, 1995 and the six months ended June 30, 1996, the Company recorded $475,442 and $400,092 of compensation expense, respectively. The Company will record additional compensation expense related to option grants through June 30, 1996 as follows:

Six months ended December 31, 1996.................................. $  389,423
Year ended December 31, 1997........................................    747,161
1998................................................................    527,628
1999................................................................    119,475
                                                                     ----------
  Total............................................................. $1,783,687
                                                                     ==========

14. FAIR VALUES OF FINANCIAL INSTRUMENTS

  The Series A and Series B Mandatorily Redeemable Convertible Preferred Stock will automatically convert into common stock upon the expected closing of an initial public offering in August 1996. Upon conversion, the securities will not be considered financial instruments.

                              DIGEX, INCORPORATED

15. INCOME TAXES

  The tax provisions for the six months ended June 30, 1995 and 1996 are based on the estimated annual effective tax rate applicable for the full years.

  Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31
                                                          ---------------------
                                                            1994       1995
                                                          --------  -----------
Deferred tax liability:
 Tax over book depreciation.............................. $  6,998  $    49,581
Deferred tax assets:
 Net operating loss carryforward.........................   32,402    1,382,447
 Allowance for doubtful accounts.........................      --        19,310
 Stock option compensation expense.......................      --       183,615
 Accrued bonuses.........................................      --        23,172
                                                          --------  -----------
Total deferred tax assets................................   32,402    1,608,544
                                                          --------  -----------
Net future income tax benefit............................   25,404    1,558,963
Valuation allowance for net deferred tax assets..........  (17,723)  (1,551,282)
                                                          --------  -----------
Net deferred tax assets.................................. $  7,681  $     7,681
                                                          ========  ===========

  As of December 31, 1995, the Company had net operating loss carryforwards of $3.6 million. These carryforwards expire in 2009 and 2010. The amount available to be used in any given year will be limited by operation of certain provisions of the Internal Revenue Code.

  Income tax expense (benefit) consisted of the following:

                                                       YEAR ENDED DECEMBER 31
                                                       --------------------------
                                                          1993     1994    1995
                                                       -------- --------  -------
Current:
 Federal.............................................. $  5,237 $ 22,250  $ --
 State................................................    2,444    6,760    --
                                                       -------- --------  -----
                                                          7,681   29,010    --
Deferred (benefit):
 Federal..............................................   14,622  (20,911)   --
 State................................................    3,237   (4,629)   --
                                                       -------- --------  -----
                                                         17,859  (25,540)   --
                                                       -------- --------  -----
                                                       $ 25,540 $  3,470  $ --
                                                       ======== ========  =====

  The Company's provision for income taxes resulted in effective tax rates that varied from the statutory federal income tax rate as follows:

                                                   1993     1994       1995
                                                  ------- --------  -----------
Expected federal income tax (benefit) at 34%..... $20,699 $(26,538) $(1,352,150)
State income taxes, net of federal benefit.......   2,813   (3,606)    (183,733)
Expenses not deductible for tax purposes.........   2,028    4,357        3,602
Effect of valuation allowance....................     --    17,723    1,533,559
Other............................................     --    11,534       (1,278)
                                                  ------- --------  -----------
Total............................................ $25,540 $  3,470  $       --
                                                  ======= ========  ===========

                              DIGEX, INCORPORATED

16. OPERATING LEASES

  The Company leases certain office space and equipment under noncancelable operating leases that expire in various years through 2000. Future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1995:

     1996........................................................... $  531,665
     1997...........................................................    504,723
     1998...........................................................    485,930
     1999...........................................................    314,931
     2000...........................................................    205,184
                                                                     ----------
     Total minimum lease payments................................... $2,042,433
                                                                     ==========

  Rental expense consisted of the following:

                                                        1993    1994     1995
                                                       ------- ------- --------
Office and storage.................................... $18,882 $19,200 $123,749
Furniture and equipment...............................   4,037  28,915  133,889
                                                       ------- ------- --------
                                                       $22,919 $48,115 $257,638
                                                       ======= ======= ========

17. EMPLOYEE BENEFIT PLAN

  The Company established a defined contribution benefit plan effective July 1, 1995. The plan covers substantially all employees who have three months of service with the Company or who were employed by the Company on July 1, 1995. Participants may contribute from 1% to 15% of their annual compensation to the plan. In addition, the Company may make discretionary profit-sharing contributions to the plan. No contributions were made by the Company during 1995.

18. PRO FORMA BALANCE SHEET

  In connection with the issuance of the Series B, the holders of warrants to purchase 1,868,408 shares of common stock agreed to exercise their warrants immediately prior to the closing of an initial public offering consummated on or before December 31, 1996 that generates net proceeds to the Company of at least $25 million.

  In June 1996 the Board of Directors approved the filing of a registration statement for the sale of common stock with the Securities and Exchange Commission that, upon closing, would meet the criteria for the automatic exercise of warrants to purchase 1,868,408 shares of common stock, and the conversion of the outstanding Series A Preferred Stock and Series B Preferred Stock, all into common stock. The pro forma balance sheet assumes that the exercise price of the warrants being exercised is paid by the tender to the Company of 65,687 shares of common stock valued at $10.00 per share.

                              DIGEX, INCORPORATED

  The following table summarizes the components of the pro forma balance sheet (in thousands):

                                                            ASSUMED
                                              HISTORICAL  CONVERSION    TOTAL
                                               JUNE 30,  OF SECURITIES   PRO
                                                 1996      UPON IPO     FORMA
                                              ---------- ------------- --------
                                ASSETS
Current assets:
 Cash and cash equivalents...................  $  6,269     $   --     $  6,269
 Other current assets........................     2,262         --        2,262
                                               --------     -------    --------
Total current assets.........................     8,531         --        8,531
Property and equipment, net..................     9,761         --        9,761
Other noncurrent assets......................       550         --          550
                                               --------     -------    --------
Total assets.................................  $ 18,842     $   --     $ 18,842
                                               ========     =======    ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses.......  $  7,975     $   --     $  7,975
 Other current liabilities...................     6,574         --        6,574
                                               --------     -------    --------
Total current liabilities....................    14,549         --       14,549
Capital lease obligations....................     1,714         --        1,714
Series A Preferred Stock.....................     2,392      (2,392)        --
Series B Preferred Stock.....................     8,126      (8,126)        --
Stockholders' equity:
 Common stock................................        16          45          61
 Additional paid-in capital..................     3,825      10,473      14,298
 Accumulated deficit.........................   (11,780)        --      (11,780)
                                               --------     -------    --------
Total stockholders' equity...................    (7,939)     10,518       2,579
                                               --------     -------    --------
Total liabilities and stockholders' equity...  $ 18,842     $    --    $ 18,842
                                               ========     =======    ========

19. SUBSEQUENT EVENT

  On October 9, 1996 the Board of Directors approved a 1-for-2.5 reverse stock split pursuant to the Company's initial public offering of common stock. All share and per share amounts in the accompanying financial statements have been restated to retroactively reflect the reverse split.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COM-PANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               -----------------
                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
Additional Information....................................................    3
Reports to Stockholders...................................................    3
Prospectus Summary........................................................    4
Risk Factors..............................................................    8
Use of Proceeds...........................................................   16
Dilution..................................................................   16
Capitalization............................................................   17
Dividend Policy...........................................................   18
Selected Financial and Pro Forma
 Financial Data...........................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   27
Management................................................................   37
Certain Transactions......................................................   50
Principal Stockholders....................................................   53
Capital Stock of the Company..............................................   54
Shares Eligible for Future Sale...........................................   56
Underwriting..............................................................   58
Legal Matters.............................................................   59
Experts...................................................................   59
Glossary..................................................................   60
Index to Financial Statements.............................................  F-1

  UNTIL NOVEMBER, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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--------------------------------------------------------------------------------
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                             4,500,000 SHARES

               [LOGO OF DIGEX BUSINESS INTERNET APPEARS HERE]

                                  COMMON STOCK

                               -----------------
                                   PROSPECTUS
                               -----------------

                              FRIEDMAN, BILLINGS,
                               RAMSEY & CO., INC.


                                OCTOBER   , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Amended and Restated Certificate of Incorporation of DIGEX, Incorporated (the "Registrant" or "Company"), as amended (the "Amended and Restated Certificate of Incorporation"), provides that the Registrant shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") any person whom it may indemnify thereunder. The By-laws of the Registrant provide that indemnification shall be made by the Registrant only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination upon receipt of an undertaking by the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant. In addition, the Amended and Restated Certificate of Incorporation provides for the limitation to the extent permitted by the Delaware Law of personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as directors of the Registrant.

  The Company is obtaining a directors' and officers' insurance and company reimbursement policy in the amount of $5,000,000. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses the Registrant for such loss for which the Registrant has lawfully indemnified its directors and officers. The policy contains various exclusions, none of which will relate to the offering hereunder.

ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

  The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and the NASD fee, all amounts are estimates.

   SEC Registration Fee.......................................... $   19,629.31
   NASD Filing Fee...............................................      6,000.00
   Printing and Engraving Expenses...............................    300,000.00
   Legal Fees and Expenses.......................................    400,000.00
   Accounting Fees and Expenses..................................    250,000.00
   Blue Sky Fees and Expenses....................................     19,125.00
   Directors' and Officers' Insurance............................    200,000.00
   Miscellaneous Expenses........................................      5,245.69
                                                                  -------------
      Total...................................................... $1,200,000.00
                                                                  =============

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

  The Company was incorporated on January 8, 1990 by Mr. Humphrey and Mr. Doughney (the "Founders"). Mr. Humphrey contributed certain computer hardware to the Company in exchange for 970,744 shares of Common Stock, and Mr. Doughney contributed certain computer software to the Company in exchange for 647,163 shares of Common Stock.

  On July 1, 1994, Robert M. Stewart, a director of the Company, and six other individuals who are not affiliated with the Company loaned the Company $300,000 in cash. In consideration for their loan, the Company issued to these individuals (i) 8% promissory notes (the "Bridge Notes") in aggregate principal amount of $300,000 and (ii) warrants to purchase 190,883 shares of the Common Stock (the "Bridge Warrants"). The Bridge Notes were to mature on the earlier of July 12, 1995 and the date on which certain payments were made under the Securities Purchase Agreement.

  On March 24, 1995, the Company entered into the Securities Purchase Agreement with the Founders and Grotech IV, Venrock and Southern, pursuant to which the Company issued a total of 45,454.54 shares of convertible preferred stock (since redesignated Series A Convertible Preferred Stock), par value $1.00 per share, together with warrants to purchase 1,120,000 shares of Common Stock of the Company, for an aggregate cash investment of $4,000,000. The Bridge Notes were repaid at their face amount with a portion of the proceeds of this investment. Grotech IV was issued 18,181.82 shares of Series A Preferred Stock and warrants to purchase 448,000 shares of Common Stock in consideration of its investment of $1.6 million in cash, Venrock was issued 15,909.09 shares of Series A Preferred Stock (4,925.83 shares of which were assigned to Venrock II) and warrants to purchase 392,000 shares of Common Stock (121,348 of which were assigned to Venrock II) in consideration of its investment of $1.4 million in cash and Southern was issued 11,363.63 shares of Series A Preferred Stock and warrants to purchase 280,000 shares of Common Stock in consideration of its investment of $1.0 million in cash. Representatives of each of Grotech IV, Venrock and Southern were elected to the Company's Board of Directors pursuant to the Securities Purchase Agreement.

  As a fee for arranging the above investment, the Company made a cash payment of $200,000 and issued warrants to purchase 91,200 shares of Common Stock to Mr. Stewart and nine other individuals (the "Fee Warrants" and, together with the Bridge Warrants, the "Initial Warrants"). These individuals (other than Mr. Stewart) are not affiliated with the Company.

  Pursuant to a Stockholders Agreement (the "Stockholders Agreement"), dated March 24, 1995, by and among the Company, Grotech IV, Venrock, Southern, Mr. Humphrey and Mr. Doughney, the parties thereto agreed to grant rights of first refusal to the other parties to such agreement in the event of the death, disability or termination of employment of either Mr. Humphrey or Mr. Doughney or in the event that either Mr. Humphrey or Mr. Doughney wishes to transfer any of their shares of Common Stock of the Company. The provisions of the Stockholders Agreement will terminate effective immediately prior to consummation of the Offering.

  On November 28, 1995, Grotech IV, Venrock, Southern and Venrock Associates II, L.P. ("Venrock II" and, together with Grotech IV, Venrock and Southern, the "Investors") loaned to the Company $800,000, $483,307, $500,000 and $216,693 in cash, respectively. In consideration of these loans, the Company issued 10% promissory notes due June 1, 1996 in the principal amount of $2,000,000 (the "November 1995 Notes") and warrants to purchase 299,946 shares of Common Stock to Grotech IV, Venrock, Venrock II and Southern as follows:
Grotech IV purchased promissory notes in the principal amount of $800,000 and warrants to purchase 119,978 shares of Common Stock; Venrock purchased promissory notes in the amount of $483,307 and warrants to purchase 72,483 shares of Common Stock; Venrock II purchased promissory notes in the principal amount of $216,693 and warrants to purchase 32,498 shares of Common Stock; and Southern purchased promissory notes in the principal amount of $500,000 and warrants to purchase 74,987 shares of Common Stock.

  On February 23, 1996, the Company issued additional 10% promissory notes due June 1, 1996 in the principal amount of $1,000,000 (the "February 1996 Notes") and additional warrants to purchase 166,378 shares of Common Stock to the Investors as follows: Grotech IV purchased promissory notes in the principal amount of $400,000 and warrants to purchase 66,551 shares of Common Stock for a cash purchase price of $400,000; Venrock purchased promissory notes in the principal amount of $217,000 and warrants to purchase 36,104 shares of Common Stock for a cash purchase price of $217,000; Venrock II purchased promissory notes in the principal amount of $133,000 and warrants to purchase 22,128 shares of Common Stock for a cash purchase price at $133,000; and Southern purchased promissory notes in the principal amount of $250,000 and warrants to purchase 41,595 shares of Common Stock for a cash purchase price of $250,000.

  On May 21, 1996, the Company issued additional promissory notes in the principal amount of $1,000,000 (the "Convertible Notes") convertible into shares of Series B Preferred Stock of the Company to the Investors as follows:
Grotech IV purchased promissory notes in the principal amount of $400,000 for a cash purchase price of $400,000; Venrock purchased promissory notes in the principal amount of $217,000 for a cash purchase price of $217,000; Venrock II purchased promissory notes in the principal amount of $133,000 for a cash purchase price of $133,000; and Southern purchased promissory notes in the principal amount of $250,000 for a cash purchase price of $250,000.

  On May 30, 1996, the Company, the Founders, the Investors, Grotech Partners, Grotech Companion, Grotech Pennsylvania, Blue Chip and Crisler Capital Company, Limited Partnership (together with the Investors, Grotech Partners, Grotech Companion, Grotech Pennsylvania and Blue Chip, the "Purchasers") entered into the Purchase and Exchange Agreement, whereby the Investors exchanged $2.0 million principal amount of November 1995 Notes and $1.0 million principal amount February 1996 Notes (together with the right to receive $126,389 in accrued interest thereon from the date of issuance) for 31,263.89 shares of Series B Convertible Preferred Stock of the Company, par value $1.00 per share (the "Series B Preferred Stock"), and converted $1.0 million principal amount of Convertible Notes, in accordance with their terms, into 10,000 shares of Series B Preferred Stock. In addition, the Purchasers paid $4,000,000 in cash in exchange for a further 40,000 shares of Series B Preferred Stock. The above-referenced exchange, conversion, and purchase resulted in the following acquisitions of Series B Preferred Stock: Grotech IV acquired 22,505.56 shares of Series B Preferred Stock; Grotech Partners acquired 8,537 shares of Series B Preferred Stock; Grotech Companion acquired 930 shares of Series B Preferred Stock; Grotech Pennsylvania acquired 533 shares of Series B Preferred Stock; Venrock acquired 10,914.77 shares of Series B Preferred Stock; Venrock II acquired 5,860.92 shares of Series B Preferred Stock. Southern acquired 11,982.64 shares of Series B Preferred Stock; Blue Chip acquired 16,000 shares of Series B Preferred Stock; and Crisler acquired 4,000 shares of Series B Preferred Stock.

  The transactions of May 21 and May 30, 1996 are collectively referred to herein as the "1996 Venture Financing." A representative of Blue Chip holds a seat on the Company's Board of Directors pursuant to the terms of the Purchase and Exchange Agreement. The rights of representatives of each of Grotech IV, Venrock and Southern, as well as each of the Founders, to have seats on the Company's Board of Directors, granted pursuant to the Securities Purchase Agreement, were restated in the Purchase and Exchange Agreement. In addition, pursuant to the Purchase and Exchange Agreement, Crisler obtained the right to designate a representative (R. Dean Meiszer) to act as an observer at meetings of the Company's Board of Directors. Such stockholders' rights to designate Directors or representatives to attend board meetings under the Purchase and Exchange Agreement will terminate effective immediately prior to consummation of the Offering. See "Management--Board Composition."

  The holders of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock have agreed to convert their outstanding shares of Series A Preferred Stock and Series B Preferred Stock, in accordance with their respective terms, into 2,680,336 shares of Common Stock at or prior to the consummation of the Offering (the "Preferred Stock Conversion"). As of the date hereof, each share of Series A Preferred Stock is convertible into approximately 11.0 shares of Common Stock and each share of Series B Preferred Stock is convertible into approximately 26.83 shares of Common Stock. In addition, all holders of warrants to purchase Common Stock (other than WinStar and one holder of Initial Warrants) will exercise such warrants to purchase 1,868,408 shares of Common Stock upon consummation at or prior to the Offering (the "Warrant Exercise").

  In June 1996, the Company entered into a multi-year private network agreement with WinStar. As part of the agreement, WinStar advanced $5,000,000 to the Company for connectivity services and received warrants to purchase 240,000 shares of Common Stock.

  In October 1996 the Company obtained $1.5 million in interim financing pursuant to the Bridge Loan from Blue Chip Capital Fund Limited Partnership ("Blue Chip"), which the Company will repay using a portion of the net proceeds of the Offering. See "Use of Proceeds." In connection with the Bridge Loan, the Company agreed to issue to Blue Chip warrants to purchase 150,000 shares of Common Stock at an exercise price of $1.75 per share if, but only if, the Company's initial public offering of Common Stock is not consummated by October 31, 1996. The Company presently expects that this Offering will be consummated prior to October 31, 1996 and, accordingly, that no warrants will be issued in connection with the Bridge Loan. The Company also has received, in addition to the Bridge Loan, a standby funding commitment from certain of its current venture capital investors to purchase up to $5.0 million of convertible subordinated debentures and warrants to purchase shares of Common Stock in the event that the Company requires additional liquidity prior to completion of the Offering. The Company does not presently expect that it will be required to make any draws pursuant to the $5.0 million standby commitment.

  No underwriters were involved in any of the foregoing transactions. The sales of all such securities were deemed to be exempt from registration under the Act, in reliance on Section 4(2) thereunder, as transactions by an issuer not involving any public offering.

  Since September 18, 1995, the Company at various times has granted options to purchase shares of Common Stock of the Company to certain Company employees. Options to purchase 2,298,200 shares of Common Stock have been granted in the aggregate, at exercise prices ranging from $0.25 to $10.00 per share. These grants were exempt from registration pursuant to Section 4(2) of the Act, Rule 701 thereunder or other applicable exemptions.

ITEM 27. EXHIBITS

 EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
 -----------                       ----------------------
    1.1      Form of Underwriting Agreement.(4)
    3.1      Certificate of Incorporation of the Registrant.(2) (in force as of date of filing)
    3.2      By-Laws of the Registrant (in force as of date of filing)
             (a) Amended and Restated By-laws of the Registrant.(2)
             (b) Amendment No. 1 to Amended and Restated By-laws.(2)
    3.3      Amended and Restated Certificate of Incorporation of the
             Registrant (in force as of date of effectiveness)(4)
    3.4      By-Laws of the Registrant (in force as of date of
             effectiveness)(4)
    4.1      Form of Common Stock certificate.(2)
    5.1      Opinion of Latham & Watkins with respect to the legality of the securities being registered.(5)
    10.1     MCI Special Customer Arrangement between MCI Telecommunications
             Corporation and Digital Express Group, Inc. dated March 28,
             1996.(2)**
    10.2     Customer contract with LCI International, Inc. dated May 29,
             1996.(6)**
    10.3     Customer contract with WinStar Communications, Inc. dated June 6,
             1996.(5)
    10.4     Warrant agreement with WinStar Communications, Inc. dated June 6,
             1996.(2)
    10.5     Peering agreements
             (a) Agreement for T1 Gateway Attachment Services, as amended, with
                 ANS CO+RE Systems Inc. dated February 1, 1994.(2)**
             (b)Bilateral Interconnection Agreement with PSINet Inc. dated
             February 7, 1996.(2)
             (c) Peering Agreement with MCI Telecommunications Corporation dated April 21, 1995.(2)
    10.6     Microsoft consulting services master services agreement, dated
             August 13, 1996.(5)
    10.7     Lease agreement with Banbury Associates Limited Partnership dated
             November 17, 1994.(2)
    10.8     Lease Agreement with George Christancos, dated December 4,
             1995.(2)
    10.9     Lease Agreement with Executive Office Network, Ltd.(1)
    10.10    Sublease Agreement with A.S. McGaughaan.(2)
    10.11    Employment and consulting agreements
             (a)Clyde A. Heintzelman, dated March 19, 1995.(1)
             (b)Christopher R. McCleary, dated February 1, 1996.(1)
             (c)Brian M. Deobald, dated March 25, 1996.(3)
             (d)Earl P. Galleher, dated March 25, 1996.(3)
             (e)Nicholas J. Magliato, dated March 25, 1996.(3)
             (f)William A. Pendley, dated July 15, 1996.(3)
             (g)Thomas M. Brandt, Jr., dated June 1, 1996.(1)
    10.12    Stock option plans
             (a)Incentive Stock Option Plan.(5)
             (b)1996 Equity Participation Plan.(5)
    10.13    Securities Purchase Agreement with Grotech Partners IV, L.P.,
             Venrock Associates, Southern Venture Fund II, L.P., Douglas E.
             Humphery and Michael T. Doughney dated March 24, 1995.(1)
    10.14    Stockholders Agreement with Grotech Partners IV, L.P., Venrock
             Associates, Southern Ventures II, L.P. Douglas E. Humphery and
             Michael T. Doughney dated March 24, 1995.(1)
    10.15    (a)Warrant Agreement with Grotech Partners IV, L.P. dated March
             24, 1995.(1)
             (b)Warrant Agreement with Venrock Associates dated March 24,
             1995.(1)
             (c)Warrant Agreement with Southern Venture Fund II, L.P. dated
             March 24, 1995.(1)
    10.16    Loan and Security Agreement with Silicon Valley Bank dated April
             11, 1996.(1)

 EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
 -----------                       ----------------------
    10.17    First Amendment to Loan and Security Agreement with Silicon Valley
             Bank dated May  , 1996.(1)
    10.18    Revolving Promissory Note with Silicon Valley Bank dated April 11,
             1996.(1)
    10.19    Securities Purchase, Conversion and Exchange Agreement with
             Grotech Partners IV, L.P., Grotech Partners III, L.P., Grotech III
             Companion Fund, L.P., Grotech III Pennsylvania Fund, L.P., Venrock
             Associates, Venrock Associates II, L.P., Southern Venture Fund II,
             L.P., Blue Chip Capital Fund Limited Partnership, Crisler Capital
             Company, Limited Partnership dated May 30, 1996.(1)
    10.20    Series C Subordinated Convertible Debentures Agreement of
             September 27, 1996(4)
    10.21    Promissory Note with Blue Chip Capital Fund Limited Partnership, dated October 7, 1996(4)
    10.22    Form of Warrant agreement with Blue Chip Capital Fund Limited
             Partnership(4)
    23.1     Consent of Ernst & Young LLP(6)
    23.2     Consent of Latham & Watkins (to be included in Exhibit 5.1).(5)
    27       Financial Data Schedule(3)

--------
(1) Previously filed with the Company's Registration Statement on Form SB-2, File No. 333-05871, filed June 12, 1996.
(2) Previously filed with Amendment No. 1 to the Registration Statement on Form SB-2, filed July 5, 1996.
(3) Previously filed with Amendment No. 2 to the Registration Statement on Form SB-2, filed July 23, 1996.
(4) Previously filed with Amendment No. 4 to the Registration Statement on Form SB-2, filed October 8, 1996.

(5) Previously filed with Amendment No. 5 to the Registration Statement on Form SB-2, filed October 15, 1996.

(6)  Filed herewith.
** Subject to a request for confidential treatment; the entirety of this exhibit has been filed separately with the Commission.

ITEM 28. UNDERTAKINGS

  The undersigned Registrant hereby undertakes that:

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (2) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

    (3) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    (4) It will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZED THIS AMENDMENT NO. 6 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF BELTSVILLE, STATE OF MARYLAND, ON OCTOBER 16, 1996.

                                          DIGEX, Incorporated

                                                /s/ Christopher R. McCleary
                                          By: _________________________________
                                                  Christopher R. McCleary
                                            Chief Executive Officer, President
                                                 and Chairman of the Board

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 has been signed below by the following persons in the capacities and on the dates indicated.


              SIGNATURE                        TITLE                 DATE

                  *                    Director                October 16, 1996
-------------------------------------
           FRANK A. ADAMS

     /s/ Christopher R. McCleary       Chief Executive         October 16, 1996
-------------------------------------   Officer, President
       CHRISTOPHER R. MCCLEARY          and Chairman of the
                                        Board (principal
                                        executive officer)

                  *                    Senior Vice              October 16, 1996
-------------------------------------   President, Chief
        THOMAS M. BRANDT, JR.           Financial Officer
                                        (principal
                                        financial officer)

                  *                    Vice President,         October 16, 1996
-------------------------------------   Controller
           JOHN C. WELLING              (principal
                                        accounting officer)




              SIGNATURE                         TITLE                DATE
                  *                     Senior Vice President,   October 16, 1996
-------------------------------------     Director
         DOUGLAS E. HUMPHREY

                  *                     Vice President, Director  October 16,  1996
-------------------------------------
         MICHAEL T. DOUGHNEY

                                        Director                 October 16, 1996
-------------------------------------
           THOMAS H. CATO

                  *                     Director                 October 16, 1996
-------------------------------------
      WILLIAM F. EARTHMAN, III

                  *                     Director                October 16, 1996
-------------------------------------
           RAY A. ROTHROCK

                  *                     Director                 October 16, 1996
-------------------------------------
          ROBERT M. STEWART

                  *                     Director                 October 16, 1996
-------------------------------------
            JOHN H. WYANT

     /s/ Christopher R. McCleary
*By: ________________________________
          ATTORNEY-IN-FACT


                                    EXHIBITS

                                                                     SEQUENTIAL
                                                                        PAGE
 EXHIBIT NO.                 DESCRIPTION OF EXHIBIT                    NUMBER
 -----------                 ----------------------                  ----------
     1.1     Form of Underwriting Agreement.(4)
     3.1     Certificate of Incorporation of the Registrant.(2)
             (in force as of date of filing)
     3.2     By-Laws of the Registrant (in force as of date of
             filing)
             (a) Amended and Restated By-laws of the
                 Registrant.(2)
             (b) Amendment No. 1 to Amended and Restated By-
                 laws.(2)
     3.3     Amended and Restated Certificate of Incorporation of
             the Registrant (in force as of date of
             effectiveness)(4)
     3.4     By-Laws of the Registrant (in force as of date of
             effectiveness)(4)
     4.1     Form of Common Stock certificate.(2)
     5.1     Opinion of Latham & Watkins with respect to the
             legality of the securities being registered.(5)
    10.1     MCI Special Customer Arrangement between MCI
              Telecommunications Corporation and Digital Express
              Group, Inc. dated March 28, 1996.(2)**
    10.2     Customer contract with LCI International, Inc. dated
             May 29, 1996.(6)**
    10.3     Customer contract with WinStar Communications, Inc.
             dated June 6, 1996.(5)
    10.4     Warrant agreement with WinStar Communications, Inc.
             dated June 6, 1996.(2)
    10.5     Peering Agreements
             (a) Agreement for T1 Gateway Attachment Services, as
                 amended, with ANS CO+RE Systems Inc. dated
                 February 1, 1994.(2)**
             (b) Bilateral Interconnection Agreement with PSINet
                 Inc. dated February 7, 1996.(2)
             (c) Peering Agreement with MCI Telecommunications
                 Corporation dated April 21, 1995.(2)
    10.6     Microsoft consulting master services agreement, dated
             August 13, 1996.(5)
    10.7     Lease agreement with Banbury Associates Limited
              Partnership dated November 17, 1994.(2)
    10.8     Lease Agreement with George Christancos, dated
             December 4, 1995.(2)
    10.9     Lease Agreement with Executive Office Network,
             Ltd.(1)
    10.10    Sublease Agreement with A.S. McGaughaan.(2)
    10.11    Employment and consulting agreements
             (a) Clyde A. Heintzelman, dated March 19, 1995.(1)
             (b) Christopher R. McCleary, dated February 1,
                 1996.(1)
             (c) Brian M. Deobald, dated March 25, 1996.(3)
             (d) Earl P. Galleher, dated March 25, 1996.(3)
             (e) Nicholas J. Magliato, dated March 25, 1996.(3)
             (f) William A. Pendley, dated July 15, 1996.(3)
             (g) Thomas M. Brandt, Jr., dated June 1, 1996.(1)
    10.12    Stock option plans
             (a) Incentive Stock Option Plan.(5)
             (b) 1996 Equity Participation Plan.(5)
    10.13    Securities Purchase Agreement with Grotech Partners
              IV, L.P., Venrock Associates, Southern Venture Fund
              II, L.P., Douglas E. Humphery and Michael T.
              Doughney dated March 24, 1995.(1)
    10.14    Stockholders Agreement with Grotech Partners IV,
              L.P., Venrock Associates, Southern Ventures II, L.P.
              Douglas E. Humphery and Michael T. Doughney dated
              March 24, 1995.(1)

                                                                     SEQUENTIAL
                                                                        PAGE
 EXHIBIT NO.                 DESCRIPTION OF EXHIBIT                    NUMBER
 -----------                 ----------------------                  ----------
    10.15    (a) Warrant Agreement with Grotech Partners IV, L.P.
                 dated March 24, 1995.(1)
             (b) Warrant Agreement with Venrock Associates dated
                 March 24, 1995.(1)
             (c) Warrant Agreement with Southern Venture Fund II,
                 L.P. dated March 24, 1995.(1)
    10.16    Loan and Security Agreement with Silicon Valley Bank
             dated April 11, 1996.(1)
    10.17    First Amendment to Loan and Security Agreement with
              Silicon Valley Bank dated May  , 1996.(1)
    10.18    Revolving Promissory Note with Silicon Valley Bank
             dated April 11, 1996.(1)
    10.19    Securities Purchase, Conversion and Exchange
              Agreement with Grotech Partners IV, L.P., Grotech
              Partners III, L.P., Grotech III Companion Fund,
              L.P., Grotech III Pennsylvania Fund, L.P., Venrock
              Associates, Venrock Associates II, L.P., Southern
              Venture Fund II, L.P., Blue Chip Capital Fund
              Limited Partnership, Crisler Capital Company,
              Limited Partnership dated May 30, 1996.(1)
    10.20    Series C Subordinated Convertible Debentures
              Agreement of September 27, 1996(4)
    10.21    Promissory Note with Blue Chip Capital Fund Limited
              Partnership, dated October 7, 1996(4)
    10.22    Form of Warrant agreement with Blue Chip Capital Fund
              Limited Partnership(4)
    23.1     Consent of Ernst & Young LLP(6)
    23.2     Consent of Latham & Watkins (to be included in
             Exhibit 5.1).(5)
    27       Financial Data Schedule(3)

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(1) Previously filed with the Company's Registration Statement on Form SB-2, File No. 333-05871, filed June 12, 1996.
(2) Previously filed with Amendment No. 1 to the Registration Statement on Form SB-2, filed July 5, 1996.
(3) Previously filed with Amendment No. 2 to the Registration Statement on Form SB-2, filed July 23, 1996.
(4) Previously filed with Amendment No. 4 to the Registration Statement on Form SB-2 filed October 8, 1996.

(5) Previously filed with Amendment No. 5 to the Registration Statement on Form SB-2, filed October 15, 1996.

(6) Filed herewith.
** Subject to a request for confidential treatment; the entirety of this exhibit has been filed separately with the commission.